   As filed with the Securities and Exchange Commission on February 3, 1999
                                                Registration No. 333-68091

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           -------------------------
                                 PRE-EFFECTIVE
                               AMENDMENT NO.  1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ------------------------

                            1ST STATE BANCORP, INC.
            (Exact name of registrant as specified in its charter)

            VIRGINIA                              6035                            [APPLIED FOR]
   (State or other jurisdiction           (Primary standard industrial           (I.R.S. employer
of incorporation or organization)         classification code number)          identification number)

                              445 S. MAIN STREET
                       BURLINGTON, NORTH CAROLINA  27215
                                (336) 227-8861
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES C. MCGILL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            1ST STATE BANCORP, INC.
                              445 S. MAIN STREET
                       BURLINGTON, NORTH CAROLINA  27215
                                (336) 227-8861
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  COPIES TO:
                          Gary R. Bronstein, Esquire
                          Joel E. Rappoport, Esquire
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street, N.W., Suite 700
                            Washington, D.C.  20036

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box:[_]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===========================================================================================================================
     TITLE OF EACH CLASS                     AMOUNT          PROPOSED MAXIMUM    PROPOSED MAXIMUM        AMOUNT OF
        OF SECURITIES                         TO BE           OFFERING PRICE     AGGREGATE OFFERING     REGISTRATION
      TO BE REGISTERED                      REGISTERED         PER SECURITY          PRICE (1)              FEE
---------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01 per share    2,376,000 (2)         $20.00 (2)      $46,642,500 (2)         $12,966.62 (3)
===========================================================================================================================

(1)  Estimated solely for purposes of calculating the registration fee.
(2) Includes maximum number of shares to be sold to the public plus shares to be contributed to a charitable foundation. The price per share will be $15.00 if less than an aggregate of $34.0 million is sold and $20.00 if an aggregate of $34.0 million or greater is sold. Accordingly, the maximum aggregate offering price of $46,642,500 is based on a $20.00 per share price, and the amount to be registered of 2,376,000 is based on a $15.00 per share price.
(3) Registration fee of $11,863.65 paid upon initial filing of Form S-1 on November 30, 1998. Additional registration fee of $1,102.97 accompanies this Amendment No. 1 to account for the registration of additional shares.

PROSPECTUS

UP TO 2,376,000 SHARES OF COMMON STOCK

                                                         1st STATE BANCORP, INC.
                                              445 S. MAIN STREET
                                              BURLINGTON, NORTH CAROLINA  27215
                                              (336) 227-8861
================================================================================

1st State Bank is converting from a mutual savings bank to a stock commercial bank. As part of the transaction, 1st State Bank will become a subsidiary of 1st State Bancorp, Inc., a corporation we recently formed to serve as our holding company. As part of this process, we are offering shares of 1st State Bancorp, Inc. common stock to the public.
================================================================================
                             TERMS OF THE OFFERING

Ferguson & Company, an independent appraiser, has estimated the market value of the converted 1st State Bank to be between $28,050,000 and $37,950,000 which establishes the amount of stock to be sold. Subject to regulatory approval, we may increase the maximum amount offered by up to 15%. The purchase price will be $15.00 per share if we sell less than $34.0 million of common stock in the offering or $20.00 per share if we sell $34.0 million or more of common stock. Accordingly, at the minimum of the offering range, we are offering 1,870,000 shares at $15.00 per share, and at the maximum, as adjusted, of the offering range we are offering 2,182,125 shares at $20.00 per share. All investors will pay the same price per share in the offering. Based on these estimates, we are making the following offering of shares of common stock:

                                                                               Per Share                    Total
                                                                           ----------------            -----------------
      .           Purchase price:  minimum to maximum, as adjusted          $15.00 to $20.00       $28,050,000 to $43,642,500

      .           Offering expenses, including underwriting discounts
                  and commissions: minimum to maximum, as adjusted          $.54 to $.56           $1,013,000 to $1,227,000

      .           Net proceeds:  minimum to maximum, as adjusted            $14.46 to $19.44       $27,037,000 to $42,415,500

PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 1 OF THIS DOCUMENT.

These securities are not deposits or accounts and are not insured or guaranteed by the FDIC or any other government agency. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

Neither the Securities and Exchange Commission, the Administrator, the FDIC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have received conditional approval to list the common stock on the Nasdaq National Market under the symbol "FSBC."

The underwriters, Trident Securities, Inc., must sell the minimum amount of securities ($28,050,000 of common stock) if any are sold. The underwriters are required to use only their best efforts to sell the maximum amount of securities offered ($43,642,500 of common stock).

If you purchase stock through priority subscription rights we have granted you, we must receive your order no later than 12:00 Noon, Eastern Time, on __________, 1999. We may also offer shares in a community offering to persons who do not have priority subscription rights. We may terminate the community offering at any time without notice. Pending completion or termination of the offering, we will place funds we receive for stock purchases in a segregated savings account at 1st State Bank, and we will pay interest at our passbook rate on those funds for the period the funds are held until we complete or terminate the offering.

FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT (336)
___-____.

                           TRIDENT SECURITIES, INC.

                             ______________, 1999

                      [INSIDE FRONT COVER OF PROSPECTUS]

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................
Risk Factors...............................................................
Selected Consolidated Financial Information and Other Data.................
Recent Developments........................................................
Proposed Management Purchases..............................................
Use of Proceeds............................................................
Dividend Policy............................................................
Market for the Common Stock................................................
Capitalization.............................................................
Historical and Pro Forma Regulatory Capital Compliance.....................
Pro Forma Data.............................................................
Comparison of Valuation and Pro Forma Information with No Foundation.......
The Conversion.............................................................
Management's Discussion and Analysis of Financial Condition and Results of
Operations.................................................................
Business of 1st State Bancorp, Inc.........................................
Business of 1st State Bank.................................................
Regulation.................................................................
Taxation...................................................................
Management of 1st State Bancorp............................................
Management of 1st State Bank...............................................
Restrictions on Acquisition of 1st State Bancorp and 1st State Bank........
Anti-Takeover Provisions in Our Corporate Documents........................
Description of Capital Stock...............................................
Registration Requirements..................................................
Legal Matters..............................................................
Tax Opinions...............................................................
Experts....................................................................
Additional Information.....................................................
Index to Consolidated Financial Statements.................................

       Please see the Glossary beginning on page A-1 for the meaning of capitalized terms.

          [MAP OF OUR MARKET AREA APPEARS HERE. THE MAP DEPICTS ALL OF NORTH CAROLINA, WITH ALAMANCE COUNTY SHADED, AND ALSO CONTAINS A LARGER VIEW OF ALAMANCE COUNTY DEPICTING LARGER CITIES AND TOWNS AND OUR OFFICE LOCATIONS. THE MAP ALSO SETS FORTH THE ADDRESS OF EACH OF OUR OFFICES.]

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements of 1st State Bank. References in this document to the "Bank," "we," "us," and "our" refer to 1st State Bank. Where appropriate, "us" or "our" refers collectively to 1st State Bancorp, Inc. and 1st State Bank. References in this document to "1st State Bancorp" refer to 1st State Bancorp, Inc.

1ST STATE BANCORP, INC.

     We founded 1st State Bancorp, Inc. to be the holding company for 1st State Bank following the conversion. 1st State Bancorp is not an operating company and has not engaged in any significant business to date. 1st State Bancorp's executive offices are located at 445 S. Main Street, Burlington, North Carolina 27215, and its main telephone number is (336) 227-8861.

1ST STATE BANK

     Founded in 1914, we are a community and customer oriented North Carolina-chartered savings bank headquartered in Burlington, North Carolina. We have five full service branch offices located in north central North Carolina on the Interstate 85 corridor between the Piedmont Triad and Research Triangle. We conduct most of our business in Alamance County, North Carolina.

     Our business consists principally of attracting deposits from the general public and investing these funds in loans secured by single-family residential and commercial real estate, secured and unsecured commercial loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of the interest we pay on deposits and borrowed funds. We also earn income from miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. At September 30, 1998, we had total assets of $288.2 million, deposits of $235.7 million and total net worth of $26.0 million.

     Our executive offices are located at 445 S. Main Street, Burlington, North Carolina 27215, and our main telephone number is (336) 227-8861.

THE CONVERSION

     The conversion is a series of transactions by which we will convert from our current status as a mutual savings bank to a North Carolina commercial bank. Following the conversion, we will retain our current name "1st State Bank," but we will be a subsidiary of 1st State Bancorp. As a commercial bank, we intend to continue to follow our same business strategies, and we will be subject to the regulation and supervision of the FDIC and the Commission.

     As part of the conversion process, we are offering between $28,050,000 and $37,950,000 of 1st State Bancorp common stock. The purchase price will be $15.00 per share if we sell less than $34.0 million of common stock in the offering or $20.00 per share if we sell $34.0 million or more of common stock. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $43,642,500 without any further notice to you if market or financial conditions change prior to the completion of the conversion.

     Depositor and borrower members as of certain eligibility dates will receive priority subscription rights to purchase shares in the offering. See "The Conversion -- Subscription Rights" for a description of the priority categories. We will offer any remaining shares in a community offering to persons who do not receive priority subscription rights.

                                      (i)

SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

     You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

     The offering range is based on an independent appraisal of our pro forma market value following the conversion by Ferguson & Company, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is our estimated market value assuming the sale of shares in this offering. Ferguson & Company has estimated that in its opinion as of January 27, 1999 the value was between $28.1 million and $38.0 million, with a midpoint of $33.0 million. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering. The purchase price will be $15.00 per share if we sell less than $34.0 million of common stock in the offering or $20.00 per share if we sell $34.0 million or more of common stock. The price per share was determined by our board of directors. Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 1,870,000 shares at $15.00 per share, and at the maximum, as adjusted, of the offering range we are offering 2,182,125 shares at $20.00 per share. The appraisal will be updated prior to the completion of the conversion. If the pro forma market value of the common stock at that time is either below $28.1 million or above $43.6 million, we will notify you, and you will have the opportunity to modify or cancel your order. See "The Conversion -- Stock Pricing and Number of Shares to be Issued" for a description of the factors and assumptions used in determining the stock price and offering range.

     Two of the measures investors utilize to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. Ferguson & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as stockholders' equity, and represents the difference between the issuer's assets and liabilities. The ratio of the offering price to 1st State Bancorp's pro forma book value ranges from 60.4% to 73.1%, and the offering price represents between 9.4 and 13.4 times 1st State Bancorp's pro forma earnings for the year ended September 30, 1998. See "Pro Forma Data" for a description of the assumptions we made in making these calculations.

THE AMOUNT OF STOCK YOU MAY PURCHASE

     The minimum purchase is $500. You may purchase no more than $1,000,000. In determining whether you have exceeded the maximum purchase limitation, we will include amounts purchased by individuals on joint accounts with you or having the same address as you on our records, as well as amounts purchased by your related interests or related persons and those with whom you are acting in concert. We may decrease or increase the maximum purchase limitation without notifying you.

                                     (ii)

HOW WE WILL PRIORITIZE ORDERS IF WE RECEIVE ORDERS FOR MORE SHARES THAN ARE AVAILABLE

     You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups in order of priority.

     . ELIGIBLE ACCOUNT HOLDERS - Depositors who had a deposit account with us on December 31, 1994 with a balance of at least $50.00. Any remaining shares will be offered to:

     . OUR EMPLOYEE STOCK OWNERSHIP PLAN. Any remaining shares will be offered to:

     . SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Depositors who had a deposit account with us on December 31, 1998 with a balance of at least $50.00. Any remaining shares will be offered to:

     . OTHER MEMBERS - Other depositors and certain borrowers of ours, as of __________, 1999.

     If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to people who live in Alamance County, North Carolina.

TERMINATION OF THE OFFERING

     If you are purchasing stock through priority subscription rights we have granted you, we must receive your order no later than 12:00 Noon, Eastern Time, on __________, 1999. We may also offer shares in a community offering to persons who do not have priority subscription rights. We may terminate the community offering at any time without notice. Pending completion or termination of the offering, we will place funds we receive for stock purchases in a segregated savings account at 1st State Bank, and we will pay interest at our passbook rate on those funds for the period the funds are held until we complete or terminate the offering.

DIVIDENDS

     We intend to pay an annual cash dividend of $.40 per share, payable quarterly at $.10 per share. We expect to begin paying dividends following the first full quarter after the conversion. For a discussion of our anticipated dividend policy, including restrictions on our ability to pay dividends, see "Dividend Policy."

MARKET FOR THE COMMON STOCK

     We have received conditional approval to list the common stock on the Nasdaq National Market under the symbol "FSBC". For additional information about the market and trading of the common stock, see "Market for the Common Stock."

RISKS IN OWNING THE COMMON STOCK

     Before you decide to purchase stock in the offering, you should read this entire document, including the Risk Factors section beginning on page 1 of this document.

     The shares of common stock we are offering:

     .    Are not deposit accounts;

     . Are not insured or guaranteed by the FDIC or any other government agency; and

     .    Are not guaranteed by us.

     The common stock is subject to investment risk, including the possible loss of principal invested.

                                     (iii)

WHY WE ARE CONVERTING

     With the holding company structure, we will have the ability to plan and develop long-term growth opportunities and to access the capital markets more easily in the future. The offering will increase our capital and the amount of funds available to us for lending and investment. This will give us greater flexibility to diversify operations and expand into other geographic markets, if we choose to do so. If our earnings are sufficient in the future, you might also receive dividends and benefit from the long-term appreciation of our stock price. Conversion to a commercial bank charter will enable us to continue to pursue our expanding lines of business by increasing our investment in commercial real estate loans, commercial loans and consumer loans.

USE OF PROCEEDS FROM THE SALE OF THE COMMON STOCK

     We will use the net proceeds from the offering as follows:

     . 8% will be loaned to our employee stock ownership plan to fund its purchase of common stock

     .    46% will be invested in 1st State Bank

     . 46% will be retained by 1st State Bancorp for general corporate purposes and may be used to pay dividends to stockholders or to repurchase stock

     The proceeds to be invested in 1st State Bank will be available for general corporate purposes, including the continued expansion of our retail banking franchise through continued growth in the loan portfolio, the opening of new branches, deposit or bank acquisitions, and the purchase of investment securities. See "Use of Proceeds" for a more specific discussion of our use of the net proceeds.

$2.2 MILLION TO $3.0 MILLION CHARITABLE FOUNDATION

     In furtherance of our long-standing commitment to our local community, we will establish a charitable foundation which will be dedicated to charitable and community service causes within our community. We will contribute up to 8% of the amount of common stock we sell in the offering to the foundation, subject to a limit of $3,000,000. We expect to realize an after-tax expense of between $1.5 million and $2.0 million during the quarter ended March 31 or June 30, 1999 as a result of our contribution to the foundation. We contributed $151,000 to charity during the year ended September 30, 1998 and $106,000 during the year ended September 30, 1997. See "Risk Factors -- The Expense and Dilutive Effect of the Contribution of Shares to the Charitable Foundation" and "The Conversion --Establishment of the Foundation" for an explanation on how a contribution to the foundation might affect your ownership interest in 1st State Bancorp.

BENEFITS TO MANAGEMENT FROM THE OFFERING

     Our full-time employees will participate in the offering through the purchase of stock by our employee stock ownership plan, which is a plan that buys shares of stock and then allocates the stock to employees over a period of time. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management of 1st State Bank -- Executive Compensation -- Employee Stock Ownership Plan." Following the conversion, we also intend to implement a restricted stock plan and a stock option plan, which will benefit our officers and directors. These plans will not be adopted until at least six months after the conversion. If we adopt a restricted stock plan, our executive officers and directors will be awarded shares of common stock at no cost to them. The following table summarizes the benefits directors and management will receive from the conversion at the midpoint of the offering range:

                                     (iv)

                                                               % of
                                                           Shares Issued
                                                            Plus Shares         Value of Shares      Pages in Prospectus
                                 Individuals Eligible        Contributed       Based on Midpoint     Where You Can Find
Plan                              to Receive Awards         to Foundation      of Offering Range     Further Information
----                             --------------------      --------------      -----------------     -------------------
Employee stock ownership plan    All employees                    8%               $2,851,200
Restricted stock plan            Directors and officers           4%                1,425,600
Option plan                      Directors and officers          10%                   N/A

     We have entered into employment agreements with our three senior executive officers. The agreements provide that the officers would receive severance payments up to a total of $2.2 million if 1st State Bancorp is acquired and they lose their jobs in the acquisition.

OBTAINING FURTHER INFORMATION

     For further information, you may contact:

                           STOCK INFORMATION CENTER
                            1ST STATE BANCORP, INC.
                              445 S. MAIN STREET
                       BURLINGTON, NORTH CAROLINA  27215
                                (336) ___-____

                                      (v)

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO INVEST IN THE COMMON STOCK. CERTAIN STATEMENTS IN THIS DOCUMENT ARE FORWARD-LOOKING AND ARE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES SUCH AS "INTENDED," "WILL BE POSITIONED," "EXPECTS," IS OR ARE "EXPECTED," "ANTICIPATES," AND "ANTICIPATED" AND OTHER WORDS AND PHRASES OF SIMILAR MEANING. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT EXPECTATIONS. TO THE EXTENT ANY OF THE INFORMATION CONTAINED IN THIS DOCUMENT CONSTITUTES A FORWARD-LOOKING STATEMENT, THE RISK FACTORS SET FORTH BELOW ARE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT.

RISKS RELATED TO COMMERCIAL AND CONSUMER LENDING

     We generally invest a greater proportion of our assets in loans secured by commercial real estate, commercial loans and consumer loans than typical savings institutions that invest a greater proportion of their assets in loans secured by single-family residences. Commercial real estate loans and commercial loans generally involve a higher degree of credit risk than residential mortgage lending due primarily to the large amounts loaned to individual borrowers. Losses incurred on loans to a small number of borrowers could have a material adverse impact on our income and financial condition. In addition, unlike residential mortgage loans, commercial and commercial real estate loans depend on the cash flow from the property or the business to service the debt. Cash flow may be significantly affected by general economic conditions.
Furthermore, we continue to originate loans where repayment is based largely on the liquidation of assets securing the loan, such as inventory and accounts receivable. These loans carry an even higher incremental risk of loss, as their repayment is often dependent solely on the financial performance of the persons that owe money to our borrower. Consumer lending is riskier than residential mortgage lending because consumer loans are either unsecured or secured by assets that depreciate in value. See "Business -- Lending Activities" for information as to the percentage of loans invested in commercial real estate, commercial and consumer loans and the outstanding balances of our largest loans. Our business plan calls for continued efforts to increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans.

POTENTIALLY ADVERSE IMPACT OF INTEREST RATES

     Our ability to earn a profit, like that of most financial institutions, depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans and investments, and the interest expense we pay on our interest-bearing liabilities, such as deposits. Our profitability depends on our ability to manage our assets and liabilities during periods of changing market interest rates.

     A sustained decrease in market interest rates could adversely affect our earnings. When interest rates decline, borrowers tend to refinance higher-rate, fixed-rate loans at lower rates. Under those circumstances, we would not be able to reinvest those prepayments in assets earning interest rates as high as the rates on the prepaid loans or investment securities. In addition, our commercial real estate and commercial loans, which carry interest rates that adjust in accordance with changes in the prime rate, will adjust to lower rates.


ANTICIPATED LOW RETURN ON EQUITY

     Net income divided by average equity, known as "return on average equity " is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in previous years until we are able to increase our balance sheet by adding loans and deposits, thereby increasing net interest income. Our return on equity will be reduced by increased equity from the conversion and increased expenses due to added expense associated with our employee stock ownership plan, the costs of being a public company and, later on, our restricted stock plan.

     To grow and thereby improve return on equity, we may seek to either establish one or more new branches or acquire another financial institution or branches of another financial institution. We cannot assure you that we will be able to generate growth or identify attractive acquisition candidates, acquire such candidates on favorable terms or successfully integrate any acquired institutions or branches. Our ability to establish new branch offices depends on whether we can identify advantageous branch office locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches also typically entail start-up expenses. Our ability to acquire other financial institutions or branches depends on whether we can identify, acquire and integrate such institutions or branches. There appear to be few acquisition opportunities for us in Alamance County.

THE EXPENSE AND DILUTIVE EFFECT OF THE CONTRIBUTION OF SHARES TO THE CHARITABLE FOUNDATION

     We are establishing a charitable foundation and contributing to the foundation up to 8% of the shares of common stock sold in the offering. The contribution to the foundation will reduce our earnings in 1999, the fiscal year in which the foundation is to be established and the contribution made, by between $1.5 million and $2.0 million. Assuming the maximum contribution of $3,000,000 of common stock, if the foundation had been established and the contribution made during the year ended September 30, 1998, we would have reported net income of approximately $541,000 rather than reporting net income of approximately $2.5 million for the year ended September 30, 1998. In addition, 1st State Bancorp stockholders will have their ownership and voting interests diluted by between 6.4% and 7.4%. The number of shares of common stock to be contributed to the foundation will equal between 7.4% and 6.4% of the shares that will be outstanding following the conversion. See "The Conversion -- Establishment of the Foundation" for a more detailed discussion of the effects the establishment of the foundation would have on stockholders' interests and on our earnings.

CONCENTRATION OF OUR BUSINESS IN ALAMANCE COUNTY

     We conduct most of our business in Alamance County in North Carolina. Despite recent diversification, the economy in Alamance County continues to be heavily dependent on the textile industry. A downturn in the textile industry could adversely affect the economy in Alamance County, which could adversely affect our earnings and reduce the demand for loans and deposits. The NAFTA legislation passed by Congress also appears to be having a negative impact on the textile industry of Alamance County, affecting or potentially affecting borrowers in the textile industry and borrowers employed by local textile companies.

STRONG COMPETITION WITHIN ALAMANCE COUNTY

     Competition in the banking and financial services industry is intense. Our profitability depends upon our continued ability to successfully compete. We compete in Alamance County with commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide.

RISK TO STOCK VALUE FROM OUR ABILITY TO IMPEDE POTENTIAL TAKEOVERS

     Provisions in our corporate documents and in Virginia corporate law, as well as certain federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

     . restrictions on the acquisition of 1st State Bancorp's equity securities and limitations on voting rights

     . the classification of the terms of the members of the board of directors

     .    certain provisions relating to meetings of stockholders

     . denial of cumulative voting by stockholders in the election of directors

     . the ability to issue preferred stock and additional shares of common stock without shareholder approval

     . super-majority voting provisions for the approval of certain business combinations

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of 1st State Bancorp and 1st State Bank" and "Anti-takeover Provisions in Our Corporate Document" for a description of anti-takeover provisions in our corporate documents and under Virginia law and federal regulations.

     Also contributing to our ability to impede potential takeovers will be the large amount of stock to be owned by our directors, executive officers and employees. Our directors and executive officers, our employee stock ownership plan and our restricted stock plan, if implemented, intend to purchase approximately $13.0 million of common stock. This will total 36.6% of the outstanding shares at the midpoint of the offering range. In addition, the foundation will own between 6.4% and 7.4% of the outstanding common stock. The foundation must vote these shares in the same proportion as all other
outstanding shares are voted.   These purchases, along with potential purchases
through future stock options, could make it difficult to obtain majority support for stockholder proposals we oppose. In addition, by voting these shares we could block the approval of transactions requiring the approval of 80% of the stockholders. Examples of transactions we could block are certain business combinations or amendments to our corporate documents. For a description of our employee stock benefit plan, restricted stock plan and stock option plan and the conditions governing the issuance of stock under these plans, see "Management of 1st State Bank -- Executive Compensation --Employee Stock Ownership Plan," " -- Proposed Future Stock Benefit Plans -- Stock Option Plan" and " -- Restricted Stock Plan."

POTENTIAL COST OF FUTURE EMPLOYEE STOCK BENEFIT PLANS

     We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, including shares contributed to the foundation, with funds borrowed from 1st State Bancorp. The cost of acquiring the employee stock ownership plan shares will be between $2.4 million, and $3.7 million. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan may increase. In addition, it is possible that we will implement a restricted stock plan, under which officers and directors could be awarded (at no cost to them) up to an aggregate of 4% of the shares issued in the conversion, including shares contributed to the foundation. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $1.2 million and $1.9 million.

POSSIBLE DILUTIVE EFFECT OF EMPLOYEE STOCK BENEFIT PLANS

     If the conversion is completed and stockholders subsequently approve a restricted stock plan and a stock option plan, we will issue stock to our officers and directors through these plans. If the shares for the restricted stock plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 4% and the trading price of our stock may be reduced. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management of 1st State Bank -- Proposed Future Stock Benefit Plans -- Stock Option Plan" and "--Restricted Stock Plan" for a description of the plans. These plans will also involve additional expense. See "--Anticipated Low Return on Equity" for a more detailed discussion of the increased expenses we will incur after the conversion and how this increase could decrease our return on equity.

VALUATION NOT INDICATIVE OF FUTURE PRICE OF COMMON STOCK

     We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion -- How We Determined the Price Per Share and the Offering Range" for the assumptions Ferguson & Company used in determining the appraisal.

POSSIBLE ADVERSE TAX CONSEQUENCES OF SUBSCRIPTION RIGHTS

     Should the Internal Revenue Service determine that the subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. Ferguson & Company has given us their opinion that the subscription rights granted to eligible members in the conversion have no value. This opinion is not binding on the Internal Revenue Service, however.

POTENTIAL STOCK PRICE DECLINE DUE TO STOCK MARKET VOLATILITY

     Due to possible continued market volatility and to other factors, including certain Risk Factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by Ferguson & Company. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.

NO OPINION OR RECOMMENDATION BY SALES AGENT; BEST EFFORTS OFFERING

     We have engaged Trident Securities to consult with and advise us with respect to the conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of common stock in the offering. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the suitability of the common stock as an investment or the appropriateness of the amount of common stock to be issued in the conversion. Our engagement of Trident Securities and the work they performed, including their due diligence investigation, should not be construed by purchasers of the common stock as constituting an opinion or recommendation relating to investment in the common stock offered by this document.

POTENTIAL INABILITY TO MAKE TECHNOLOGICAL ADVANCES; CONSEQUENCES OF YEAR 2000 COMPUTER FAILURE

     Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Many of our competitors have far greater resources than we have to invest in technology.

     Our operations are also dependent on computers and computer systems, whether we maintain them internally or they are maintained by a third party. Systems that do not properly recognize the correct year could produce faulty data or cause a system to fail. We cannot assure you that we, our customers and our third party providers will be successful in making all necessary changes to avoid computer system failures related to the year 2000. Such failures may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to properly reconcile and record daily activity or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to us could be adversely affected. For a further discussion of our efforts to prepare for Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

OPERATIONS ARE SUBJECT TO REGULATORY CHANGES

     We are subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Commission, the FDIC, the Federal Reserve Board or the U.S. Congress, could have a significant impact on us and our operations.

     There is legislation pending in the U.S. Congress that calls for the modernization of the banking system and that would significantly affect the
operations and regulatory structure of the financial services industry.   At
this time, we do not know what form the final legislation might take, but if enacted into law, the legislation could affect our competitive environment as well as our business and operations. See "Regulation --Depository Institution Regulation --Proposed Legislative and Regulatory Changes" for a description of the provisions of this proposed legislation.

RISK OF LOSS OF PRINCIPAL

     The shares of common stock offered by this document are not savings accounts or deposits and are not insured or guaranteed by the FDIC, the SAIF or any other governmental agency, and involve investment risk, including the possible loss of principal.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA


     The following summary consolidated financial information is derived from our audited consolidated financial statements. The following information is only a summary, and you should read it in conjunction with our consolidated financial statements and the notes to our consolidated financial statements, which you can find beginning on page F-1 of this Prospectus.

SELECTED FINANCIAL CONDITION DATA

                                                                          At September 30,
                                                       --------------------------------------------------------
                                                         1998      1997      1996      1995          1994
                                                       --------  --------  --------  --------  ----------------
                                                                            (In thousands)

Total assets.........................................  $288,223  $258,509  $235,138  $222,916          $208,332
Loans receivable.....................................   196,782   197,122   173,849   171,093           154,195
Loans held for sale, at lower of cost or fair value..     7,540       684     2,377        --                --
Cash and cash equivalents............................    31,077    14,990     9,754     7,550             4,858
Investment securities:
    Available for sale...............................     9,858    11,320    16,024    16,307            19,004
    Held to maturity.................................    30,195    23,482    21,685    17,649            18,197
Deposit accounts.....................................   235,694   229,341   209,707   200,769           188,309
Advances from Federal Home Loan Bank.................    20,000     1,000     1,000        --             1,000
Net worth (1)........................................    25,966    23,277    20,629    19,151            16,530
--------

(1) Consists of retained income, substantially restricted, and net unrealized gains or losses on securities available for sale.


SELECTED OPERATING DATA

                                                  Year Ended September 30,
                                       -------------------------------------------
                                          1998     1997     1996     1995     1994
                                       -------  -------  -------  -------  -------
                                                       (In thousands)
Total interest income................  $20,708  $19,061  $17,395  $16,146  $13,374
Total interest expense...............   11,071    9,799    9,453    8,584    7,175
                                       -------  -------  -------  -------  -------
Net interest income..................    9,637    9,262    7,942    7,562    6,199
Provision for loan losses............      477      261      281      454      240
                                       -------  -------  -------  -------  -------
Net interest income after provision
 for loan losses.....................    9,160    9,001    7,661    7,108    5,959
Other income.........................    1,497    1,468    1,179    1,600      295
Operating expenses...................    6,774    6,473    6,403    5,006    4,316
                                       -------  -------  -------  -------  -------
Income before income taxes...........    3,883    3,996    2,437    3,702    1,938
Income taxes.........................    1,362    1,447      841    1,378      686
                                       -------  -------  -------  -------  -------
Net income...........................  $ 2,521  $ 2,549  $ 1,596  $ 2,324  $ 1,252
                                       =======  =======  =======  =======  =======

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                                      At or for the
                                                                                 Year Ended September 30,
                                                          -------------------------------------------------------------
                                                                1998          1997      1996     1995         1994
                                                          ----------------  ---------  -------  -------  --------------
PERFORMANCE RATIOS:
 Return on average assets (net income divided
   by average total assets)...........................                0.92%      1.03%    0.70%    1.07%           0.60%
 Return on average net worth (net income
   divided by average net worth)......................               10.20      11.34     7.92    12.94            7.75
 Interest rate spread (combined weighted average
   interest rate earned less combined weighted
   average interest rate cost)........................                3.45       3.70     3.41     3.45            3.06
 Net interest margin (net interest income divided by
   average interest-earning assets)...................                3.77       4.00     3.68     3.68            3.20
 Ratio of average interest-earning assets
   to average interest-bearing liabilities............              107.42     106.99   106.25   105.61          103.88
 Ratio of operating expenses to average total assets..                2.48       2.62     2.80     2.30            2.07

ASSET QUALITY RATIOS:
 Nonperforming assets to total assets
   at end of period...................................                0.09       0.10     0.12     1.64            1.58
 Nonperforming loans to total loans
   at end of period...................................                0.13       0.13     0.16     2.11            0.06
 Allowance for loan losses to total
   loans at end of period.............................                1.61       1.38     1.42     1.28            1.13
 Allowance for loan losses to nonperforming
   loans at end of period.............................            1,227.38   1,063.32   866.67    60.72        1,784.85
 Provision for loan losses to total loans.............                0.24       0.13     0.16     0.26            0.15
 Net charge-offs to average loans
   outstanding........................................                  --         --       --       --            0.01

CAPITAL RATIOS:
 Net worth to total assets at
   end of period......................................                9.01       9.00     8.77     8.59            7.93
 Average net worth to average assets..................                9.05       9.10     8.80     8.25            7.75


                                                                                     At September 30,
                                                                  ------------------------------------------------
                                                                      1998       1997     1996     1995       1994
                                                                  --------   --------   ------   ------   --------
Number of:
  Loans outstanding...................................               6,253      6,410    6,404    6,675      6,848
  Deposit accounts....................................              26,066     26,924   27,187   27,850     27,399
  Offices open (1)....................................                   6          6        6        5          5

--------
(1)  All offices are full service offices.

                              RECENT DEVELOPMENTS

     The following consolidated financial information is only a summary and you should read it in conjunction with our consolidated financial statements and the notes to our consolidated financial statements, which you can find beginning on page F-1 of this Prospectus. The selected financial condition data at September 30, 1998 is derived from our audited consolidated financial statements. All other data has been derived from unaudited financial statements. In our opinion, the unaudited information reflects all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation. The operating data for the three months ended December 31, 1998 does not necessarily predict the results we may achieve in the future.

SELECTED FINANCIAL CONDITION DATA

                                                       At            At
                                                 December 31,  September 30,
                                                     1998          1998
                                                 ------------  -------------
                                                       (In thousands)
Total assets...................................      $291,249       $288,223
Loans receivable...............................       189,142        196,782
Loans held for sale, at lower of cost or fair
   value.......................................         6,185          7,540
Cash and cash equivalents......................        27,225         31,077
Investment securities:
   Available for sale..........................        12,733          9,858
   Held to maturity............................        42,935         30,195
Deposit accounts...............................       237,394        235,694
Advances from Federal Home Loan Bank...........        20,000         20,000
Net worth (1)..................................        26,707         25,966

--------------------

(1) Consists of retained income, substantially restricted, and net unrealized gains or losses on securities available for sale.


SELECTED OPERATING DATA


                                                         For the Three Months
                                                          Ended December 31,
                                                          -----------------

                                                         1998            1997
                                                         ----            ----
(In thousands)
Total interest income.................................  $5,124           $4,983
Total interest expense................................   2,846            2,620
                                                        ------           ------
Net interest income...................................   2,278            2,363
Provision for loan losses.............................      60               60
                                                        ------           ------
Net interest income after provisions for loan losses..   2,218            2,303
Other income..........................................     665              391
Operating expenses....................................   1,718            1,497
                                                        ------           ------
Income before income taxes............................   1,165            1,197
Income taxes..........................................     414              439
                                                        ------           ------
Net income............................................  $  751           $  758
                                                        ======           ======

SELECTED FINANCIAL RATIOS AND OTHER DATA


                                                          At or for the Three
                                                       Months Ended December 31,
                                                       ------------------------

                                                            1998(1)     1997(1)
                                                            ----        ----
PERFORMANCE RATIOS:
 Return on average assets (net income divided
  by average total assets)..............................    1.04%      1.16%
 Return on average net worth (net income
  divided by average net worth).........................   11.39      12.82
 Interest rate spread (combined weighted average
  interest rate earned less combined weighted
  average interest rate cost)...........................    2.96       3.53
 Net interest margin (net interest income divided by
  average interest-earning assets)......................    3.36       3.88
 Ratio of average interest-earning assets
  to average interest-bearing liabilities...............  109.50     108.26
 Ratio of operating expenses to average total assets....    2.38       2.29

ASSET QUALITY RATIOS:
 Nonperforming assets to total assets at end of period..    0.16       0.16
 Nonperforming loans to total loans at end of period....    0.24       0.21
 Allowance for loan losses to total
  loans at end of period................................    1.71       1.38
 Allowance for loan losses to nonperforming
  loans at end of period................................  723.72     675.39
 Provision for loan losses to total loans...............    0.13       0.12
 Net charge-offs to average loans outstanding...........    0.03         --

CAPITAL RATIOS:
 Net worth to total assets at end of period.............    9.17       9.27
 Average net worth to average assets....................    9.12       9.06
------------


(1)   Annualized.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND SEPTEMBER 30,
1998

     Total assets increased by $3.0 million, or 1.05% from $288.2 million at
September 30, 1998 to $291.2 million at December 31, 1998.   Asset growth was
funded during the period by an increase of $1.7 million in deposits, as deposits increased from $235.7 million at September 30, 1998 to $237.4 million at December 31, 1998.

     Investment securities, both available for sale and held to maturity, increased a combined total of $15.6 million, or 39.0%, from $40.1 million at September 30, 1998 to $55.7 million at December 31, 1998. During the quarter ended December 31, 1998, we purchased $19.8 million of short-term government agency securities to invest excess liquidity. The increased liquidity resulted from loan sales during the quarter. Cash and cash equivalents decreased $3.9 million, or 12.4%, from $31.1 million at September 30, 1998 to $27.2 million at December 31, 1998.

     Interest rates continued to be low during the quarter, which encouraged borrowers to refinance their mortgage loans into fixed-rate loans. As a result, we originated $17.1 million in loans held for sale during the quarter. We sold $19.1 million of loans held for sale during the quarter. As a result, our loans held for sale decreased $1.4 million, or 18.0%, from $7.5 million at September 30, 1998 to $6.2 million at December 31, 1998. In addition, our loans receivable, net decreased by $7.6 million, or 3.9%, from $196.8 million at September 30, 1998 to $189.1 million at December 31, 1998.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 1998 AND 1997

     Net Income. We had $751,000 of net income for the quarter ended December 31, 1998, compared to $758,000 of net income for the quarter ended December 31, 1997, representing a decrease of $7,000, or 0.9%. The principal reason for the decrease was an $85,000 decrease in net interest income.

     Interest Income. Total interest income was $5.1 million for the quarter ended December 31, 1998, as compared to $5.0 million for the quarter ended December 31, 1997, representing an increase of $141,000, or 2.8%. Average interest-earning assets increased by $27.8 million, or 11.4%, from $243.8 million for the quarter ended December 31, 1997 to $271.6 for the quarter ended December 31, 1998.

     Interest Expense. Total interest expense was $2.8 million for the quarter ended December 31, 1998, as compared to $2.6 million for the quarter ended December 31, 1997, representing an increase of $226,000, or 8.6%. Average interest-bearing liabilities increased $23.2 million, or 10.3%, from $224.8 million for the quarter ended December 31, 1997 to $248.0 million for the quarter ended December 31, 1998.

     Net Interest Income. Despite our increases in net earning assets of $4.6 million, our net interest rate spread decreased from 3.53% to 2.96% and the net interest margin decreased from 3.88% to 3.36%. These decreases reflected our increased level of investment securities and our decreased level of loans. Loans generally carry higher interest rates than investment securities.

     Provision for Loan Losses. We provided $60,000 for loan losses during each of the quarters ended December 31, 1998 and 1997.

     Other Income. Other income increased $274,000, or 70.1%, from $391,000 for the quarter ended December 31, 1997 to $665,000 for the quarter ended December 31, 1998. As interest rates continued to remain low, we sold $19.1 million of loans during the quarter to reduce our interest rate risk associated with long-term fixed-rate mortgages. We recognized income of $337,000 from the origination and sale of these loans. This is an increase of $290,000, or 617.0%, from the same quarter in the prior year.

     Operating Expenses. Total operating expenses increased $221,000, or 14.8%, from $1.5 million for the quarter ended December 31, 1997 to $1.7 million for the quarter ended December 31, 1998. Compensation expense increased $100,000, or 10.0%, from $1.0 million for the quarter ended December 31, 1997 to $1.1 million for the quarter ended December 31, 1998.

                         PROPOSED MANAGEMENT PURCHASES

     The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates. The table assumes that we will sell $33.0 million of common stock, the midpoint of the offering range, and that 176,000 shares are issued to the foundation.

                                                                          Percent          Approximate
                                                         Total           of Total           Aggregate
Name and Position                                       Shares        Outstanding (1)     Purchase Price
-----------------                                       ------        ---------------     --------------
James A. Barnwell, Jr., Director                          66,666           2.8%             $ 1,000,000
Bernie C. Bean, Director                                  33,333           1.4                  500,000
Richard C. Keziah, Chairman of the Board                  63,333           2.7                  950,000
James G. McClure, Director                                66,666           2.8                1,000,000
James C. McGill, President, Chief Executive               66,666           2.8                1,000,000
 Officer and Director
T. Scott Quakenbush, Director                             66,666           2.8                1,000,000
Richard H. Shirley, Director                              50,000           2.1                  750,000
Virgil L. Stadler, Director                               66,666           2.8                1,000,000
A. Christine Baker, Executive Vice President-
 Chief Financial Officer                                  43,334           1.8                  650,000
Fairfax C. Reynolds, Executive Vice President-
 Commercial & Retail Banking                              43,334           1.8                  650,000
John D. Hansell, Manager-First Capital Services LLC        3,333            .2                   50,000
Frank Gavigan, Senior Vice President-Senior               13,333            .6                  200,000
 Credit Officer

All directors and executive officers, as a
 group (12 persons) and their associates                 583,330          24.6                8,750,000

 Employee stock ownership plan                           190,080           8.0                2,851,200
 Restricted stock plan  (2)                               95,040           4.0                1,425,600
 Foundation                                              176,000  (3)      7.4                      N/A  (3)
                                                       ---------          ----              -----------
     Total (4)                                         1,044,450          44.0%             $13,026,800
                                                       =========          ====              ===========

-------------------------

(1) Percentages are based on the sale of 2,200,000 shares at $15.00 per share at the midpoint of the offering range and the issuance of 176,000 additional shares to the foundation.

(2) Consists of shares that are expected to be awarded to participants in a restricted stock plan, if implemented. The dollar amount of the common stock to be purchased by the restricted stock plan is based on the purchase price in the offering and does not reflect possible future increases or decreases in the value of the stock. See "Management of 1st State Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan" for a description of this plan. The shares awarded could be newly issued shares or shares purchased in the open market in our sole discretion. In preparing this table, we assumed that the shares are purchased in the open market. Any sale of newly issued shares to the restricted stock plan would be dilutive to existing stockholders. See "Risk Factors -- Possible Dilutive Effect of Future Employee Stock Benefit Plans" describing how issuance of stock under these plans may dilute stockholders' ownership interests.

(3)  Shares will be donated to the foundation.

(4) Does not include shares that possibly would be purchased by participants in a stock option plan, intended to be implemented, under which directors, executive officers and other employees would be granted options to purchase an aggregate amount of common stock equal to 10% of the shares issued in the conversion, including shares contributed to the foundation, at exercise prices equal to the market price of the common stock on the date of grant. See "Management of 1st State Bank -- Proposed Future Stock Benefit Plans -- Stock Option Plan" for a more detailed discussion of the plan.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the common stock of between $27.0 million at the minimum of the offering range and $42.4 million at the maximum, as adjusted of the offering range. Assuming the sale of $33.0 million of common stock at the midpoint of the offering range and the purchase of 8% of the shares by the employee stock ownership plan, the following table sets forth the manner in which we will use the net proceeds:

          Loan to employee stock ownership plan   $ 2,851,000
          Investment in 1st State Bank             14,535,000
          1st State Bancorp working capital        14,534,000
                                                  -----------
               Total                              $31,920,000
                                                  ===========

     The proceeds retained by 1st State Bancorp, after making the loan to the employee stock ownership plan, initially will be invested in short-term and intermediate-term securities, including cash and cash equivalents and U.S. Government and agency obligations. The proceeds will be available for a variety of corporate purposes, including funding a restricted stock plan, if implemented, future acquisitions and diversification of business, additional capital contributions to 1st State Bank, dividends to stockholders and future repurchases of common stock. We do not have any specific plans, intentions, arrangements or understandings regarding acquisitions or capital contributions. We have provided in our internal business plan that we will repurchase 5% of the outstanding common stock in each of the second and third years following the conversion. However, whether we actually repurchase stock depends on many factors that may change during the next year or two. For example, we might not repurchase any stock if the prevailing market price was too high or if we had a better use for our excess liquid assets. In addition, we will have funds available to loan to 1st State Bank, if necessary, in the event and to the extent loan growth exceeds deposit growth or for other corporate purposes. We may use a portion of the net proceeds to acquire shares of common stock pursuant to a restricted stock plan, if implemented or to purchase shares to be held by a grantor trust for issuance to option holders upon the exercise of options in the event a stock option plan is implemented. See "Management of 1st State Bank -- Proposed Future Stock Benefit Plans -- Stock Option Plan" and "-- Restricted Stock Plan" for a description of those plans. We do not have any specific plans regarding possible stock repurchases during the first year following the conversion.

     The proceeds we invest in 1st State Bank will become part of 1st State Bank's general corporate funds to be used for business activities, including making loans and investments. Initially, we expect that we will invest the proceeds in short-term and intermediate-term securities, including cash and cash equivalents and U.S. Government and agency obligations. We ultimately plan to use the proceeds primarily to originate loans in the ordinary course of business.

                                DIVIDEND POLICY

     The board of directors will determine whether to pay dividends. The board will take into account, among other things, our net income, capital and financial condition, industry trends and general economic conditions, as well as any restrictions required by law. We intend to pay an annual cash dividend of 2% of the per share offering price, payable quarterly. If the purchase price is $20.00 per share, the annual dividend will be $.40 per share, and if the purchase price is $15.00 per share, the annual dividend will be $.30 per share. We expect to begin paying dividends following the first full quarter after the conversion. In addition, from time to time in an effort to manage capital to a reasonable level, the board may determine if it is prudent to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. We cannot assure you that we will pay regular cash dividends or periodic special cash dividends. We could reduce or eliminate the cash dividend at any time.

     Dividend payments by 1st State Bancorp are subject to regulatory restrictions under Federal Reserve Board policy and to limitations under Virginia corporate law. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." See "Regulation -- Regulation of 1st State Bancorp Following the Conversion -- Dividends" for the conditions on the payment on dividends imposed on us after the conversion. Under Virginia law, dividends may be paid as long as the payment of a dividend would not cause 1st State Bancorp to be unable to pay its debts as they become due and would not result in total assets being less than the sum of total liabilities plus any amount required to be paid to holders of preferred stock in the event of liquidation of 1st State Bancorp.

     We have agreed with the FDIC not to make a tax-free cash distribution to stockholders for a period of one year following the conversion. In addition, we have agreed with the FDIC not to file a private letter ruling request with the Internal Revenue Service regarding the tax-free nature of a possible one-time cash distribution to 1st State Bancorp stockholders for a period of one year following the conversion.

     Because 1st State Bancorp initially will have no significant source of income other than dividends from 1st State Bank and earnings from investment of the net offering proceeds it retains, to pay dividends to stockholders 1st State Bancorp may need to receive dividends from 1st State Bank. 1st State Bank's ability to pay dividends is subject to various tax and regulatory restrictions. See "Regulation -- Depository Institution Regulation -- Dividend Restrictions" for a description of these restrictions.

                          MARKET FOR THE COMMON STOCK

     1st State Bancorp has never issued capital stock to the public. Consequently, there is no established market for the common stock. We have received conditional approval to have the common stock listed on the Nasdaq National Market under the symbol "FSBC". For initial inclusion for listing on Nasdaq, 1st State Bancorp must have three active and registered market makers. Trident Securities has advised us that it will act as a market maker for the common stock, and we expect that there will be additional market makers. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which we cannot control, and the number of active buyers and sellers of the common stock at any particular time may be limited. Under these circumstances, you could have difficulty disposing of your shares and should view the common stock as a long-term investment. We cannot assure you that an active and liquid trading market for the common stock will develop, or, if developed, it will continue, or that you will be able to sell your shares at or above the per share purchase price in the conversion.

                                CAPITALIZATION

     The following table sets forth our historical capitalization, including deposits, at September 30, 1998 and our pro forma consolidated capitalization giving effect to the sale of the common stock in the offering based upon the assumptions set forth under "Pro Forma Data" and below. Depending on market and financial conditions, the total amount of stock to be issued in the conversion may be significantly increased or decreased above or below the midpoint of the offering range. We may consummate the conversion without a resolicitation of purchasers if the aggregate purchase price of the common stock sold in the conversion is above the minimum of the offering range or less than the maximum, as adjusted of the offering range. A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION MAY MATERIALLY AFFECT OUR PRO FORMA CAPITALIZATION. SEE "PRO FORMA DATA" AND "THE CONVERSION -- HOW WE DETERMINED THE PER SHARE PURCHASE PRICE AND THE OFFERING RANGE" FOR THE ASSUMPTIONS WE USED TO CALCULATE THE INFORMATION BELOW.

                                                                           Pro Forma Consolidated Capitalization of
                                     Capitalization              1st State Bancorp at September 30, 1998 Based on the Sale of
                                      of 1st State          -----------------------------------------------------------------------
                                         Bank at                                                                        Maximum, as
                                      September 30,         Minimum of          Midpoint of         Maximum of          Adjusted of
                                           1998             $28,050,000         $33,000,000         $37,950,000         $43,642,500
                                      -------------         -----------         -----------         -----------         -----------
                                                                               (In thousands)
Deposits (1)........................  $     235,694         $   235,694         $   235,694         $   235,694         $   235,694
FHLB advances.......................         20,000              20,000              20,000              20,000              20,000
                                      -------------         -----------         -----------         -----------         -----------
     Total deposits and borrowed
     funds..........................  $     255,694         $   255,694         $   255,694         $   255,694         $   255,694
                                      =============         ===========         ===========         ===========         ===========

Capital stock
  Preferred stock, $.01 par value
   per share:
    authorized - 1,000,000 shares;
    assumed outstanding - none......  $          --         $        --         $        --         $        --         $        --
  Common stock, $.01 par value per
   share:
    authorized - 7,000,000 shares;
    shares to be outstanding - as
     shown, plus shares
    issued to foundation............             --                  20                  24                  20                  23
  Paid-in capital (2)...............             --              29,261              34,536              39,782              45,392
   Less:  Common stock acquired by
    employee stock ownership
    plan (5)........................             --              (2,424)             (2,851)             (3,276)             (3,731)

            Common stock acquired
             by restricted stock
             plan (6)...............             --              (1,212)             (1,426)             (1,638)             (1,866)

  Retained income (7)...............         25,873              25,873              25,873              25,873              25,873
 Less:  Expense of contribution to
  foundation (3)....................                             (2,244)             (2,640)             (3,000)             (3,000)
  Plus:  Tax benefit of
   contribution to foundation (4)...                                763                 898               1,020               1,020
  Net unrealized gains on
   investment securities available
      for sale......................             93                  93                  93                  93                  93
                                      -------------          ----------          ----------          ----------          ----------
    Total stockholders' equity......  $      25,966          $   50,130          $   54,507          $   58,874          $   63,804
                                      =============          ==========          ==========          ==========          ==========

                                                   (footnotes on following page)

(footnotes for table on previous page)

--------------------

(1) We have not included any withdrawals from savings accounts for the purchase of stock. Any withdrawals will reduce pro forma capitalization by the amount of the withdrawals.

(2) Based upon the estimated net proceeds from the sale of capital stock less the par value of shares sold. Estimated offering expenses are $1,013,000, $1,080,000, $1,148,000 and $1,227,000 at the minimum, midpoint, maximum and maximum, as adjusted of the offering range. Does not reflect additional shares of common stock that possibly could be purchased by participants in a stock option plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate of up to 10% of the shares of common stock issued in the conversion, including shares we contribute to the foundation, at exercise prices equal to the market price of the common stock on the date of grant. Implementation of the stock option plan within one year after the conversion will require regulatory and stockholder approval. See "Management of 1st State Bank -- Proposed Future Stock Benefit Plans -- Stock Option Plan" and "Risk Factors -- Possible Dilutive Effect of Employee Stock Benefit Plans" for a description of these plans.

(3) Assumes the common stock contributed to the foundation has a value equal to the per share purchase price in the offering. The amount of common stock we will contribute to the foundation is $2,244,000, $2,640,000, $3,000,000 and $3,000,000 at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range.

(4) Reflects the tax effect of the contribution based on a 34% marginal federal tax rate. The realization of the deferred tax benefit is limited annually to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5) Assumes 8% of the shares of common stock to be sold in the offering, including shares contributed to the foundation, are purchased by the employee stock ownership plan and that the funds used to purchase the shares are borrowed from 1st State Bancorp.

(6) Assumes that we will acquire for the restricted stock plan a number of shares equal to 4% of the number of shares sold in the offering, including shares we contribute to the foundation and that the price paid will be the per share purchase price in the offering. If the restricted stock plan were funded by authorized but unissued shares, your interests would be diluted by approximately 4%. Implementation of such a plan within one year of the conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. See "Management of 1st State Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan" for a description of the plan.

(7) Our retained income is substantially restricted. All capital distributions are subject to regulatory restrictions tied to our regulatory capital level. In addition, after the conversion, we will be prohibited from paying any dividend that would reduce our regulatory capital below the amount in the liquidation account we will establish. See "Regulation --Depository Institution Regulation -- Dividend Restrictions" and "The Conversion -- How the Conversion Will Affect Our Depositors and Borrowers -- Liquidation Account" for information regarding the liquidation account. The liquidation account is a memorandum account and will not appear in our financial statements.

            HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

     We are subject to North Carolina law, which requires that our net worth, computed in accordance with the requirements of the Administrator, equal or exceed 5% of total assets. In addition, we are subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier 1 capital to "total assets" (as defined in FDIC regulations) of at least 3%. All other institutions are required to maintain a ratio of 1% or 2% above the 3% minimum with an absolute minimum leverage ratio of not less than 4%. The FDIC also imposes requirements that (i) the ratio of Tier 1 capital to risk-weighted assets equal at least 4%, and (ii) the ratio of total capital to risk-weighted assets equal at least 8%. For a description of the regulatory capital standards we must meet, see "Regulation -- Depository Institution Regulation -- Capital Requirements."

     After the conversion, 1st State Bank will continue to be subject to the FDIC's capital requirements and 1st State Bancorp will be required to satisfy Federal Reserve Board capital requirements, which are similar but not identical to the FDIC's capital requirements. The following table sets forth our historical capital position relative to the various minimum Administrator and FDIC regulatory capital requirements to which we are currently subject. The next table sets forth our historical capital position and thereafter presents pro forma data relative to the FDIC capital requirements to which 1st State Bank will be subject. For additional information regarding our financial condition and the assumptions underlying the pro forma capital calculations set forth below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data" and the consolidated financial statements and related notes, which you can find beginning on page F-1 of this Prospectus.


                                                      Historical at
                                                    September 30, 1998
                                                 -------------------------
                                                             Percent of
                                                 Amount      Assets(1)
                                                 -------  ----------------
                                                  (Dollars in thousands)

Tier 1/leverage capital........................  $25,873           9.13%
Tier 1/leverage capital requirement............   11,334           4.00
                                                 -------          -----
  Excess.......................................  $14,539           5.13%
                                                 =======          =====

Tier 1 risk-based capital......................  $25,873          14.53%
Tier 1 risk-based capital requirement..........    7,124           4.00
                                                 -------          -----
  Excess.......................................  $18,749          10.53%
                                                 =======          =====

Total risk-based capital.......................  $28,112          15.78%
Total risk-based capital requirement...........   14,249           8.00
                                                 -------          -----
  Excess.......................................  $13,863           7.78%
                                                 =======          =====

North Carolina regulatory capital..............  $28,112           9.75%
North Carolina regulatory capital requirement..   14,411           5.00
                                                 -------          -----
  Excess.......................................  $13,701           4.75%
                                                 =======          =====

--------------------


(1) The ratio of leverage capital is based on quarterly average assets for the year ended September 30, 1998. Tier 1 risk-based capital and total risk-based capital are based on risk-weighted assets at September 30, 1998. The North Carolina regulatory capital requirement is based on total assets at September 30, 1998.

                                1st State Bank's      Pro Forma Capital of 1st State Bank as of September 30, 1998 Based on the
                               Historical Capital                                Sale of (1)
                              at September 30, 1998 -------------------------------------------------------------------------------
                              Assuming Federal                                                                     Maximum, as
                                Reserve Board           Minimum of         Midpoint of         Maximum of          Adjusted of
                            Capital Requirements       $ 28,050,000        $ 33,000,000       $ 37,950,000        $ 43,642,500
                            --------------------    ------------------  ------------------  ------------------  ------------------
                                       Percent               Percent             Percent             Percent             Percent
                                         of                    of                  of                   of                  of
                             Amount   Assets (2)    Amount  Assets (2)  Amount  Assets (2)  Amount  Assets (2)  Amount  Assets (2)
                             ------   ----------    ------  ----------  ------  ----------  ------  ----------  ------  ----------
                                                                            (Dollars in thousands)
Capital under generally
 accepted
 accounting principles.....  $25,966     9.0%      $38,273    12.7%    $40,501    13.4%     $42,729    14.0%    $45,309    14.7%
                             =======    ====       =======    ====     =======    ====      =======    ====     =======    ====

Tier 1 (core) to total
 assets....................  $25,873     9.0%      $38,180    12.7%    $40,408    13.4%     $42,636    14.0%    $45,216    14.7%
Tier 1 (core) capital
 requirement (3)...........   11,555     4.0        12,017     4.0      12,107     4.0       12,196     4.0      12,299     4.0
                             -------    ----       -------    ----     -------    ----      -------    ----     -------    ----
 Excess....................  $14,318     5.0%      $26,163     8.7%    $28,301     9.4%     $30,440    10.0%    $32,917    10.7%
                             =======    ====       =======    ====     =======    ====      =======    ====     =======    ====

Tier 1 (core) capital to
 risk-weighted
 assets....................  $25,873    14.5%      $38,180    20.7%    $40,408    21.8%     $42,636    22.9%    $45,216    24.1%
Tier 1 (core) capital
 requirement...............    7,124     4.0         7,371     4.0       7,415     4.0        7,460     4.0       7,511     4.0
                             -------    ----       -------    ----     -------    ----      -------    ----     -------    ----
 Excess....................  $18,749    10.5%      $30,809    16.7%    $32,993    17.8%     $35,176    18.9%    $37,705    20.1%
                             =======    ====       =======    ====     =======    ====      =======    ====     =======    ====

Total capital to
 risk-weighted assets......  $28,112    15.8%      $40,419    21.9%    $42,647    23.0%     $44,875    24.1%    $47,455    25.3%
Total capital requirement..   14,249     8.0        14,741     8.0      14,830     8.0       14,919     8.0      15,023     8.0
                             -------    ----       -------    ----     -------    ----      -------    ----     -------    ----
 Excess....................  $13,863     7.8%      $25,678    13.9%    $27,817    15.0%     $29,956    16.1%    $32,432    17.3%
                             =======    ====       =======    ====     =======    ====      =======    ====     =======    ====

NC Savings Bank capital....  $28,112     9.8%      $40,419    13.4%    $42,647    14.1%     $44,875    14.7%    $47,455    15.4%
Requirement................   14,411     5.0        15,026     5.0      15,138     5.0       15,249     5.0      15,378     5.0
                             -------    ----       -------    ----     -------    ----      -------    ----     -------    ----
  Excess...................  $13,701     4.8%      $25,393     8.4%    $27,509     9.1%     $29,626     9.7%    $32,077    10.4%
                             =======    ====       =======    ====     =======    ====      =======    ====     =======    ====

____________________

(1) Assumes we invest net proceeds initially in assets with a 50% risk-weighting. The numbers of shares sold do not include the shares we will contribute to the foundation.

(2) Based on our total assets for capital as determined under generally accepted accounting principles and Tier 1 capital purposes, and risk-weighted assets for the purpose of the risk-based capital requirements.

(3) Assumes a core capital requirement of 4% adjusted total assets, though that level may be increased by the Federal Reserve Board to as high as 5%. See "Regulation -- Depository Institution Regulation -- Capital Requirements" for a description of the regulatory capital requirements we must meet.

                                 PRO FORMA DATA

     We will not know the actual net proceeds from the offering until the offering is completed. We estimate that investable net proceeds will be between $21.2 million at the minimum of the offering range and $33.4 million at the
maximum, as adjusted of the offering range.   To arrive at this estimate, we
made the following assumptions:

          . 8% of the sum of the shares sold plus shares donated to the charitable foundation are sold to the employee stock ownership plan

          .    directors, officers and employees purchase 437,500 shares

          .    conversion expenses, other than sales commissions, total
               $761,000

     We have prepared the following table, which sets forth our historical net earnings and net worth prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing this table and in calculating pro forma data, we have made the following assumptions:

          . The stock sale was completed on October 1, 1997 so that 1st State Bancorp had use of the proceeds for the full year.

          . Net proceeds were invested at 4.50%, which approximates the one-year U.S. Treasury bill rate at September 30, 1998. We used the one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, to estimate income on net proceeds because we believe that this is a more accurate estimate of the rate that would be obtained on an investment of the net proceeds from the offering.

          . The effective blended federal and state tax rate was 36.0%, resulting in an after-tax yield of 2.88%.

          . We did not include any withdrawals from deposit accounts to purchase shares in the offering.

          . We did not include any earnings on the net proceeds in calculating pro forma stockholders' equity.

          . To calculate per share figures, we divided the appropriate amounts by the indicated numbers of shares.

          . We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares.

  THE FOLLOWING PRO FORMA DATA RELIES ON THE ASSUMPTIONS WE OUTLINED ABOVE, AND THIS DATA DOES NOT REPRESENT THE FAIR MARKET VALUE OF THE COMMON STOCK, THE CURRENT VALUE OF ASSETS OR LIABILITIES, OR THE AMOUNT OF MONEY THAT WOULD BE DISTRIBUTED TO STOCKHOLDERS IF WE LIQUIDATED 1ST STATE BANCORP. THE PRO FORMA DATA DOES NOT PREDICT HOW MUCH WE WILL EARN IN THE FUTURE. THE FOLLOWING TABLE DOES NOT INCLUDE THE AFTER-TAX EXPENSE WE WILL INCUR DURING THE YEAR ENDING SEPTEMBER 30, 1999 AS A RESULT OF OUR CONTRIBUTION TO THE FOUNDATION.

                                                                           At or for the Year Ended September 30, 1998
                                                                ----------------------------------------------------------------
                                                                                                                     Maximum, as
                                                                 Minimum of       Midpoint of       Maximum of       Adjusted of
                                                                $28,050,000       $33,000,000       $37,950,000      $43.642,500
                                                                -----------       -----------       -----------      -----------
                                                                                 (Dollars in thousands, except per share amounts)
Gross offering proceeds......................................   $    28,050       $    33,000       $    37,950      $    43,642
Plus: Shares issued to foundation............................         2,244             2,640             3,000            3,000
                                                                -----------       -----------       -----------      -----------
  Pro Forma market capitalization............................   $    30,294       $    35,640       $    40,950      $    46,642
                                                                ===========       ===========       ===========      ===========

Gross offering proceeds......................................   $    28,050       $    33,000       $    37,950      $    43,642
Less estimated offering expenses.............................        (1,013)           (1,080)           (1,148)          (1,227)
                                                                -----------       -----------       -----------      -----------
  Estimated net offering proceeds............................        27,037            31,920            36,802           42,415
  Less: Employee stock ownership plan funded by
        1st State Bancorp....................................        (2,424)           (2,851)           (3,276)          (3,731)
        Restricted stock plan................................        (1,212)           (1,426)           (1,638)          (1,866)
                                                                -----------       -----------       -----------      -----------
  Estimated investable net proceeds..........................   $    23,401       $    27,643       $    31,888      $    36,818
                                                                ===========       ===========       ===========      ===========

Net income:
  Historical net income......................................   $     2,521       $     2,521       $     2,521      $     2,521
  Pro forma income on investable net proceeds................           674               795               919            1,061
  Pro forma employee stock ownership plan adjustment (1).....          (155)             (182)             (210)            (239)
  Pro forma restricted stock plan adjustment (2).............          (155)             (182)             (210)            (239)
                                                                -----------       -----------       -----------      -----------
     Total...................................................   $     2,885       $     2,952       $     3,020      $     3,104
                                                                ===========       ===========       ===========      ===========

 Net income per share:
  Historical net income......................................   $      1.39       $      1.18       $      1.37      $      1.21
  Pro forma income on investable net proceeds................          0.38              0.39              0.50             0.50
  Pro forma employee stock ownership plan adjustment (1).....         (0.09)            (0.09)            (0.11)           (0.11)
  Pro forma restricted stock plan adjustment (2).............         (0.09)            (0.09)            (0.11)           (0.11)
                                                                -----------       -----------       -----------      -----------
       Pro forma basic income per share......................   $      1.59       $      1.39       $      1.65      $      1.49
                                                                ===========       ===========       ===========      ===========
       Pro forma diluted income per share....................   $      1.54       $      1.34       $      1.59      $      1.43
                                                                ===========       ===========       ===========      ===========

Weighted average number of shares outstanding
  for basic income per share calculations (1)................     1,809,562         2,128,896         1,834,560        2,089,584
                                                                ===========       ===========       ===========      ===========

Weighted average number of shares outstanding
  for diluted income per share calculations (1)..............     1,874,189         2,204,928         1,900,080        2,164,212
                                                                ===========       ===========       ===========      ===========

Stockholders' equity: (3)
  Historical.................................................   $    25,966       $    25,966       $    25,966      $    25,966
  Estimated net proceeds (2)(4)..............................        27,037            31,920            36,802           42,415
  Plus: Shares issued to foundation..........................         2,244             2,640             3,000            3,000
  Less: Contribution to foundation...........................        (2,244)           (2,640)           (3,000)          (3,000)
  Plus: Tax benefit of the contribution
   to the foundation.........................................           763               898             1,020            1,020
  Less: Common stock acquired by employee stock
         ownership plan (1)..................................        (2,424)           (2,851)           (3,276)          (3,731)
         Common stock acquired by restricted stock
         plan (2)............................................        (1,212)           (1,426)           (1,638)          (1,866)
                                                                -----------       -----------       -----------      -----------
     Total...................................................   $    50,130       $    54,507       $    58,874      $    63,804
                                                                ===========       ===========       ===========      ===========

Stockholders' equity per share: (3)
  Historical.................................................   $     12.86       $     10.93       $     12.68      $     11.13
  Estimated net proceeds (2)(4)..............................         13.38             13.43             17.97            18.19
  Plus: Shares issued to foundation..........................          1.11              1.11              1.47             1.29
  Less: Contribution to foundation...........................         (1.11)            (1.11)            (1.47)           (1.29)
  Plus: Tax benefit of the contribution to
   the foundation............................................          0.38              0.38              0.50             0.44
  Less: Common stock acquired by employee stock
        ownership plan (1)...................................         (1.20)            (1.20)            (1.60)           (1.60)
        Common stock acquired by restricted stock
         plan (2)............................................         (0.60)            (0.60)            (0.80)           (0.80)
                                                                -----------       -----------       -----------      -----------
     Total...................................................   $     24.82       $     22.94       $     28.75      $     27.36
                                                                ===========       ===========       ===========      ===========

Number of shares outstanding for
  stockholders' equity per share
   calculations..............................................     2,019,600         2,376,000         2,047,500        2,332,125
                                                                ===========       ===========       ===========      ===========
Offering price as a percentage of pro forma
  stockholders' equity per share.............................          60.4%             65.4%             69.6%            73.1%
                                                                ===========       ===========       ===========      ===========
Ratio of offering price to pro forma basic
   income per share..........................................           9.4x             10.8x             12.1x            13.4x
                                                                ===========       ===========       ===========      ===========

                                                  (Footnotes on succeeding page)

____________________

(1) We assumed that the employee stock ownership plan purchases 8% of the shares sold in the conversion, including shares contributed to the foundation, and that 1st State Bancorp lends the employee stock ownership plan the funds to do so. The amount the employee stock ownership plan will borrow is not reflected as a liability but is reflected as a reduction of capital. Although repayment of the debt will be secured solely by the shares purchased by the employee stock ownership plan, 1st State Bank expects to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. We adjusted pro forma net income for the contributions, based upon a fully amortizing debt with a ten-year term. The purchase price of $20.00 was utilized to calculate the employee stock ownership plan expense. 1st State Bank intends to record compensation expense related to the employee stock ownership plan in accordance with accounting rule AICPA SOP No. 93-6. As a result, if the value of the common stock appreciates over time, compensation expense attributable to the employee stock ownership plan will increase. SOP 93-6 and SFAS No. 128 require the earnings per share computations for companies with leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. We assumed that 10% of the employee stock ownership plan shares were committed to be released. We reduced the amount of employee stock ownership plan expense by an estimated income tax benefit computed using a 36% blended federal and state effective tax rate. See "Management of 1st State Bank -- Executive Compensation -- Employee Stock Ownership Plan" for a more detailed description of this plan.

(2) We assumed a number of shares of common stock equal to 4% of the common stock to be sold in the conversion, including shares contributed to the foundation, will be purchased by a restricted stock plan in the open market following the conversion. The dollar amount of the common stock to be purchased by the restricted stock plan is based on the $20.00 purchase price in the conversion and represents unearned compensation and is reflected as a reduction of capital. This amount does not reflect possible future increases or decreases in the value of the common stock prior to the date we actually purchase the shares for this plan. As 1st State Bank accrues compensation expense to reflect the vesting of the shares as will be required by the restricted stock plan, the charge against capital will be reduced accordingly. SFAS No. 128 requires that unvested shares of the restricted stock plan be excluded from the basic earnings per share calculation but included in the diluted earnings per share calculation. We assumed that 20% of the restricted stock plan shares were vested. Upon vesting, restricted stock plan shares are included in calculating basic earnings per share. Implementation of the restricted stock plan within one year of the conversion would require stockholder approval at a meeting of our stockholders. If the shares to be purchased by the restricted stock plan were newly issued shares purchased from 1st State Bancorp by the restricted stock plan at the conversion purchase price rather than shares purchased in the open market, at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, pro forma stockholders' equity per share would have been $24.44, $22.64, $28.42 and $27.08, respectively, and pro forma diluted income per share would have been $1.49, $1.30, $1.55 and $1.40, respectively. If the restricted stock plan acquires authorized but unissued shares from 1st State Bancorp, your ownership interests in 1st State Bancorp would be diluted by approximately 4%. See "Management of 1st State Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan" and "Risk Factors -- Dilutive Effect of Restricted Stock Plan and Stock Options" for additional details.

(3) Consolidated stockholders' equity represents the excess of the carrying value of our assets over our liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation or in certain other remote circumstances. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established in the conversion.

(4) We did not make any allowance for shares that may be issued upon the exercise of options that may be granted under a future stock option plan.

     COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

     Had we not established the foundation as part of the conversion, Ferguson & Company has estimated that our pro forma market capitalization would have been approximately $38.5 million, at the midpoint of the offering range, which is approximately $2.9 million greater than our pro forma market capitalization with the foundation. This would result in approximately a $5.5 million increase in the amount of common stock that we would offer for sale in the offering. Further, at the midpoint of the offering range, pro forma stockholders' equity per share and pro forma consolidated basic net income per share would be $22.94 and $1.39, respectively, with the foundation, as compared to $22.86 and $1.33, respectively, without the foundation. At the midpoint of the offering range, the pro forma price to book ratio and the pro forma price to earnings ratio are 65.4% and 10.8 times earnings, respectively, with the foundation, as compared to 65.6% and 11.3 times earnings, respectively, without the foundation. The following table does not reflect the after-tax expense we will incur during the year ending September 30, 1999 as a result of our contribution to the foundation.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, assuming the conversion was completed at September 30, 1998.

                                    Minimum of                 Midpoint of               Maximum of         Maximum, as Adjusted of
                                    $28,050,000                $33,000,000               $37,950,000             $43,642,500
                                    -----------                -----------               -----------        -----------------------
                                With         No            With         No           With         No           With        No
                             Foundation   Foundation    Foundation   Foundation   Foundation   Foundation   Foundation  Foundation
                             ----------   ----------    ----------   ----------   ----------   ----------   ----------  ----------
                                                        (Dollars in thousands, except per share data)
Estimated gross offering
 amount....................  $    28,050  $    32,725   $    33,000   $ 38,500    $ 37,950     $ 44,275     $ 43,643    $ 50,916
Pro forma market
 capitalization............       30,294       32,725        35,640     38,500      40,950       44,275       46,643      50,916
 Total assets..............      312,389      315,942       316,765    320,944     321,132      325,947      326,062     331,699
Total liabilities..........      262,258      262,258       262,258    262,258     262,258      262,258      262,258     262,258
Pro forma stockholders'
 equity....................       50,130       53,684        54,507     58,686      58,874       63,689       63,804      69,441
Pro forma consolidated net
 earnings..................        2,885        2,984         2,952      3,069       3,020        3,154        3,104       3,252
Pro forma stockholders'
 equity per share..........        24.82        24.61         22.94      22.86       28.75        28.77        27.36       27.28
Pro forma consolidated
 basic income
 per share.................         1.59         1.53          1.39       1.33        1.65         1.59         1.49        1.43
Pro forma consolidated
 diluted
 income per share..........         1.54         1.47          1.34       1.29        1.59         1.54         1.43        1.38

Pro forma pricing ratios:
  Offering price as a
   percentage of pro
    forma stockholders'
     equity per share......         60.4%        61.0%         65.4%      65.6%       69.6%        69.5%        73.1%       73.3%
  Offering price to pro
   forma basic
     income per share......          9.4          9.8          10.8       11.3        12.1         12.6         13.4        14.0
  Offering price to assets
   per share...............          9.7%        10.4%         11.3%      12.0%       12.8%        13.6%        14.3%       15.4%

Pro forma financial ratios:
   Return on assets........         0.97%        0.99%         0.98%      1.00%       0.99%        1.01%        1.00%       1.03%
   Return on stockholders'
    equity.................         5.91%        5.70%         5.55%      5.35%       5.25%        5.06%        4.97%       4.78%
   Stockholders' equity to
    assets.................         16.0%        17.0%         17.2%      18.3%       18.3%        19.5%        19.6%       20.9%

                                THE CONVERSION

     OUR BOARD OF DIRECTORS AND THE ADMINISTRATOR HAVE APPROVED OUR PLAN OF CONVERSION, SUBJECT TO APPROVAL BY OUR MEMBERS ENTITLED TO VOTE ON THE MATTER AND SUBJECT TO CERTAIN OTHER CONDITIONS. IN APPROVING THE PLAN OF CONVERSION, THE ADMINISTRATOR DOES NOT RECOMMEND OR ENDORSE THE PLAN OF CONVERSION.

GENERAL

     On August 11, 1998, our board of directors unanimously adopted the Plan of Conversion, subject to regulatory approval and the approval of our members. The Plan of Conversion is the legal document that describes the terms and conditions of the conversion. The Administrator has approved the Plan of Conversion subject to, among other conditions, approval by our members. In addition, the FDIC has issued its conditional non-objection to the Plan of Conversion and the conversion. A special meeting of our members to vote on the Plan of Conversion will be held on ___________, 1999. As of the date of this prospectus, we have received approval from the Commission, subject to certain conditions, for the conversion, and 1st State Bancorp's application to the Federal Reserve Board for approval to control 1st State Bank following the conversion is pending.

     The following is a summary of material aspects of the conversion. Because this is a summary, it does not contain all the information that may be important to you, and you may wish to read the Plan of Conversion for complete information. You may read the Plan of Conversion at any of our offices or at the office of the Administrator. The Plan of Conversion also is filed as an exhibit to the Registration Statement of which this Prospectus is a part.
Copies of the Registration Statement may be obtained from the SEC. For information on how to obtain a copy of the Registration Statement without charge, see "Additional Information."

BUSINESS PURPOSES

     The net proceeds from the offering will substantially increase our capital position, which will in turn increase the amount of funds available for lending and investment and provide greater resources to support current operations and future expansion. We have no current agreements or understandings regarding expansion.

     We formed 1st State Bancorp, to serve as a holding company for 1st State Bank after the conversion. We believe the holding company structure will provide greater flexibility than 1st State Bank alone would have for diversification of business activities and geographic expansion. We believe that this increased capital and operating flexibility will enable us to compete more effectively with other types of financial services organizations. In addition, the conversion will enhance our future access to the capital markets.

     We believe that operating as a commercial bank rather than a savings bank will allow us to continue to pursue our expanding lines of business. We intend to emphasize commercial real estate loans, commercial loans and consumer loans. See "Risk Factors -- Risks Related to Commercial and Consumer Lending" for a description of the higher credit risk inherent in these types of loans. We believe we can pursue this strategy more effectively by operating as a North Carolina commercial bank rather than a North Carolina-chartered savings bank.
We further believe that converting to a commercial bank will enhance our marketability by allowing us to provide a broader range of services than we currently are permitted under law to offer as a savings bank. For example, as a commercial bank, we would be able to increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans. We believe that if we are able to increase our marketability in our community, we will generate additional business, which we anticipate would increase the value of our company's stock.

     After the conversion we would be able to raise additional equity capital through further sales of securities, subject to market conditions, and to issue securities in connection with possible acquisitions. Presently, we do not have any plans to offer additional securities, other than to issue additional shares under a restricted stock plan or a stock option plan, if implemented. Following the conversion, we also will be able to use stock-related incentive programs to attract and retain executive officers and other personnel. See "Management of 1st State Bank -- Future Proposed Stock Benefit Plans" for additional information regarding these plans.

HOW THE CONVERSION WILL AFFECT OUR DEPOSITORS AND BORROWERS

     General. Each depositor in a mutual savings bank such as 1st State Bank has both a deposit account and a proportionate ownership interest in the retained earnings of that bank based on the balance in his or her deposit account. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any other depositor who opens a deposit account obtains a proportionate interest in the retained earnings of the bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced. Consequently, depositors normally do not have a way to earn the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In that event, the depositors at that time, as owners, would share proportionately in any residual retained earnings after other claims are paid.

     After the conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the savings bank. The stock is separate from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the holder to sell or trade the stock with no effect on any account in the savings bank. Under the Plan of Conversion, 1st State Bancorp will acquire all of the capital stock of 1st State Bank in exchange for a portion of the net proceeds from the sale of the common stock in the conversion. The common stock we are selling to the public represents an ownership interest in 1st State Bancorp.

     Continuity. During the conversion process, our normal business of accepting deposits and making loans will continue without interruption. 1st State Bank will continue to be subject to regulation by the Administrator and the FDIC until we conclude the conversion. After the conversion, 1st State Bank will be subject to regulation by the Commission and the FDIC, and FDIC insurance of accounts will continue without interruption. After the conversion, 1st State Bank will continue to provide services for depositors and borrowers under current policies and by present management and staff.

     The board of directors of 1st State Bank at the time of the conversion will serve as the board of directors of 1st State Bank after the conversion. The board of directors of 1st State Bancorp will consist of the individuals currently serving on the board of directors of 1st State Bank. All of our officers at the time of the conversion will retain their positions with 1st State Bank after the conversion.

     Voting Rights. After the conversion, depositors and borrowers will have no voting rights in 1st State Bank or 1st State Bancorp and, therefore, will not be able to elect directors of 1st State Bank or 1st State Bancorp or to control their affairs. Currently these rights are accorded to our depositors. Subsequent to the conversion, the stockholders of 1st State Bancorp will have exclusive voting rights. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of 1st State Bancorp, subject to the provisions of 1st State Bancorp's articles of incorporation.

     Deposit Accounts and Loans. OUR DEPOSIT ACCOUNTS, THE BALANCES OF INDIVIDUAL ACCOUNTS AND EXISTING FEDERAL DEPOSIT INSURANCE COVERAGE WILL NOT BE AFFECTED BY THE CONVERSION. Furthermore, the conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with us.

     Tax Effects. We have received an opinion from our special counsel, Housley Kantarian & Bronstein, P.C., Washington, D.C., as to the material federal income tax consequences of the conversion to 1st State Bank and 1st State Bancorp, and as to the generally applicable material federal income tax consequences of the conversion to our account holders and to persons who purchase common stock in the conversion. The opinion provides that the conversion will constitute one or more reorganizations for federal income tax purposes under Section 368(a)(1)(F) of the Internal Revenue Code. Among other things, the opinion also provides that:

     . No gain or loss will be recognized by us in our mutual or stock form by reason of our conversion from mutual to stock form or from a savings bank to a commercial bank.

     . No gain or loss will be recognized by our account holders upon the issuance to them of accounts in 1st State Bank in stock form immediately after our conversion from mutual to stock form, in the same dollar amounts and on the same terms and conditions as their accounts with us immediately prior to the conversion.

     . The tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest.

     . The tax basis of the common stock purchased in the conversion will be equal to the amount paid therefor increased, in the case of common stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised.

     . The holding period for the common stock purchased in the conversion will commence upon the exercise of such holder's subscription rights and otherwise on the day following the date of that purchase.

     . Gain or loss will be recognized to account holders upon the receipt of liquidation rights or the receipt or exercise of subscription rights in the conversion, to the extent such liquidation rights and subscription rights are deemed to have value, as discussed below.

     The opinion of Housley Kantarian & Bronstein, P.C. is based in part upon, and subject to the continuing validity in all material respects through the date of the conversion of, our various representations and upon certain assumptions and qualifications, including that the conversion is consummated in the manner and according to the terms provided in the Plan of Conversion. Such opinion also is based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change, and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service, an opinion is not binding upon the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     Housley Kantarian & Bronstein, P.C. has advised us that an interest in a liquidation account has been treated by the Internal Revenue Service, in a series of private letter rulings which do not constitute formal precedent, as having nominal, if any, fair market value and therefore it is likely that the interests in the liquidation account established by us as part of the conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that our depositors will not recognize any gain or loss upon receipt of an interest in the liquidation account we will establish in the conversion.

     Housley Kantarian & Bronstein, P.C. has further advised us that the federal income tax treatment of the receipt of subscription rights pursuant to the conversion is uncertain, and recent private letter rulings issued by the Internal Revenue Service have been in conflict. For instance, the Internal Revenue Service adopted the position in one private ruling that subscription rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of subscription rights plus the subscription rights actually exercised. Under this analysis, persons who do not exercise their subscription rights would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another Internal Revenue Service private ruling, subscription rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of the rights exercised the rights, and that no loss be recognized if the rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Internal Revenue Code and in the absence of contrary authoritative guidance, Housley Kantarian & Bronstein, P.C. has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of subscription rights. Further, also based upon a published Internal Revenue Service ruling and consistent with recognition of gain upon receipt rather than exercise of the subscription rights, Housley Kantarian & Bronstein, P.C. has provided in its opinion that the subsequent exercise of the subscription rights will not give rise to gain or loss. Regardless of the position eventually adopted by the Internal Revenue Service, the tax consequences of the receipt of the subscription rights will depend, in part, upon their valuation for federal income tax purposes.

     If the subscription rights are deemed to have a fair market value, the receipt of such rights will be taxable to you if you exercise your subscription rights, even though you would have received no cash from which to pay taxes on such taxable income. We could also recognize a gain on the distribution of such subscription rights in an amount equal to their aggregate value. In the opinion of Ferguson & Company, whose opinion is not binding upon the Internal Revenue Service, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients the right only to purchase shares of the common stock at the same price as the price paid by purchasers in the community offering for unsubscribed shares of common stock. We encourage you to consult with your own tax advisors as to the tax consequences in the event that the subscription rights are deemed to have a fair market value. Because the fair market value, if any, of the subscription rights issued in the conversion depends primarily upon the existence of certain facts rather than the resolution of legal issues, Housley Kantarian & Bronstein, P.C., has neither adopted the opinion of Ferguson & Company as its own nor incorporated that opinion in its opinion.

     We have also obtained an opinion from KPMG LLP to the effect that the tax effects of the conversion under North Carolina tax laws will be substantially the same as described above with respect to federal income tax laws.

     THE FEDERAL AND STATE INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT CONSIDER ALL ASPECTS OF FEDERAL AND STATE INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER AND OTHER MEMBER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES AND ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL AND STATE INCOME TAX CONSEQUENCES ON YOUR OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

     Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each holder of a deposit account in 1st State Bank would receive his pro rata share of any of our assets remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His pro rata share of the remaining assets would be the same proportion of the assets as the value of his deposit account was to the total of the value of all deposit accounts in 1st State Bank at the time of liquidation.

     After the conversion, in the event of liquidation, each deposit account holder would have a claim of the same general priority as the claims of all other general creditors of 1st State Bank. Therefore, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would have no interest in the value of 1st State Bank above that amount.

     The Plan of Conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our net worth as of September 30, 1998. Each Eligible Account Holder (a person with a $50.00 or greater deposit account in 1st State Bank on December 31, 1994) and each Supplemental Eligible Account Holder (a person with a $50 or greater deposit account in 1st State Bank on December 31, 1998) would be entitled, on our complete liquidation after the conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in such liquidation account for each $50 or greater deposit account held on December 31, 1994 and each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each $50 or greater deposit account held on December 31, 1998. The interest as to each qualifying deposit account would be in the same proportion of the total liquidation account as the balance of the qualifying deposit account was to the balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. However, if the amount in the qualifying deposit account on any September 30 subsequent to the relevant eligibility date is less than the amount in the account on the relevant eligibility date, or any subsequent September 30, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any reductions, and the interest would cease if he ceases to maintain an account at 1st State Bank that has the same Social Security number as appeared on his account(s) at the relevant eligibility date. The interest in the liquidation account would never be increased, notwithstanding any increase in the related deposit account after the conversion.

     Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to stockholders at that time. The conversion will not be considered a liquidation of 1st State Bank that would trigger the distribution of the liquidation account.

     A merger, consolidation, sale of bulk assets or similar combination or transaction with an FDIC-insured institution in which we are not the surviving insured institution would not be considered to be a "liquidation" under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.

     The creation and maintenance of the liquidation account will not restrict the use or application of any of our capital accounts, except that we may not declare or pay a cash dividend on, or repurchase any of, our capital stock if the dividend or repurchase would cause our retained earnings to be reduced below the aggregate amount then required for the liquidation account.

SUBSCRIPTION RIGHTS

     We issued at no cost nontransferable priority subscription rights to order shares of common stock to all persons specified in our Plan of Conversion. The amount of the common stock that these parties may order will be determined, in part, by the total stock to be issued and the availability of stock for purchase under the priority categories set forth in the Plan of Conversion.

     Preference categories have been established for the allocation of common stock, in the event we receive orders for more shares than are available. These categories, in order of preference, are as follows:

          First priority is reserved for our Eligible Account Holders, i.e., our depositors on December 31, 1994 with balances of $50.00 or more, who, including individuals on a joint account or having the same address on our records, will each receive nontransferable subscription rights to subscribe for up to $1,000,000 of common stock in the offering. If we receive orders from Eligible Account Holders for more shares than are available, we will allocate shares among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase 100 shares or the amount subscribed for, whichever is less. We will allocate any remaining first priority shares among the subscribing Eligible

     Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Subscription rights received by directors and officers of 1st State Bank and their associates in this category based on their increased deposits in 1st State Bank in the one-year period preceding December 31, 1994 are subordinated to the subscription rights of other Eligible Account Holders.

          Second priority is reserved for our tax-qualified employee stock benefit plans, i.e., the employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares issued in the conversion. We expect the employee stock ownership plan to purchase 8% of the common stock offered in the conversion, including shares we donate to the foundation. If all the shares of common stock offered in the subscription offering are purchased by Eligible Account Holders, then the employee stock ownership plan will purchase shares in the open market following the conversion and will not purchase newly issued shares from 1st State Bancorp.

          Third priority is reserved for our Supplemental Eligible Account Holders, i.e., our depositors with a balance of $50.00 or more on December 31, 1998 who, including individuals on a joint account or having the same address on our records, will each receive nontransferable subscription rights to subscribe for up to $1,000,000 of common stock. If we receive orders for more shares than are available in this category, we will allocate shares so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase 100 shares or the amount subscribed for, whichever is less. We will allocate any remaining shares among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. We will fill subscriptions in this priority category only to the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions in the first two priority categories.

          Subscription Category No. 4 is reserved for our Other Members, i.e., certain depositors and borrowers who are members of 1st State Bank as of the voting record date for the special meeting of members to vote on the conversion but who are not Eligible Account Holders or Supplemental Eligible Account Holders. Other Members, including individuals on a joint account or having the same address on our records, will receive nontransferable subscription rights to subscribe for up to $1,000,000 of common stock in the offering. If we receive orders for more share than are available in this category, we will allocate any available shares proportionately among subscribing Other Members on an equitable basis as we determine.

     TO ENSURE A PROPER ALLOCATION OF COMMON STOCK, YOU MUST LIST ON YOUR STOCK ORDER FORM ALL ACCOUNTS IN WHICH YOU HAVE AN OWNERSHIP INTEREST. IF YOU FAIL TO LIST ALL YOUR DEPOSIT ACCOUNTS, WE MAY NOT FILL ALL OR PART OF YOUR ORDER. NEITHER 1ST STATE BANCORP, 1ST STATE BANK NOR ANY OF OUR AGENTS WILL BE RESPONSIBLE FOR ORDERS ON WHICH ALL DEPOSIT ACCOUNTS HAVE NOT BEEN FULLY AND ACCURATELY DISCLOSED. See "-- Limitations on Purchase of Shares" for information on limitations placed on share purchases and guidelines and definitions that may limit the number of shares you purchase.

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the common stock under the Plan of Conversion reside. However, you will not be offered or allowed to purchase any common stock if you reside in a foreign country or in a state of the United States where any or all of the following apply:

     . A small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside in such state or foreign country.

     . Granting subscription rights or offering or selling shares of common stock to you would require us or our employees to register, under the securities laws of your state, as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in your state or foreign country.

     . Registration or qualification would be impracticable for reasons of cost or otherwise.

     We will not make any payments to you in lieu of granting subscription rights to you if any of the above conditions apply.

COMMUNITY OFFERING

     If shares are available after filling orders from all persons with subscription rights, we will offer any remaining shares to members of the general public to whom we deliver a copy of this Prospectus and a stock order form in a community offering. The community offering will not occur if shares of common stock are not available for purchase after satisfaction of all orders received in the subscription offering. The community offering, if one is held, will begin immediately after March __, 1999, but may begin at any time before that. We may terminate the community offering without notice on or after March __, 1999, but not later than ___________, 1999 (or __________, 1999 if the subscription offering is fully extended), unless further extended with the consent of the FDIC and the Administrator. WE HAVE THE ABSOLUTE RIGHT TO ACCEPT OR REJECT ANY PURCHASES IN WHOLE OR IN PART IN THE COMMUNITY OFFERING IN OUR SOLE DISCRETION. WE PRESENTLY INTEND TO TERMINATE THE COMMUNITY OFFERING, IF ANY, AS SOON AS WE HAVE RECEIVED ORDERS FOR ALL SHARES AVAILABLE FOR PURCHASE IN THE CONVERSION.

     If we receive orders for more shares than are available in the community offering, we will allocate the available shares in our discretion, giving preference to natural persons and trusts of natural persons who are permanent residents of Alamance County, North Carolina. The term "resident" as used in relation to the preference afforded natural persons in Alamance County means any natural person who occupies a dwelling within Alamance County, has an intention to remain within Alamance County for a period of time as manifested by establishing a physical, ongoing, nontransitory presence within Alamance County and continues to reside in Alamance County at the time of the offering. We may utilize deposit or loan records or any other evidence to determine whether a person is residing in Alamance County. If the person is a corporation or other business entity, the principal place of business or headquarters must be within Alamance County. If the person is a personal benefit plan, the circumstances of the beneficiary will apply. In the case of all other benefit plans, we will examine the circumstances of the beneficiary. In all cases, however, we will have complete discretion in determining whether a purchaser is a resident of Alamance County.

     If the community offering extends beyond 45 days following the expiration of the subscription offering, sub scribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. Purchasers in the community offering, together with their associates and groups acting in concert, including individuals on joint accounts or having the same address on our records, are eligible to purchase up to $1,000,000 of common stock.

     Except as noted below, we will place cash and checks received in the community offering in a segregated savings account. The account will be insured in the aggregate by the FDIC up to the applicable $100,000 limit. We will pay interest on orders made by check, in cash or by money order at our passbook rate from the date we receive the payment until we complete or terminate the conversion. If conversion is not completed for any reason, all funds submitted will be promptly refunded with interest as described above.

     If we determine that the community offering is not feasible, we will immediately consult with the regulatory authorities to determine the most viable alternative available to complete the conversion. Should no viable alternative exist, we may terminate the conversion with the concurrence of the FDIC and the Administrator. The Plan of Conversion provides that the conversion must be completed within 12 months after approval of the Plan of Conversion at the special meeting, but that time period may be extended up to an additional 12 months by amendment to the Plan of Conversion. If we do not complete the conversion, we will remain a North Carolina-chartered mutual savings bank, we will return all subscription funds to subscribers with interest and all withdrawal authorizations will be canceled. Market conditions and other factors beyond our control may affect our ability to complete the conversion. We do not know how long it will take us to sell the stock and complete the conversion after approval of the Plan of Conversion at the special meeting. If we experience delays, our estimated pro forma market value, the offering price and the net proceeds from the sale of the common stock may change significantly. We also would incur substantial additional printing, legal and accounting expenses to complete the conversion. If we terminate the conversion, we would charge all conversion expenses against current income.

SYNDICATED COMMUNITY OFFERING

     As part of the community offering, shares may be offered for sale to the general public in a syndicated community offering through selected dealers to be selected and managed by Trident Securities. We would conduct the syndicated community offering, if any, to achieve the widest distribution of common stock subject to our right to reject orders in whole or in part in our sole discretion. Neither Trident Securities nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. We would sell common stock in the syndicated community offering at the same price as in the subscription and community offerings.

     During the syndicated community offering, selected dealers may only solicit indications of interest from their customers to place orders to purchase stock with 1st State Bancorp as of a certain date ("Order Date"). When and if Trident Securities and 1st State Bancorp believe that enough indications and orders have been received in the offerings to consummate the conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to their customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that 1st State Bancorp established for each selected dealer. After we receive payment from selected dealers, funds will earn interest at our passbook savings rate until we complete the conversion. If we do not complete the conversion, we will return funds with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     We will terminate the syndicated community offering, if any, no more than 45 days following the completion of the subscription offering, unless extended with the approval of the Administrator. If we extend the community offering beyond 45 days following the expiration of the subscription offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. The syndicated community offering may run concurrently with or subsequent to the subscription and community offerings.

ESTABLISHMENT OF THE FOUNDATION

     General. We will establish a charitable foundation named 1st State Bank Foundation, Inc. The foundation will be dedicated to charitable and educational purposes within our market area. We will contribute shares of common stock to fund the foundation. The amount of common stock we will contribute will be up to 8% of the amount we sell in the offering, not to exceed $3,000,000. We contributed $41,000 to charity during the year ended September 30, 1996, $151,000 during 1997 and $106,000 during 1998. These amounts are significantly below the maximum of $3.0 million in common stock that we will contribute to the foundation. By contributing common stock to the foundation, we will dilute the interests of stockholders and materially reduce our earnings during the fiscal year ending September 30, 1999, the year in which we will establish the foundation.

     Purposes of the Foundation.   We are establishing the foundation to provide
funding to support charitable causes and community development activities. In recent years, we have emphasized community lending and development activities within the communities that we serve. We are forming the foundation as a complement to our existing community reinvestment act activities and not as a replacement for those activities. While we intend to continue to emphasize community lending and development activities following the conversion, those activities are not our sole corporate purpose. The foundation, conversely, will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support those activities in ways that are not currently available to us. We believe that the foundation will enable us to assist our local community in areas beyond community lending and development. We believe the establishment of a charitable foundation is consistent with our commitment to community service. We further believe that the funding of the foundation with our common stock is a means of enabling the communities we serve to share in our growth and success long after the completion of the conversion. The foundation will accomplish that goal by providing for continued ties between the foundation and 1st State Bank, thereby forming a partnership with our community. The establishment of the foundation also will enable us to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds.

     Structure of the Foundation. The foundation will be a North Carolina nonprofit corporation. The foundation's board of directors will be comprised of individuals who also serve as our directors or officers. The members of the foundation, who are comprised of its directors, will elect the directors at the annual meeting of the foundation. Directors will be elected annually.
Directors of the foundation will not receive any additional compensation for serving as such. The foundation's corporate documents provide that the foundation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Internal Revenue Code.
The foundation's corporate documents further provide that directors, officers or members of the foundation may not receive or benefit from the net earnings of the foundation. In addition, any person who is a director, officer or employee of 1st State Bank, or has the power to direct our management or policies, or otherwise owes a fiduciary duty to 1st State Bank (including 1st State Bancorp's directors), and will also serve as a director, officer or employee of the foundation, is subject to conflicts of interest regulations.

     The authority for the affairs of the foundation will be vested in the board of directors of the foundation. The directors of the foundation will be responsible for establishing the policies of the foundation for grants or donations by the foundation, consistent with the purposes for which the foundation was established. Although no formal policy governing foundation grants exists at this time, the foundation's board of directors will adopt such
a policy upon establishment of the foundation.   As directors of a nonprofit
corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purpose for which the foundation is established. As a condition to receiving the approval of the FDIC to the conversion, the foundation will be required to commit to the FDIC that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of common stock on all proposals considered by our stockholders; provided, however, that, consistent with such condition, the FDIC would waive this voting restriction under certain circumstances. See " -- Tax Considerations" for a description of these circumstances.

     The foundation's place of business will be located at our administrative offices, and initially we expect the foundation will have no employees but will utilize our staff. The board of directors of the foundation will appoint such officers as they deem necessary to manage the operations of the foundation. In this regard, we expect that we will be required to provide the FDIC with a commitment that, to the extent applicable, we will comply with the Federal Reserve Act restrictions governing transactions between us and the foundation.

     The foundation will receive working capital from any dividends that may be paid on the common stock in the future, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds from the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Code, the foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

     Dilution of Stockholders' Interests. We propose to contribute shares of common stock to the foundation. The amount of common stock will equal to up to 8% of the amount sold in the offering, not exceed $3.0 million. That amount represents between 7.4% of the number of shares of common stock that will be outstanding following the conversion at the minimum of the offering range and 6.4% at the maximum, as adjusted of the offering range. As a result, your ownership and voting interests in 1st State Bancorp will be diluted. See "Risk Factors -- The Expense and Dilutive Effect of the Contribution of Shares to the Charitable Foundation" for a discussion of the dilutive effect of the foundation on stockholders.

     Impact on Earnings. Contributing common stock to the foundation will reduce our earnings in the year in which we make the contribution. We will recognize into income the full amount of the contribution in the quarter in which it occurs, which is expected to be the quarter ending March 31 or June 30, 1999. The amount of the contribution will be up to $3.0 million. The contribution expense will be partially offset by the tax benefit related to the expense. We anticipate that the contribution to the foundation will be tax deductible, subject to an annual limitation based on 10% of annual taxable income. Assuming a contribution of $3.0 million in common stock, we estimate an after tax expense of $2.0 million (based on a 34% marginal federal tax rate).
If the foundation had been established at September 30, 1998, assuming the maximum contribution of $3.0 million, we would have reported net income of $541,000 for the year ended September 30, 1998 rather than reporting net income of $2.5 million. We do not expect in the future to make other than nominal charitable contributions within the communities we serve. In addition, we do not currently anticipate making additional contributions to the foundation within the first five years following the initial contribution.

     Tax Considerations.  We anticipate that the foundation will qualify as a
Section 501(c)(3) exempt organization under the Internal Revenue Code and will be classified as a private foundation. The foundation will submit a request to the Internal Revenue Service to be recognized as an exempt organization.

     Regulatory authorities require that common stock issued to the foundation be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders. In the event that 1st State Bancorp or the foundation receives an opinion of its legal counsel that compliance with the voting restriction would have the effect of causing the foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Code, the FDIC and the Administrator will waive the voting restriction upon submission of a legal opinion by 1st State Bancorp or the foundation.

     We further anticipate that we will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to an annual limitation based on 10% of annual taxable income. However, we would be able to carry forward any unused portion of the deduction for five years following the contribution. Thus, while we would receive a tax benefit of approximately $1.0 million in the year ending September 30, 1999, based upon a contribution of $3.0 million of common stock, we are permitted under the Internal Revenue Code to carry over the excess contribution in the five following years. We estimate that for federal income tax purposes we should be able to deduct a substantial portion of the deduction over the six-year period. Although we anticipate that we will be entitled to the deduction, we cannot assure you that the Internal Revenue Service will recognize the foundation as a
Section 501(c)(3) exempt organization or that the deduction will be permitted. If that happens, the tax benefit related to the foundation would have to be fully expensed, resulting in further reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

     Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion. Ferguson & Company considered the establishment of the foundation in determining our estimated pro forma market value. The number of shares of common stock we are offering and the purchase price are based on the independent appraisal conducted by Ferguson & Company of our estimated pro forma market value. The offering range is currently between $28.1 million and $38.0 million, with a midpoint of $33.0 million. Ferguson & Company has indicated that the establishment of the foundation reduced the independent appraisal by $5.5 million at the midpoint of the offering range, and that if we had not established the foundation in connection with the conversion then the independent valuation would have been increased to a range of from $32.7 million to $44.3 million with a midpoint of $38.5 million. The pro forma price to book ratio and the pro forma price to annualized earnings ratio, at and for the year ended September 30, 1998, are 65.4% and 10.8 times earnings, respectively, at the midpoint of the offering range. If the conversion did not include the foundation, Ferguson & Company has estimated that the independent valuation would have been $38.5 million at the midpoint, which would have resulted in a pro forma price to book ratio and a pro forma price to earnings ratio of 65.6% and 11.3 times earnings, respectively. See "Comparison of Valuation and Pro Forma Information with No Foundation" for a tabular comparison of key ratios with and without the foundation.

     The decrease in the amount of common stock being offered as a result of the contribution of common stock to the foundation will not have a significant effect on 1st State Bancorp's or 1st State Bank's capital position. 1st State Bank's regulatory capital significantly exceeds our regulatory capital requirements and will further exceed such requirements following the conversion. 1st State Bank's leverage and risk-based capital ratios at September 30, 1998 were 9.0% and 15.8%, respectively. Assuming the sale of shares at the midpoint of the offering range, 1st State Bank's pro forma leverage and risk-based capital ratios at September 30, 1998 would be 13.4% and 21.8%, respectively. On a consolidated basis, our pro forma stockholders' equity would be $54.5 million, or approximately 17.2% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the offering range. Pro forma stockholders' equity per share and pro forma basic income per share would be $22.94 and $1.39, respectively, and pro forma diluted income per share would be $1.34. If we were not establishing the foundation in the conversion, based on Ferguson & Company's estimate, our pro forma stockholders' equity would be approximately $58.7 million, or approximately 18.3% of pro forma consolidated assets at the midpoint of the offering range, and pro forma stockholders' equity per share and pro forma basic income per share would be $22.86 and $1.33, respectively, and pro forma diluted income per share would be $1.29.

     Regulatory Conditions Imposed on the Foundation. The foundation has agreed to the following conditions imposed by regulatory authorities:

     . The foundation will be subject to examination by the FDIC and the Administrator.

     . The foundation must comply with supervisory directives imposed by the FDIC and the Administrator.

     . The foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy.

     . Any shares of common stock held by the foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

The FDIC and the Administrator would waive the voting restriction under certain circumstances and subject to additional conditions if compliance with the voting restriction would:

     .    cause a violation of the law of the State of North Carolina

     . cause the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation; or

     . cause the foundation to be subject to an excise tax under Section 4941 of the Code. In order to obtain a waiver, the foundation's legal counsel would be required to render an opinion satisfactory to the FDIC and the Administrator.

We cannot assure you that a legal opinion addressing these issues could be rendered, or if rendered, that the FDIC and the Administrator would grant unconditional waivers of the voting restriction. The voting restriction will lapse on any shares the foundation sells.

SUBSCRIPTIONS FOR STOCK IN SUBSCRIPTION AND COMMUNITY OFFERINGS

     Expiration Date. The subscription offering will expire at 12:00 Noon, Eastern Time, on __________, 1999. We are permitted under conversion regulations to extend this deadline for up to an additional 45 days, to no later than _________, 1999. However, we are not required to extend this deadline, and if we do not receive your order by__________, 1999, you will lose your priority rights to buy stock. We may also offer shares in a community offering to persons who do not have priority subscription rights. We may terminate the community offering at any time without notice.

     We will not execute orders until at least the minimum number of shares of common stock we are offering have been subscribed for or sold. If we have not received orders for the minimum number of shares we are offering within 45 days of the end of the subscription offering, unless that period is extended with consent of the Administrator, we will return all funds to subscribers with interest, and we will rescind all charges to savings accounts.

     Use of Stock Order Forms and Certification Forms. You must complete a stock order form and a certification form to exercise your subscription rights. If you receive a stock order form and you desire to subscribe for shares of stock, you must do so prior to _______________, 1999 by delivering by mail or in person to any of our offices a properly executed and completed stock order form and certification form, together with full payment for the shares you have ordered. Make your checks or money orders payable to "1st State Bancorp, Inc." We will not accept photocopies or faxes of stock order forms or payment by wire transfer. All subscription rights under the Plan of Conversion will expire on March __, 1999, whether or not we have been able to locate each person entitled to subscription rights.

ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED.

     We are required under federal regulations to obtain signed certification forms from persons purchasing stock in the conversion, and that is why we require that you sign it if you order stock. We presently have no intention to ever assert the certification against you. However, we could use the certification in a dispute with a banking or securities regulatory agency or with you to prove that we informed you of the matters described in the certification. BY SIGNING THE CERTIFICATION FORM, YOU WILL NOT WAIVE ANY OF YOUR RIGHTS UNDER THE SECURITIES ACT OF 1933.

     Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. THE SUBSCRIPTION RIGHTS GRANTED UNDER THE PLAN OF CONVERSION ARE NOT TRANSFERABLE. IF YOU ATTEMPT TO TRANSFER YOUR SUBSCRIPTION RIGHTS, YOU MAY LOSE THE RIGHT TO SUBSCRIBE FOR STOCK IN THE CONVERSION AND YOU MAY BE SUBJECT TO OTHER SANCTIONS AND PENALTIES IMPOSED BY REGULATORY AUTHORITIES. If you subscribe for shares, you will be required to represent to us that you are purchasing the shares for your own account and that you have no agreement or understanding with any other person for the sale or transfer of your shares.

     We will not honor your order and you may lose your subscription rights if your stock order form:

     . is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,

     . is not returned or is received after 12:00 Noon on March ____, 1999,

     .    is defectively completed or executed, or

     . is not accompanied by the full required payment for the shares subscribed for, including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment.

     We may, but will not be required to, waive any irregularity on any stock order form or require you to submit a corrected stock order form or to remit full payment for subscribed shares by a date we specify. Our interpretation of the terms and conditions of the Plan of Conversion and of the stock order form will be final.

     Payment for Shares. For your order to be accepted, you must enclose payment for all shares of common stock you order. You may pay

     .    in cash, if delivered in person,

     .    by check or money order, or

     . by authorization of withdrawal from deposit accounts maintained with us.

Appropriate means by which withdrawals may be authorized are provided in the stock order form. Once a withdrawal has been authorized, you may not use any of the designated withdrawal amount for any purpose other than to purchase stock while the Plan of Conversion remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of the sale. Payments made in cash or by check or money order will be placed in a single segregated savings account established specifically for this purpose, with the account as a whole insured by the FDIC up to the applicable $100,000 limit, and interest will be paid at our passbook rate from the date payment is received until we complete or terminate the conversion. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares. If a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at our passbook rate subsequent to the withdrawal. Once we receive your executed stock order form, you may not modify, amend or rescind it without our consent, unless we do not complete the conversion within 45 days after the termination of the subscription offering. If an extension of the period of time to complete the conversion is approved by the Administrator, we will contact subscribers and each must affirmatively reconfirm his order prior to the expiration of the resolicitation offering, or his subscription funds will be promptly refunded. At that time, subscribers may also modify or cancel their subscriptions. Interest will be paid on such funds at our passbook rate during the 45-day period and any approved extension period.

     If you own a self-directed individual retirement account, you may use the assets of the individual retirement account to purchase shares of common stock in the offering, provided that the self-directed individual retirement account is not maintained with us. If you maintain an individual retirement account with us, you must transfer your account to an unaffiliated institution or broker to purchase shares of common stock in the offering. If you are interested in using funds in a 1st State Bank individual retirement account to purchase common stock, you must make arrangements with the Stock Information Center at (336) ___-____ no later than ___________, 1999 so that we may forward the necessary forms for execution.

     The employee stock ownership plan will not be required to pay for its shares at the time it subscribes, but may pay for its shares at completion of the offering.

     Certificates for Shares Purchased. We will deliver certificates representing shares of the common stock to purchasers as soon as practicable after closing of the conversion. It will be your responsibility to deliver a certificate if you sell your shares before you receive a stock certificate.

PLAN OF DISTRIBUTION AND MARKETING AGENT

     Our officers are available to provide offering materials, to answer questions and to receive completed stock order forms and certification forms. None of our directors, officers or employees will receive any commissions or other compensation for their efforts in connection with sales of shares of the common stock. ALTHOUGH INFORMATION REGARDING THE STOCK OFFERING IS AVAILABLE AT OUR OFFICES, AN INVESTMENT IN THE COMMON STOCK IS NOT A DEPOSIT, AND THE COMMON STOCK IS NOT FEDERALLY INSURED.

     Our directors, officers and employees who will be involved in selling stock are exempt from the requirement to register with the SEC as broker-dealers within the meaning of Rule 3a4-1 under the Exchange Act. Such persons will qualify under the safe harbor provisions of that rule on the basis of paragraphs
(a)(4)(ii) and/or (iii), i.e., we expect that such persons either will perform substantial duties for 1st State Bancorp in its business, will not otherwise be broker-dealers and are not expected to participate in another offering in the next twelve months or will limit their activities to preparing written communications, responding to customer inquiries and/or performing ministerial/clerical functions.

     We have engaged Trident Securities as financial advisor to provide sales assistance in connection with the offering. The services of Trident Securities will include, but are not limited to,

     . training and educating our employees who will be performing certain ministerial functions in the offering regarding the mechanics and regulatory requirements of the stock sales process and the solicitation of proxies from members,

     . providing employees to staff the Stock Information Center, assisting our customers and interested stock purchasers and keeping records of orders for shares of common stock, and

     . supervising our sales efforts, including the preparation of marketing materials.

     For its services in the conversion, Trident Securities will receive a commission equal to 1.50% of the aggregate dollar amount of common stock sold in the offering, excluding any shares sold to our directors, executive officers and employee stock ownership plan. Additionally, commissions will be excluded on shares sold to associates of our directors and executive officers. If common stock is sold by other NASD member firms under selected dealer's agreements, the aggregate commissions to be received by Trident Securities and selected dealers will be agreed upon jointly by us and Trident Securities to reflect market requirements at the time of the stock allocation in the syndicated community offering and will not exceed 6%. Trident Securities also will be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $10,000 and its legal fees in an amount not to exceed $27,500. We have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities
Act.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

     We retained Ferguson & Company, which is experienced in the evaluation and appraisal of savings institutions involved in the conversion process, to prepare an appraisal of our estimated pro forma market value. Prior to the conversion, we did not have any business relationship with Ferguson & Company. Ferguson & Company will receive a fixed fee of $30,000 for its appraisal and other services. We have agreed to indemnify Ferguson & Company under certain circumstances against any losses, damages, expenses or liability arising out of our engagement of Ferguson & Company for the appraisal.

     Ferguson & Company has determined as of January 27, 1999 that the estimated pro forma market value of the stock to be issued in the conversion was $33,000,000. In determining the reasonableness and adequacy of the appraisal submitted by Ferguson & Company, the Boards of Directors of 1st State Bank and 1st State Bancorp reviewed with Ferguson & Company the methodology and the appropriateness of assumptions used by Ferguson & Company in preparing the appraisal. In consultation with Trident Securities, we have determined the purchase price at which to offer the shares in the conversion. The purchase price will be $15.00 per share if we sell less than $34.0 million of common stock in the offering or $20.00 per share if we sell $34.0 million or more of common stock. All investors will pay the same price per share in the offering. We determined the price per share based on a number of factors, including the market price per share of the stock of other financial institutions. With the consent of the Administrator and the FDIC, however, the appraiser may establish a range of value for the stock of approximately 15% on either side of the estimated value to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors that may occur. Accordingly, Ferguson & Company has established a range of value of from $28,050,000 to $37,950,000 for the conversion. Ferguson & Company will either confirm the continuing validity of its appraisal or provide an updated appraisal immediately prior to the completion of the conversion.

     Based on these considerations, we will offer the following amounts of common stock at the price per share indicated:

     Minimum of $28,050,00:                1,870,000 shares at $15.00 per share
     Midpoint of $33,000,000:              2,200,000 shares at $15.00 per share
     Maximum of $37,950,000                1,897,500 shares at $20.00 per share
     Maximum, as adjusted of $43,642,500:  2,182,125 sharse at $20.00 per share

All purchasers will pay the same price per share of either $15.00 or $20.00 in the offering.

     In preparing its appraisal, Ferguson & Company relied on the information in this Prospectus, including our consolidated financial statements. Ferguson & Company also considered the following factors, among others:

     . our present and projected operating results and financial condition and the economic and demographic conditions in our market area

     .    historical financial and other information

     . a comparative evaluation of our operating and financial statistics with those of other similarly situated savings institutions located in North Carolina and other regions of the United States

     .    the aggregate size of the offering of common stock

     . the effect of the conversion on 1st State Bank's and 1st State Bancorp's net worth and earnings potential

     .    our proposed dividend policy and

     . the trading market for securities of comparable institutions and general securities market conditions.

     If Ferguson & Company determines at the close of the offering that the aggregate pro forma market value of the common stock is higher or lower than $33.0 million, but is nonetheless within the offering range or within 15% above the maximum of the range, we will make an appropriate adjustment by raising or lowering the total amount of stock sold within a range from $28,050,000 to $43,642,500. Unless we decide otherwise or unless required by the FDIC or the Administrator, we will not resolicit subscribers and other purchasers because of any change in the number of shares to be issued unless the aggregate purchase price of the common stock sold in the conversion is below the minimum of the offering range or is more than the maximum, as adjusted of the offering range. If the aggregate purchase price falls outside the range of from $28,050,000 to $43,642,500, you will be resolicited and given the opportunity to continue your orders, in which case you will need to affirmatively reconfirm your subscriptions prior to the expiration of the resolicitation, or we will promptly refund your subscription funds with interest at our passbook rate. You also will be given the opportunity to increase, decrease or rescind your orders. Any change in the offering range must be approved by the Administrator. WE MAY SET A NEW PRICE RANGE WITHOUT A RESOLICITATION OF VOTES FROM OUR MEMBERS TO APPROVE THE PLAN OF CONVERSION.

     THE APPRAISAL IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. IN PREPARING THE VALUATION, FERGUSON & COMPANY RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY US. FERGUSON & COMPANY DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY US, NOR DID FERGUSON & COMPANY VALUE INDEPENDENTLY OUR ASSETS AND LIABILITIES. THE APPRAISAL CONSIDERS US ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF OUR LIQUIDATION VALUE. MOREOVER, BECAUSE THE APPRAISAL IS BASED ON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS WHICH ARE SUBJECT TO CHANGE, THE MARKET PRICE OF THE COMMON STOCK COULD DECLINE BELOW THE PER SHARE OFFERING PRICE. YOU CAN OBTAIN A COPY OF THE APPRAISAL REPORT AT THE OFFICES SET FORTH UNDER "ADDITIONAL INFORMATION" OR AT OUR OFFICES. WE WILL FILE ANY SUBSEQUENT UPDATED APPRAISAL WITH THE SEC AND MAKE IT AVAILABLE FOR INSPECTION.

LIMITATIONS ON PURCHASE OF SHARES

     The Plan of Conversion sets limitations on share purchases in the conversion. Each subscriber must subscribe for a minimum of $500. The employee stock ownership plan will purchase 8% of the shares of the common stock to be issued in the conversion. Except for the employee stock ownership plan, no person, including associates of and persons acting in concert with such person, including individuals on a joint account or having the same address on our records, may purchase more than $1,000,000, of common stock in the conversion. Shares purchased by the employee stock ownership plan and attributable to a participant will not be aggregated with shares purchased by the participant or any other purchaser of common stock in the conversion. Our directors are not deemed to be associates or a group acting in concert solely because they are directors.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of our members, we may change the purchase limitations at our sole discretion at any time. North Carolina regulations authorize a plan of conversion to provide a maximum purchase limitation of a percentage not to exceed 5% except for tax-qualified employee stock benefit plans which may purchase in the aggregate not more than
10%.   If we increase the purchase limitations, we will give subscribers for the maximum amount the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. If we decrease the purchase limitation, we will decrease the orders of any person who subscribed for the maximum number of shares of common stock by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

     The term "associate" of a person is defined to mean: (i) any corporation or organization (other than 1st State Bank, 1st State Bancorp, or a majority-owned subsidiary of 1st State Bank or 1st State Bancorp) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except that such term shall not include any tax-qualified employee stock benefit plan of ours in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director of 1st State Bank or 1st State Bancorp or any of their subsidiaries. Directors are not treated as associates solely because they serve as directors.

     The term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses and the fact that such persons have filed joint ownership reports with the SEC with respect to other companies.

     If you order more shares than you are permitted to buy, we will have the right to purchase excess shares from you at the per share conversion purchase price. If you have sold the shares, you must pay us the difference between the aggregate purchase price you paid for the excess shares and the price at which you sold the excess shares. We may assign these rights. In addition, you may be subject to sanctions and penalties imposed by regulatory authorities.

     Under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

RESTRICTIONS ON REPURCHASE OF STOCK

     After the conversion, our ability to repurchase our capital stock will be governed by the Federal Reserve Board's regulations. Under the Federal Reserve Board's regulations, any bank holding company that is not well-capitalized and not in generally satisfactory condition must notify the Federal Reserve Board before purchasing or redeeming its equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the company for all purchases and redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove a proposed purchase or redemption if it finds that the proposal would constitute an unsafe or unsound practice or would violate any directive of, condition imposed by or written agreement with, the Federal Reserve Board. Under the Federal Reserve Board's regulations, no prior notice of repurchases is required to be given by a bank holding company that has received one of the two highest examination ratings at its most recent supervisory inspection, is not the subject of any unresolved supervisory issues and is, and after giving effect to the proposed repurchase will continue to be, well-capitalized. We do not have any specific plans regarding possible stock repurchases during the first year following the conversion. We have provided in our internal business plan that we will repurchase 5% of the outstanding common stock in each of the second and third years following the conversion. However, whether we actually repurchase stock depends on many factors that may change during the next year or two. For example, we might not repurchase any stock if the prevailing market price was too high or if we had a better use for our excess liquid assets.

LIMITATIONS ON RESALES BY MANAGEMENT

     Directors and executive officers of 1st State Bank may not sell shares purchased in the conversion for a period of one year following completion of the conversion, except in the event of the death of the original purchaser or in any exchange of shares in connection with a merger or acquisition of 1st State Bancorp approved by applicable regulatory authorities. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of this restriction. In addition, we will give appropriate instructions to the transfer agent for the common stock with respect to the applicable restriction for transfer of any restricted stock. This same limitation will apply to any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted stock. Shares acquired otherwise than in the conversion, such as under the stock option plan, would not be subject to the restriction. If directors and executive officers are deemed to be affiliates of 1st State Bancorp, all shares of common stock acquired by them will be subject to certain resale restrictions and may be resold pursuant to Rule 144 under the Securities Act. See "Regulation -- Regulation of 1st State Bancorp -- Federal Securities Law" which describes the provisions of Rule 144 in greater detail.

LIMITATIONS ON FUTURE MANAGEMENT STOCK PURCHASES

     During the first three years after the conversion, directors, executive officers and their associates may purchase additional shares of common stock only through a broker or dealer registered with the SEC, except with the prior written approval of the Administrator and the FDIC. This restriction does not apply to negotiated transactions involving more than 1% of the outstanding common stock or to purchases of common stock by a stock benefit plan, such as the employee stock ownership plan.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

     To the extent permitted by law, our interpretations of the Plan of Conversion will be final. The Plan of Conversion provides that our board of directors will have sole discretion to interpret and apply the provisions of the Plan of Conversion to particular facts and circumstances and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to giving preference in the community offering to natural persons and trusts of natural persons who are permanent residents of Alamance County, North Carolina. Any and all interpretations, applications and determinations we make in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon us and our members and subscribers in the offering, subject to the authority of the FDIC and the Administrator.

     The Plan of Conversion provides that we may amend the Plan of Conversion by a two-thirds vote of the board of directors at any time prior to submission of the Plan of Conversion and proxy materials to our members. After submission of the Plan of Conversion and proxy materials to the members, we may amend the Plan of Conversion by a two-thirds vote of the board of directors at any time prior to the special meeting and at any time following the special meeting with the concurrence of the FDIC and the Administrator. In our discretion, we may modify or terminate the Plan of Conversion upon the order of the regulatory authorities without a resolicitation of proxies or another special meeting. However, we would have to resolicit proxies and conduct another meeting of members if we modify the Plan of Conversion to materially change the terms of the conversion.

     The Plan of Conversion further provides that if mandatory new regulations pertaining to conversions are adopted by the FDIC, the Administrator, the Commission, the Federal Reserve Board or any successor agency prior to completion of the conversion, the Plan of Conversion will be amended to conform to those regulations without a resolicitation of proxies or another special meeting. If new conversion regulations contain optional provisions, we may amend the Plan of Conversion to utilize the optional provisions in our discretion without a resolicitation of proxies or another special meeting. By adoption of the Plan of Conversion, our members will be deemed to have authorized amendment of the Plan of Conversion under the circumstances described above.

CONDITIONS AND TERMINATION

     We may not complete the conversion unless the Plan of Conversion has been approved by the affirmative vote of not less than a majority of the total outstanding votes of our members and we sell at least the minimum of the offering range within 12 months following approval of the Plan of Conversion by the members. We may extend this time period by an additional 12 months by an amendment to the Plan of Conversion. If these conditions are not satisfied, we will terminate the Plan of Conversion and we will continue our business in the mutual form of organization. The board of directors may terminate the Plan of Conversion at any time prior to the special meeting and, with the approval of the FDIC and the Administrator, at any time after the special meeting.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     1st State Bancorp, Inc. has only recently been formed and, accordingly, has no results of operations at this time. As a result, this discussion relates to the financial condition and results of operations of 1st State Bank.

     Our business consists principally of attracting deposits from the general public and investing these funds in loans secured by single-family residential and commercial real estate, secured and unsecured commercial loans and consumer loans. Our profitability depends primarily on our net interest income which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest bearing liabilities, any positive interest rate spread will generate net interest income. Our profitability also is affected by the level of other income and operating expenses. Other income consists of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit insurance premiums, data processing, advertising and other expenses.

     Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

     Our business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We believe that we can be more effective in servicing our customers than many of our nonlocal competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management team.

     Beginning in the late 1980's, we have sought to gradually increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans, which have higher interest rates and shorter terms and adjust more frequently to changes in interest rates than single-family residential mortgage loans. At September 30, 1998, commercial real estate, commercial and consumer loans totaled $38.8 million, $25.2 million and $6.3 million, respectively, which represented 18.8%, 12.2% and 3.1%, respectively, of gross loans. At September 30, 1998, $100.9 million, or 48.8% of gross loans, consisted of residential real estate mortgage loans. Following the conversion, we intend to continue to follow our current strategy of seeking growth opportunities through increasing our portfolio of commercial real estate, commercial and consumer loans while continuing to pursue single-family residential mortgage loan origination activities.

YEAR 2000 COMPLIANCE

     Our operations, like those of most financial institutions, are substantially dependent upon computer systems for our lending and deposit activities. We are addressing the potential problems associated with the possibility that the computers which control our data processing activities, facilities and networks may not be programmed to read four-digit dates and, upon the arrival of the year 2000, may recognize the two-digit code "00" as the year 1900 rather than 2000. This could cause systems to fail to function or generate erroneous information.

     We formed a Year 2000 Committee early in 1998 with senior representatives from every functional area of our Bank. At the direction of the Board, this Committee is leading our efforts to ensure that we are ready for the Year 2000. Our board of directors has approved 1st State Bank's five phase Year 2000 Plan that was developed in accordance with the guidelines set forth by the Federal Financial Institutions Examination Council.

     The first phase, awareness, was intended to provide on-going information to our employees, directors and customers of the impact of the Year 2000 issue. We have conducted Year 2000 training for all directors and employees.

     The second phase, assessment, required us to review all systems that we believe to be potential risks in order to minimize any Year 2000 operating difficulties. This review included all major computer and non-computer based systems, such as vaults, security systems and telephone systems. In April 1998, we converted to a new computer system for processing all loan, deposit and general ledger transactions. In conjunction with this conversion, we purchased and installed new hardware and software throughout 1st State Bank. The hardware and software purchased are Year 2000 compliant or will be with minor modifications or upgrades. The combined cost of this hardware and software was $1.2 million, which was capitalized during the year ended September 30, 1998 in accordance with our capitalization policy. This phase is virtually complete, and we are following up on any remaining issues to complete our thorough assessment.

     We identified one vendor as mission critical. This vendor is Year 2000 compliant. We identified one system to be mission critical.

     We have contacted all of our significant commercial borrowers and have determined that they are progressing appropriately with their efforts on Year 2000 issues. We do not believe this poses a significant risk to us at this time. In addition, we take into consideration a commercial loan applicant's Year 2000 preparedness and will reject any application where the applicant's Year 2000 preparedness could hinder sufficiently its ability to repay the loan.

     The third phase, renovation and/or replacement, includes obtaining vendor certification and/or the necessary upgrades and enhancements to ensure that our existing systems are Year 2000 compliant. We are continuing to follow up with third party vendors as necessary. At this time we have plans in place for all mission critical systems to be compliant by December 31, 1998.

     The fourth phase, testing, is currently underway. The hardware has been successfully tested, and we have begun testing the software. We have received representations from our mission critical third party vendors that they are Year 2000 compliant. All testing is expected to be completed by January 31, 1999 and any problems would be remedied by March 31, 1999.

     The last phase, implementation, will commence in the second quarter of 1999, ending with the first quarter of 2000. We are currently in the process of developing contingency plans for processes that are not Year 2000 compliant. We expect this contingency plan to be ready by March 31, 1999.

     We estimate that the total future cost of Year 2000 compliance, excluding internal staffing costs, will not exceed $15,000. This estimate includes the cost of an independent consultant that has been retained to assist us in evaluating our Year 2000 Plan and assist us in testing. We believe that our policies, plans and actions are in compliance with regulatory guidelines and milestone dates.

     Our customers may also experience Year 2000 problems, which could adversely affect their ability to comply with their obligations to us. We have assessed all significant commercial loan customers to determine their Year 2000 readiness. Although Year 2000 readiness varies among our customers, we do not expect that Year 2000 problems will have such a serious impact on our customers as to cause them to suffer material adverse financial consequences.

     We believe that the potential effects on our internal operations from Year 2000 issues can and will be addressed prior to the Year 2000. However, as unforeseen circumstances arise, the Year 2000 issue could disrupt our normal business operations. The most reasonably likely worst case Year 2000 scenarios foreseeable at this time would include our not being able to systematically process, in some combination, various types of customer transactions. This could affect our ability to accept deposits or process withdrawals, originate new loans or accept loan payments in the automated manner we currently utilize. Depending upon how long this scenario lasted, this could have a material adverse effect on our operations. Our contingency plan will address alternative methods to enable us to continue to offer basic services to our customers. The costs of our Year 2000 project and our benchmark dates are based on our best estimates, which are based on a number of assumptions including future events. We cannot guarantee that these estimates will be achieved at the cost disclosed or within the time frames indicated.

LIQUIDITY AND CAPITAL RESOURCES

     Following the conversion, 1st State Bancorp initially will have no business other than that of 1st State Bank and investing the net conversion proceeds it retains. We believe that the net proceeds to be retained by 1st State Bancorp, earnings on those proceeds and principal and interest payments on the employee stock ownership plan loan, together with dividends that may be paid from 1st State Bank to 1st State Bancorp following the conversion, will provide sufficient funds for its initial operations and liquidity needs; however, it is possible that 1st State Bancorp may need additional funds in the future. We cannot assure you, however, that 1st State Bancorp's sources of funds will be sufficient to satisfy its liquidity needs in the future. 1st State Bank will be subject to certain regulatory limitations on the payment of dividends to 1st State Bancorp. For a discussion of these regulatory dividend limitations, see "Dividend Policy" and "Regulation -- Depository Institution Regulation -- Dividend Restrictions." 1st State Bancorp intends to lend a portion of the net proceeds retained from the conversion to the employee stock ownership plan to fund the employee stock ownership plan's purchase of common stock in the conversion. See "Use of Proceeds" for a more complete breakdown of our uses of the net proceeds.

     At September 30, 1998, we had net worth of $26.0 million, as compared to $23.3 million at September 30, 1997. We reported net income for the year ended September 30, 1998 of $2.5 million, as compared to $2.5 million and $1.6 million for the years ended September 30, 1997 and 1996, respectively. At September 30, 1998 and 1997, we had a capital to total assets ratio of 14.5% and 14.1%, respectively. At September 30, 1998, we had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $25.9 million, $25.9 million and $28.1 million, respectively.

     At September 30, 1998, we exceeded all regulatory minimum capital
requirements.   For a discussion of the Administrator's and the FDIC's
regulatory capital requirements, see "Regulation -- Depository Institution Regulation --Capital Requirements." For additional information regarding our actual, pro forma and minimum required capital ratios at September 30, 1998, see "Historical and Pro Forma Regulatory Capital Compliance." As a result of the conversion, we will have substantially increased capital.

     Our primary sources of funds are deposits, principal and interest payments on loans, proceeds from the sale of loans, and to a lesser extent, advances from the FHLB of Atlanta. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and local competition.

     Our primary investing activities have been the origination of loans and the purchase of investment securities. During the years ended September 30, 1998, 1997 and 1996, we had $105.4 million, $79.2 million and $62.9 million, respectively, of loan originations. During the years ended September 30, 1998, 1997 and 1996, we purchased investment securities in the amounts of $34.6 million, $7.0 million and $16.4 million, respectively. Our primary financing activities are the attraction of savings deposits and, during the year ended September 30, 1998, obtaining FHLB advances.

     The Administrator's regulations require savings banks to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under the Administrator's regulations allows the inclusion of investments with readily marketable value, including investments with maturities in excess of five years. Our average liquidity ratios were 20.6%, 18.3%, and 19.4% for the years ended September 30, 1998, 1997, and 1996, respectively. We have maintained high liquidity ratios in recent years in anticipation of our conversion to a commercial bank. Commercial banks are subject to higher liquidity requirements than savings banks. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 1998 and 1997, cash and cash equivalents totaled $31.1 million and $15.0 million, respectively. We have other sources of liquidity should we need additional funds. During the years ended September

30, 1998, 1997 and 1996, we sold loans totaling $27.6 million, $9.2 million and $9.2 million, respectively. Additional sources of funds include FHLB of Atlanta advances. During the year ended September 30, 1998, we obtained $20.0 million of FHLB of Atlanta advances with maturities matched to the repricing of a comparable amount of loans to reduce our exposure to potentially rising interest rates. For more information regarding this strategy, see " --Asset/Liability Management." At September 30, 1998, we had $20.0 million of FHLB of Atlanta advances outstanding, compared to $1.0 million at September 30, 1997. Other sources of liquidity include loans and investment securities designated as available for sale, which totaled $7.5 million and $9.9 million, respectively, at September 30, 1998.

     We anticipate that we will have sufficient funds available to meet our current commitments. At September 30, 1998, we had $7.5 million in commitments to originate new loans, $40.4 million in unfunded commitments to extend credit under existing equity line and commercial lines of credit and $505,000 in standby letters of credit. At September 30, 1998, certificates of deposit which are scheduled to mature within one year totaled $116.5 million. We believe that a significant portion of such deposits will remain with us. However, some of these deposits may be used to buy stock in the offering.

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of our net income, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. We strive to achieve consistent net interest income and to reduce our exposure to changes in interest rates by matching the terms to repricing of our interest-sensitive assets and liabilities. The matching of our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our
net interest income.   Factors beyond our control, such as market interest rates
and competition, may also have an impact on our interest income and interest expense.

     In the absence of any other factors, the overall yield or return associated with our earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market interest rates, we can significantly influence our net interest income.

     Our President reports to our board of directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The board of directors reviews the maturities of our assets and liabilities and establishes policies and strategies designed to regulate our flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing our assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. Our management is responsible for administering the policies and determinations of the board of directors with respect to our asset and liability goals and strategies.

     Our principal strategy in managing our interest rate risk has been to increase interest rate sensitive assets such as commercial loans and consumer loans. At September 30, 1998, we had $25.2 million of commercial loans and $6.3 million of consumer loans, which amounted to 12.2% and 3.1%, respectively, of our gross loan portfolio, as compared to $22.9 million of commercial loans and $5.4 million of consumer loans, respectively, at September 30, 1997, which amounted to 11.3% and 2.7%, respectively, of our gross loan portfolio at that date. In addition, in managing our portfolio of investment securities in recent periods we emphasized the purchase of short-term securities so as to reduce our exposure to increases in interest rates. In addition, at September 30, 1998, we had $7.5 million of loans held for sale, and, pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we had investment securities with an aggregate amortized cost of $9.7 million and an aggregate fair value of $9.9 million as available for sale. We are holding these loans and investment securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

     We also have shortened the average repricing period of our assets by retaining in our portfolio single-family residential mortgage loans only in cases where the loan carries an adjustable rate or the loan has an interest rate that is sufficient to compensate us for the risk of maintaining long-term, fixed-rate loans in our portfolio. During the past two years, we have sold a significant portion of our fixed-rate, single-family residential mortgage loans with terms of 15 years or more we have originated, and at September 30, 1998, most of our single-family residential mortgage loans classified as held to maturity were originated at least two years previously when market interest rates were higher. At September 30, 1998, we held approximately $32.1 million of adjustable-rate residential mortgage loans, which represented approximately 15.5% of our gross loan portfolio. Depending on conditions existing at any given time, as part of our interest rate risk management strategy, we may sell newly originated fixed-rate residential mortgage loans with original maturities of 15 years or more in the secondary market.

     In addition, in early 1998, as market interest rates were falling and our yields on newly originated fixed-rate loans were decreasing, we became increasingly concerned that if interest rates were to increase significantly from the low rates then prevailing our cost of funds could be expected to increase while we would continue to earn the same low yield on our fixed-rate loans. To reduce our interest rate risk, in February 1998, we obtained $20.0 million in fixed-rate FHLB of Atlanta advances. These advances were structured with maturities estimated to coincide with the expected repricing of approximately $20.0 million of our loans. Through this strategy, we were able to establish a positive interest rate spread on the $20.0 million of assets and FHLB of Atlanta advances. The FHLB of Atlanta advances may not be prepaid, and since the time the advances were obtained interest rates have declined, with the result that we have been and currently are earning a lesser interest rate spread than we would otherwise be earning had we not obtained the advances. However, the strategy of obtaining FHLB advances with maturities matched to a comparably sized portfolio of interest-earning assets has helped us to significantly reduce our interest rate risk in times of rising interest rates with respect to that portion of our assets and liabilities.

INTEREST RATE SENSITIVITY ANALYSIS

     One way to analyze the matching of assets and liabilities is to examine the extent to which assets and liabilities reprice in response to changes in interest rates. The interest rate gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities that will mature or reprice within the same time period. At September 30, 1998 our cumulative one-year interest rate gap as a percentage of total assets was a negative 2.4%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Conversely, a gap is considered negative when the interest rate sensitive liabilities exceed the interest rate sensitive assets.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998 which we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown.

                                                              More than    More than
                                        3 months    4 to 12   1 year to     3 years      Over
                                         or less    months     3 years    to 5 years   5 years    Total
--------------------------------------------------------------------------------------------------------
                                                                 (Dollars In thousands)
Interest-earning assets:
 Loans receivable (1).................   $73,237   $ 31,977    $ 32,288      $37,193   $29,627   $204,322
 Investment securities (2)............        --      3,992       9,484        7,000    20,923     41,399
 Interest-bearing overnight deposits..    25,559         --          --           --        --     25,559
                                         -------   --------    --------      -------   -------   --------
  Total interest-earning assets.......    98,796     35,969      41,772       44,193    50,550    271,280

Interest-bearing liabilities:
 Transaction accounts.................     7,013     12,724       9,950        2,966     5,665     38,318
 Passbook and statement...............     1,279      3,497       7,253        4,729    11,333     28,091
 Certificates of deposit..............    38,881     78,156      35,406        8,218        --    160,661
 FHLB advances........................        --         --          --           --    20,000     20,000
                                         -------   --------    --------      -------   -------   --------
  Total interest-bearing liabilities..    47,173     94,377      52,609       15,913    36,998    247,070

Interest sensitivity gap..............   $51,623   $(58,408)   $(10,837)     $28,280   $13,552   $ 24,210
                                         =======   ========    ========      =======   =======   ========
Cumulative interest sensitivity gap...   $51,623   $ (6,785)   $(17,622)     $10,658   $24,210
                                         =======   ========    ========      =======   =======
Ratio of cumulative gap to total
 interest-earning assets..............      19.0%      (2.5)%      (6.5)%        3.9%      8.9%
                                         =======   ========    ========      =======   =======
Ratio of cumulative gap to total
 assets...............................      17.9%      (2.4)%      (6.1)%        3.7%      8.4%
                                         =======   ========    ========      =======   =======
Ratio of interest-earning assets to
 interest-bearing liabilities.........     209.4%      38.1%       79.4%       277.7%    136.6%
                                         =======   ========    ========      =======   =======

______________
(1)  Includes nonaccrual loans and loans held for sale.
(2)  Includes FHLB of Atlanta stock.

MARKET RISK

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

     Our market risk arises primarily from interest rate risk inherent in our lending and deposit-taking activities. We do not maintain a trading account for any class of financial instrument nor do we engage in hedging activities or purchase high-risk derivative instruments. Furthermore, we are not subject to foreign currency exchange rate risk or commodity price risk.

     We measure our interest rate risk by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our net interest income and net portfolio value of sudden and sustained 1% to 4% increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net interest income of 10%, 15%, 20% and 25% in the event of 1%, 2%, 3% and 4% increases and decreases in the market interest rates, respectively. Limits have also been established for changes in net portfolio value of decreases of 10%, 15%, 25% and 50% in the event of 1%, 2%, 3% and 4% increases in market interest rates, respectively, and decreases of 5%, 10%, 15% and 20% in the event of 1%, 2%, 3% and 4% decreases in market interest rates, respectively. The following table presents the projected change in net interest income and net portfolio value for the various rate shock levels at September 30, 1998.

                            Net Portfolio Value                  Net Interest Income
 Change               ------------------------------      --------------------------------
in Rates              $ Amount   $ Change   % Change      $ Amount    $ Change    % Change
----------            --------   --------   --------      ---------   --------    --------
                                          (Dollars in thousands)
+ 400  bp              $28,281   $(5,254)    (15.67)%      $9,478     $ 1,012    11.95%
+ 300  bp               29,839    (3,696)    (11.02)        9,240         774     9.13
+ 200  bp               31,397    (2,138)     (6.37)        9,002         536     6.32
+ 100  bp               32,466    (1,069)     (3.19)        8,734         268     3.16
Static                  33,535         0       0.00         8,466           0     0.00
- 100  bp               33,638       103       0.31         8,082        (384)   (4.54)
- 200  bp               33,742       207       0.62         7,697        (769)   (9.09)
- 300  bp               33,156      (379)     (1.13)        7,265      (1,201)  (14.19)
- 400  bp               32,571      (964)     (2.87)        6,832      (1,634)  (19.30)

     The above table indicates that at September 30, 1998, in the event of sudden and sustained increases in prevailing market interest rates, we would expect our estimated net interest income to increase and our net portfolio value to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, we would expect our estimated net interest income and net portfolio value to decrease, except that we would expect our net portfolio value to increase in the event of a sudden and sustained decrease in interest rates of 100 or 200 basis points. Our board of directors reviews our net interest income and net portfolio value position quarterly, and, if estimated changes in net interest income and net portfolio value are not within the targets established by the board, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board approved targets. At September 30, 1998, our estimated changes in net interest income and net portfolio value were within the targets established by the board of directors.

     Computations of prospective effects of hypothetical interest rate changes, such as the above computations, are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the above tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in our portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Also, borrowers may have difficulty in repaying their adjustable-rate debt if interest rates increase.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income derived from interest-earning assets and the interest expense on interest-bearing liabilities. Net interest income is affected by the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and the relative volume of interest-earning assets and interest-bearing liabilities.

     The following table sets forth certain information relating to our consolidated balance sheets at September 30, 1998 and our consolidated statements of income for the years ended September 30, 1998, 1997, and 1996 and reflects the average yield on assets and average cost of liabilities at the date and for the periods indicated. We derived yields and costs by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from daily balances.

                                                                                   Year Ended September 30,
                                                     ---------------------------------------------------------------
                             At September 30, 1998               1998                            1997
                             ---------------------   ---------------------------   ---------------------------------
                                                                         Average                         Average
                                         Yield/      Average             Yield/    Average               Yield/
                              Balance     Cost       Balance   Interest  Cost      Balance    Interest   Cost
                             ---------  --------     --------- --------  ------    ---------  --------   -----
                                                                           (Dollars in thousands)
Assets:
  Loans receivable (1).....   $204,322     8.28%    $199,203    $17,185  8.63%     $186,413    $16,167   8.67%
  Investment securities (2)     41,399     6.26       35,938      2,320  6.46        39,101      2,557   6.54
  Interest-bearing
   overnight deposits......     25,559     5.75       20,409      1,203  5.89         6,116        337   5.51
                              --------              --------    -------            --------    -------
    Total interest-earning
     assets................    271,280     7.74      255,550     20,708  8.10       231,630     19,061   8.23
                                                                -------                        -------
Non-interest-earning assets     16,943                17,499                         15,362
                              --------              --------                       --------
    Total assets...........   $288,223              $273,049                       $246,992
                              ========              ========                       ========

Liabilities and net worth:
  Deposits.................   $227,070     4.57     $224,334     10,331  4.61      $215,494      9,743   4.52
  FHLB advances............     20,000     5.39       13,559        740  5.46         1,000         56   5.60
                              --------              --------    -------            --------    -------
    Total interest-bearing
     liabilities...........    247,070     4.63      237,893     11,071  4.65       216,494      9,799   4.53
                                           ----                 -------  ----                  -------  -----
Non-interest-bearing
 liabilities...............     15,187                10,436                          8,026
                              --------              --------                       --------
    Total liabilities......    262,257               248,329                        224,520
Net worth..................     25,966                24,720                         22,472
                              --------              --------                       --------
    Total liabilities and
     net worth.............   $288,223              $273,049                       $246,992
                              ========              ========                       ========

Net interest income........                                     $ 9,637                        $ 9,262
                                                                =======                        =======
Interest rate spread.......                3.11%                         3.45%                           3.70%
                                           ====                          ====                            ====
Net interest margin (3)....                                              3.77%                           4.00%
                                                                         ====                            ====
Ratio of average
 interest-earning assets
 to average
 interest-bearing
 liabilities...............              109.80%                       107.42%                         106.99%
                                         ======                        ======                          ======

                                         -----------------------------------
                                                      1996
                                         -----------------------------------
                                                                     Average
                                              Average                Yield/
                                              Balance   Interest     Cost
Assets:                                      ---------  ---------    -----
  Loans receivable (1).....                  $171,148    $14,620     8.54%
  Investment securities (2)                    37,854      2,402     6.35
  Interest-bearing
   overnight deposits......                     6,605        373     5.65
                                             --------    -------
    Total interest-earning
     assets................                   215,607     17,395     8.07
                                                         -------
Non-interest-earning assets                    13,313
                                             --------
    Total assets...........                  $228,920
                                             ========

Liabilities and net worth:
  Deposits.................                   202,776      9,450     4.66
  FHLB advances............                       156          3     1.92
                                             --------    -------
    Total interest-bearing
     liabilities...........                   202,932      9,453     4.66
                                                         -------     ----
Non-interest-bearing
 liabilities...............                     5,842
                                             --------
    Total liabilities......                   208,774
Net worth..................                    20,146
                                             --------
    Total liabilities and
     net worth.............                  $228,920
                                             ========

Net interest income........                              $ 7,942
                                                         =======
Interest rate spread.......                                          3.41%
                                                                     ====
Net interest margin (3)....                                          3.68%
                                                                     ====
Ratio of average
 interest-earning assets
 to average
 interest-bearing
 liabilities...............                                        106.25%
                                                                   ======

--------------------
(1)  Includes nonaccrual loans and loans held for sale.
(2)  Includes FHLB of Atlanta stock.
(3) Represents net interest income divided by the average balance of interest-earning assets.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, we have provided information on changes attributable to:

     .  changes in volume (changes in volume multiplied by old rate)

     .  changes in rates (change in rate multiplied by old volume)

     . changes in rate-volume (changes in rate multiplied by the changes in volume) and

     .  total change (the sum of the previous columns).

                                                                    Year Ended September 30,
                                         ---------------------------------------------------------------------------
                                               1998        vs.       1997              1997       vs.     1996
                                         ----------------------------------       ----------------------------------
                                                   Increase (Decrease)                    Increase (Decrease)
                                                        Due to                                 Due to
                                         ----------------------------------        ---------------------------------
                                                            Rate/                                     Rate/

                                         Volume    Rate    Volume     Total        Volume    Rate    Volume    Total
                                         -------   ----    ------     -----        ------    ----    ------    -----
                                                                        (In thousands)
Interest income:
  Loans receivable (1)............        $1,109   $ (85)   $  (6)    $1,018        $1,304   $ 223     $ 20     $1,547
  Investment securities (2).......          (207)    (33)       3       (237)           79      74        2        155
  Other interest-earning assets...           788      23       55        866           (28)     (9)       1        (36)
                                          ------   -----    -----     ------        ------   -----     ----     ------
   Total interest-earning assets..         1,690     (95)      52      1,647         1,355     288       23      1,666
                                          ------   -----    -----     ------        ------   -----     ----     ------

Interest expense:
  Deposits........................           400     181        7        588           593    (282)     (18)       293
  FHLB advances...................           703      (1)     (18)       684            16       6       31         53
                                          ------   -----    -----     ------        ------   -----     ----     ------
    Total interest-bearing
     liabilities..................         1,103     180      (11)     1,272           609    (276)      13        346
                                          ------   -----    -----     ------        ------   -----     ----     ------
Change in net interest income.....        $  587   $(275)   $  63     $  375        $  746   $ 564     $ 10     $1,320
                                          ======   =====    =====     ======        ======   =====     ====     ======

_____________
(1) Includes nonaccrual loans and loans held for sale.
(2) Includes FHLB of Atlanta stock.


    COMPARISON OF FINANCIAL CONDITION OF SEPTEMBER 30, 1998 AND 1997

     Total assets increased by $29.7 million, or 11.5%, from $258.5 million at September 30, 1997 to $288.2 million at September 30, 1998. A significant portion of the increase in assets was attributable to an increase in cash and cash equivalents, which increased by $16.1 million, or 107.3%, from $15.0 million at September 30, 1997 to $31.1 million at September 30, 1998. Cash and cash equivalents consist of cash and interest-bearing deposits in other banks and are our most liquid assets. We increased our liquidity at September 30, 1998 due to: (i) increased loan sales and prepayments of loans in connection with refinancings as a result of declining interest rates during the year ended September 30, 1998; (ii) our retention of cash from a $20.0 million FHLB of Atlanta advance; and (iii) an increase in deposits while loans receivable remained stable.

     As a result of historically low prevailing interest rates during the year ended September 30, 1998, we have increased our mortgage banking activities by classifying as held for sale substantially all newly originated long-term, fixed-rate single-family residential mortgage loans. As a result, our loans held for sale increased from $684,000 at

September 30, 1997 to $7.5 million at September 30, 1998. In addition, our loans receivable, net decreased by $340,000, or .2%, from $197.1 million at September 30, 1997 to $196.8 million at September 30, 1998. While single-family residential mortgage loans decreased by $7.5 million, or 6.9%, from $108.4 million at September 30, 1997 to $100.9 million at September 30, 1998, we were able to increase our portfolio of construction loans by $6.0 million, or 47.6%, from $12.6 million at September 30, 1997 to $18.6 million at September 30, 1998. The increase in our portfolio of construction loans reflects our success in obtaining several acquisition and development loans and loans to builders to build unsold residences, as well as to an increase in the average size of loans to individuals to build their primary residences.

     Our investment securities held to maturity increased by $6.7 million, or 28.6%, from $23.5 million at September 30, 1997 to $30.2 million at September 30, 1998, as we used excess liquidity to purchase investment securities.

     During the year ended September 30, 1998, we funded our asset growth partly with increased deposit accounts but primarily with FHLB of Atlanta advances.
In February 1998, we obtained $20.0 million in FHLB of Atlanta advances. These advances were structured with maturities estimated to coincide with the expected
repricing of approximately $20.0 million of our loans.   See A-- Asset/Liability
Management@ for more information about our use of FHLB of Atlanta advances in reducing our interest rate risk. As a result, FHLB of Atlanta advances totaled $20.0 million at September 30, 1998, as compared to $1.0 million at September 30, 1997. Deposit accounts increased by $6.4 million, or 2.8%, from $229.3 million at September 30, 1997 to $235.7 million at September 30, 1998. Of the increase, $5.1 million was attributable to an increase in the transaction accounts, which we have been promoting during the year. In addition, we have had some success in cross-selling checking accounts and money market accounts to our commercial borrowers.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

     Net Income. We had $2.5 million of net income for each of the years ended September 30, 1998 and 1997. During the year ended September 30, 1998, increases in net interest income and other income were offset by increases in the provision for loan losses and operating expenses. We are establishing a charitable foundation and contributing to the foundation up to 8% of the stock we sell in the conversion, up to a maximum of 150,000 shares. The contribution to the foundation will reduce our earnings in 1999, the fiscal year in which the foundation is to be established and the contribution made, by up to $2.0 million. If the foundation had been established and the contribution made during the year ended September 30, 1998, we would have reported net income of approximately $541,000 rather than reporting net income of approximately $2.5 million, for the year ended September 30, 1998.

     Net Interest Income.   Net interest income was $9.6 million for the year
ended September 30, 1998, as compared to $9.3 million for the year ended September 30, 1997, representing an increase of $375,000, or 4.1%. During the year ended September 30, 1998, we were able to increase our net interest income by leveraging our capital and increasing our levels of interest-earning assets and interest-bearing liabilities. The average balance of interest-earning assets increased by $23.9 million, or 10.3%, from $231.6 million for the year ended September 30, 1997 to $255.6 million for the year ended September 30, 1998 primarily due to increases in the average balances of loans receivable and interest-bearing overnight deposits. In addition, the average balance of interest-bearing liabilities increased by $21.4 million, or 9.9%, from $216.5 million for the year ended September 30, 1997 to $237.9 million for the year ended September 30, 1998 primarily due to increases in the average balances of deposits and FHLB advances. The effect of the increases in the average balances of assets and liabilities was offset in part by a decrease in our interest rate spread from 3.70% for the year ended September 30, 1997 to 3.45% for year ended September 30, 1998. In February 1998, we obtained $20.0 million in fixed-rate FHLB of Atlanta advances. These advances were structured with maturities estimated to coincide with the expected repricing of approximately $20.0 million of our loans. Through this strategy, we were able to establish a positive interest rate spread on the $20.0 million of assets and FHLB of Atlanta advances. The proceeds of advances increased our cash and cash equivalents pending deployment of the proceeds into loans. Since the time the advances were obtained interest rates have declined, with the result that our cost of funds has been negatively affected because the advances have a higher rate of interest than other sources of funds while cash and cash equivalents have a lower yield than our other interest-earning assets. As a result, we have been, and currently are, earning a lesser interest rate spread than we would otherwise be earning had we not obtained the advances. However, the strategy of obtaining FHLB advances with maturities matched to a comparably sized portfolio of interest-earning assets has helped us to significantly reduce our interest rate risk in times of rising interest rates with respect to that portion of our assets and liabilities. See A--Asset/Liability Management@ for our strategies in managing our interest rate spread. However, during the year ended September 30, 1998, we continued our efforts to increase the yield on interest-earning assets by increasing originations of loans that are based on the prime rate, such as commercial loans and home equity lines of credit, and to lower our cost of funds by successfully attracting lower cost deposits such as checking accounts and money market accounts.

     Interest Income. Total interest income was $20.7 million for the year ended September 30, 1998, as compared to $19.1 million for the year ended September 30, 1997, representing an increase of $1.6 million, or 8.6%. Such increase was due primarily to a $23.9 million, or 10.3%, increase in the average balance of the interest-earning assets during such year and, offset in part by a 13 basis point decrease in the average yield on interest-earning assets.

     Interest on loans receivable increased by $1.0 million, or 6.3%, from $16.2 million for the year ended September 30, 1997 to $17.2 million of the year ended September 30, 1998. The increase was due primarily to an increase of $12.8 million, or 6.9%, in the average balance of loans receivable from $186.4 million for the year ended September 30, 1997 to $199.2 million for the year ended September 30, 1998, reflecting increased single-family residential mortgage loan and commercial loan originations. The increase in the average balance of loans receivable more than offset a 4 basis point decrease in the average yield on loans receivable due to falling market interest rates during the year ended September 30, 1998. Offsetting the decreased yield attributable to declining market interest rates were our increased originations of commercial loans and construction loans, which carry interest rates based on the prime rate, enabling us earn a higher yield on interest-earning assets, as commercial loans generally earn higher interest rates than single-family residential mortgage loans, although those loans entail greater credit risk. For more information, see "Business of 1st State Bank -- Lending Activities -- Commercial Lending."

     Interest on investment securities decreased by $237,000, or 9.3%, from $2.6 million for the year ended September 30, 1997 to $2.3 million for the year ended September 30, 1998. The decrease was attributable to a $3.2 million, or 8.1%, decrease in the average balance of investment securities from $39.1 million for the year ended September 30, 1997 to $35.9 million for the year ended September 30, 1998, combined with an 8 basis point decrease in the average yield on investment securities. As market interest rates fell during the year ended September 30, 1998, a higher than normal level of our investment securities were called by the issuers.

     Interest on interest-bearing overnight deposits increased by $867,000 from $336,000 for the year ended September 30, 1997 to $1.2 million for the year ended September 30, 1998. The increase was due primarily to a $14.3 million increase in the average balance of other interest-earning assets from $6.1 million for the year ended September 30, 1997 to $20.4 million for the year ended September 30, 1998, as a result of the $20.0 million of FHLB of Atlanta advances obtained in February 1998, as well as to a 38 basis point increase in the yield on other interest-earning assets.

     Interest Expense. During the years ended September 30, 1997 and 1998, interest expense consisted primarily of interest on deposit accounts. Interest on deposit accounts increased by $588,000, or 6.0%, from $9.7 million for the year ended September 30, 1997 to $10.3 million for the year ended September 30, 1998. The increase was due to an $8.8 million, or 4.1%, increase in the average balance of deposits from $215.5 million for the year ended September 30, 1997 to $224.3 million for the year ended September 30, 1998. In addition, there was a 9 basis point increase in the average cost of deposits. The increase in the average cost of deposits reflected our decision to increase our deposit rates to match competition in our market. In addition, during the year ended September 30, 1998, we had interest expense of $740,000 on our increased balance of FHLB of Atlanta advances, as compared to $56,000 of interest expense during the year ended September 30, 1997.

     Provisions for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses at a level we consider adequate to provide for probable loan losses, based on prior loss experience, volume and type of lending we conduct, industry standards and past due loans in our loan portfolio. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. See "Business of 1st State Bank -- Lending Activities -- Nonperforming Loans and Other Problem Assets" and " -- Allowance for Loan Losses" for information as to how we classify loans and establish loan loss reserves. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. We provided $477,000 and $261,000 for loan losses during the years ended September 1998 and 1997, respectively. The allowance for loan losses was $3.2 million at September 30, 1998, as compared to $2.8 million at September 30, 1997. The ratio for the allowance for loan losses to total loans, net of loans in process and deferred loan fees was 1.61% and 1.38% at September 30, 1998 and 1997, respectively. The increased provision during the year ended September 30, 1998 reflects the increased risk in our loan portfolio attributable to the higher percentage of loans invested in commercial loans, commercial real estate loans and construction loans. At September 30, 1998, commercial loans, commercial real estate loans and construction loans totaled $25.2 million, $38.8 million and $18.6 million, respectively, which amounted to 12.2%, 18.8% and 9.0%, respectively, of the gross loan portfolio. Comparatively, at September 30, 1997, commercial loans, commercial real estate loans and construction loans totaled $22.9 million, $34.3 million and $12.6 million, respectively, which amounted to 11.3%, 17.0% and 6.2%, respectively, of the gross loan portfolio. Single-family residential real estate loans totaled $100.9 million and $108.4 million at September 30, 1998 and 1997, respectively, which represented 48.8% and 53.8%, respectively, of the gross loan portfolio at such dates. Furthermore, we continued to originate asset-based loans, which are loans where repayment is based largely on the liquidation of assets such as inventory and accounts receivable. These loans carry an even higher incremental risk of loss, as their repayment is often dependent on the financial performance of the persons that owe money to our borrower. At September 30, 1998 and 1997, we had $9.4 million and $8.1 million, respectively, we considered to be asset-based loans.

     In addition, changes in the economy during fiscal year 1998 have altered the credit risk profile of some of our customers and as a result, we increased
our provision to reflect this additional credit risk.   We believe that our
local economy may be nearing the end of a business cycle, which affects all of our borrowers through a softening economy. We have been further affected by this trend in that in recent years we have increased lending to smaller businesses, churches and non-profit organizations, and we have increased the origination of asset-based loans. We consider these borrowers to be more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. The NAFTA legislation passed by Congress also appears to be having a negative impact on the textile industry of Alamance County, affecting or potentially affecting borrowers in the textile industry and borrowers employed by local textile companies. Finally, we believe increased consumer debt levels and rising consumer bankruptcy rates nationally and in North Carolina have had a negative effect on our consumer and mortgage loan portfolios during 1998. Collectively, these factors prompted us to increase the allowance for loan losses during 1998.

     Other Income. Total other income was $1.5 million for the years ended September 30, 1998 and 1997. During the year ended September 30, 1998, mortgage banking income, net increased by $256,000. As interest rates decreased during the year, we decided to sell a greater volume of new residential mortgage loan originations to reduce our exposure to interest rate risk. For most of these transactions, we incurred a loss on the sale of the loan. During the years ended September 30, 1998 and 1997, we recognized net losses on the sale of mortgage loans of $119,000 and $16,000, respectively. These losses were offset
by other sources of income from mortgage banking transactions.   For example, in
many cases, we elected to sell the rights to service the loan, resulting in the collection of an additional premium to release the servicing rights. These premiums, which amounted to $351,000 and $121,000 for the years ended September 30, 1998 and 1997, respectively, more than offset the aforementioned marketing losses on the sale of the loans during these periods. In addition, during the year ended September 30, 1998, commissions from sales of annuities and mutual funds increased by $38,000 as customers shifted retirement funds into non-insured investments. Also, customer service fees on loan and deposit accounts increased by $65,000, or 13.1%, from $500,000 for the year ended September 30, 1997 to $566,000 for the year ended September 30, 1998 as a result of increased levels of deposit and loan accounts. Offsetting these increases was a $269,000 securities loss during the year ended September 30, 1998 from an other than temporary decline in the value of marketable equity securities. During the mid 1980s, we made an investment in a mutual fund which invests in mortgage-backed securities and U.S. Government and agency securities. This investment is classified as available for sale, and in prior years we have reflected a net unrealized loss on investment securities on our consolidated balance sheets attributable to the then current unrealized loss associated with this mutual fund investment. During the year ended September 30, 1998, we determined that the value of the investment in marketable equity securities would not recover in the foreseeable future and we recognized an expense attributable to the other than temporary decline in fair value. The fair value of marketable equity securities depends largely on changes in interest rates as the underlying securities are debt securities. Future changes in interest rates could cause additional declines in value that are other than temporary.

     Operating Expenses. Total operating expenses increased by $302,000, or 4.7%, from $6.5 million for the year ended September 30, 1997 to $6.8 million for the year ended September 30, 1998. Compensation and related benefits increased by $267,000, or 6.2%, from $4.3 million for the year ended September 30, 1997 to $4.6 million for the year ended September 30, 1998, due to an increase in expense attributable to normal salary increases and increases in the number of employees. During the year ended September 30, 1998 and 1997, we incurred $987,000 and $1.1 million, respectively, in compensation and related expenses attributable to the implementation and vesting of a Deferred Compensation Plan for directors and executive officers. The expense associated with that plan is expected to approximate $200,000 annually beginning with the year ended September 30, 1999. Occupancy and equipment expenses increased by $105,000, or 11.1%, from $940,000 for the year ended September 30, 1997 to $1.0 million for the year ended September 30, 1998 due to an $85,000 write-down of obsolete equipment. Deposit insurance premiums increased by $38,000, or 36.9%, from $104,000 for the year ended September 30, 1997 to $142,000 for the year ended September 30, 1998 due to increased levels of deposits. Our operating expenses will increase in the future due to added expense associated with our employee stock ownership plan, the costs of being a public company and, later on, a restricted stock plan.

     Income Taxes. Our income tax expense was $1.4 million for each of the years ended September 30, 1998 and 1997. Our effective tax rate was 35.1% for the year ended September 30, 1998 and 36.2% for the year ended September 30, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

     Net Income. We had $2.5 million of net income for the year ended September 30, 1997, compared to $1.6 million of net income for the year ended September 30, 1996, representing an increase of $952,000, or 59.7%. The principal reason for the increase was a $1.3 million increase in net interest income.

     Net Interest Income.   Net interest income was $9.3 million for the year
ended September 30, 1997, as compared to $7.9 million for the year ended September 30, 1996, representing an increase of $1.3 million, or 16.6%. The increase was due to an increase in our interest rate spread from 3.41% for the year ended September 30, 1996 to 3.70% for year ended September 30, 1997.
During the year ended September 30, 1997, we were able to increase the yield on interest-earning assets by increasing loans that are based on the prime rate, such as commercial loans and home equity lines of credit. Concurrently, we were able to lower our cost of funds by increasing lower cost deposits such as checking accounts and money market accounts. During the year ended September 30, 1997, we were able to increase our net interest income by leveraging our capital and increasing our levels of interest-earning assets and interest-bearing liabilities. The average balance of interest-earning assets increased by $16.0 million, or 7.4%, from $215.6 million for the year ended September 30, 1996 to $231.6 million for the year ended September 30, 1997 primarily due to increases in the average balance of loans receivable. In addition, the average balance of interest-bearing liabilities increased by $13.6 million, or 6.7%, from $202.9 million for the year ended September 30, 1996 to $216.5 million for the year ended September 30, 1997 primarily due to increases in the average balance of deposits.

     Interest Income. Total interest income was $19.1 million for the year ended September 30, 1997, as compared to $17.4 million for the year ended September 30, 1996, representing an increase of $1.7 million, or 9.6%. Such increase was due primarily to a $16.0 million, or 7.4%, increase in the average balance of the interest-earning assets during such year and, to a lesser extent, to a 16 basis point increase in the average yield on interest-earning assets.

     Interest on loans receivable increased by $1.5 million, or 10.6%, from $14.6 million for the year ended September 30, 1996 to $16.2 million of the year ended September 30, 1997. The increase was due primarily to an increase of $15.3 million, or 8.9%, in the average balance of loans receivable from $171.1 million for the year ended September 30, 1996 to $186.4 million for the year ended September 30, 1997, reflecting increased single-family residential mortgage loan and commercial loan originations. The increase in interest on loans receivable also reflected a 13 basis point increase in the average yield on loans receivable. By increasing originations of commercial loans and home equity lines of credit that carry interest rates based on the prime rate, we were able to increase our average yield on interest-earning assets, as commercial loans generally earn higher interest rates than single-family residential mortgage loans, although those loans entail greater credit risk.

     Interest on investment securities increased by $156,000, or 6.5%, from $2.4 million for the year ended September 30, 1996 to $2.6 million for the year ended September 30, 1997. The increase was attributable to a $1.2 million, or 3.3%, increase in the average balance of investment securities from $37.9 million for the year ended September 30, 1996 to $39.1 million for the year ended September 30, 1997, as well as to a 19 basis point increase in the average yield on investment securities. As market interest rates were rising during the year ended September 30, 1997, we invested excess liquidity in short-term U.S. government and agency securities to increase our yield on interest-earning assets.

     Interest Expense. During the years ended September 30, 1996 and 1997, interest expense consisted almost entirely of interest on deposit accounts. Interest on deposit accounts increased by $293,000, or 3.1%, from $9.5 million for the year ended September 30, 1996 to $9.7 million for the year ended September 30, 1997. The increase was due to a $12.7 million, or 6.3%, increase in the average balance of deposits from $202.8 million for the year ended September 30, 1996 to $215.5 million for the year ended September 30, 1997. The increase in the average balance of deposits more than offset a 14 basis point decrease in the average cost of deposits. The decrease in the average cost of deposits reflected the increase in the percentage of our deposits comprised of lower cost deposits such as checking accounts and money market accounts.

     Provisions for Loan Losses. We provided $261,000 and $281,000 for loan losses during the years ended September 1997 and 1996, respectively. The allowance for loan losses was $2.8 million at September 30, 1997, as compared to $2.5 million at September 30, 1996. The ratio for the allowance for loan losses to total loans, net of loans in process and deferred loan fees was 1.38% at September 30, 1997 and 1.42% at September 30, 1996.

     Other Income. Total other income increased by $289,000 , or 24.5%, from $1.2 million for the year ended September 30, 1996 to $1.5 million for the year ended September 30, 1997. Of such increase, $113,000 was attributable to increased commissions from sales of annuities and mutual funds, as customers shifted retirement funds into noninsured investments, and $77,000 was attributable to an increase in mortgage banking income, net. Also contributing to the increase in other income was a $88,000, or 21.4%, increase in customer service fees on loan and deposit accounts, which increased from $412,000 for the year ended September 30, 1996 to $500,000 for the year ended September 30, 1997 as a result of increased levels of loan and deposit accounts.

     Operating Expenses. Total operating expenses increased by $69,000, or 1.1%, from $6.4 million for the year ended September 30, 1996 to $6.5 million for the year ended September 30, 1997. Compensation and related benefits increased by $1.4 million, or 47.3%, from $2.9 million for the year ended September 30, 1996 to $4.3 million for the year ended September 30, 1997, due to an increase in expense attributable to the implementation and vesting of a Deferred Compensation Plan for directors and executive officers. The increase in compensation and related benefits offset a decrease in operating expenses as a result of a $1.3 million expense incurred during the year ended September

30, 1996 as a result of a special assessment by the FDIC to recapitalize the SAIF. During the year ended September 30, 1996, we paid a one-time special assessment in the amount of $1.3 million assessed by the FDIC on all SAIF-insured institutions to capitalize the SAIF insurance fund of the FDIC up to required reserved ratio. Prior to such special assessment, we paid continuing SAIF insurance premiums at the rate of 23 cents per $100 of SAIF deposits. However, the rate dropped to 6.4 cents per $100 effective January 1, 1997 through September 30, 1999 and, based on our current condition, will further decrease to 2.4 cents per $100 thereafter. This revised deposit insurance rate structure enabled us to recognize the substantial reduction in deposit insurance premiums during the year ended September 30, 1997. Deposit insurance premiums decreased from $465,000 for the year ended September 30, 1996 to $104,000 for the year ended September 30, 1997.

     Income Taxes. Our income tax expense was $841,000 and $1.4 million for the years ended September 30, 1996 and 1997, respectively. Our effective tax rate was 34.5% for the year ended September 30, 1996 and 36.2% for the year ended September 30, 1997.

IMPACT OF INFLATION AND CHANGING PRICES

     Our financial statements and the accompanying notes, which appear beginning on page F-1 of this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

ACCOUNTING MATTERS

     Accounting for Stock-Based Compensation.   Statement of Financial Standards
No. 123, AAccounting for Stock-Based Compensation" ("SFAS 123") was issued in October 1995 and defines the methods and alternatives for recognizing compensation cost associated with stock-based compensation. Because we are a mutually owned institution with no outstanding common stock, SFAS 123 has not applied to us. Effective with our conversion to a stock institution, we will become subject to the requirements of SFAS 123 in accounting for stock-based compensation. SFAS 123 defines a fair value method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. It also allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting proscribed in Accounting Principles Board Opinion Number 25 ("APB 25"), "Accounting for Stock Issued to Employees". SFAS 123 requires that an employers' financial statements include certain disclosures about stock-based compensation arrangements regardless of the method used to account for them. Entities electing to use the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. We will measure compensation cost using APB 25, and therefore we will make any pro forma disclosures required by SFAS 123 of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied.

     Earnings Per Share. Also upon conversion to a stock institution, we will adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). This standard provides guidance for computing and presenting earnings per share. SFAS 128 provides for the disclosure of (i) basic earnings per share, or net income divided by weighted average shares outstanding, and
(ii) diluted earnings per share, or net income divided by weighted average shares outstanding, as adjusted to include potential common stock arising from the exercise of dilutive stock options. For a presentation of pro forma basic and diluted earnings per share and the assumptions used to prepare those amounts, see "Pro Forma Data."

     Reporting Comprehensive Income. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position.
SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. We adopted SFAS 130 on October 1, 1998.
Other comprehensive income consists of unrealized gains and losses on certain investment securities and would have been $167,000 at September 30, 1998. Total comprehensive income would have been $2.7 million at September 30, 1998.

     Disclosures Regarding Segments. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public businesses report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997 and in the initial year of application, comparative information for earlier years is to be restated. We adopted SFAS 131 on October 1, 1998 without any significant impact on our consolidated financial statements as we operate as one segment.

     Employers Disclosures About Pensions and Other Postretirement Benefits. In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures About Pension and Other Postretirement Benefits," which standardizes disclosure requirements for pensions and postretirement benefits. This Statement is effective for fiscal years beginning after December 15, 1997. We do not believe that the adoption of SFAS No. 132 will have a material effect on our consolidated financial statements because we do not have a pension plan or other postretirement benefits.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect our financial position or our results of operations because we do not have or intend to have derivative financial instruments.

                      BUSINESS OF 1ST STATE BANCORP, INC.

     We organized 1st State Bancorp in November 1998 to be the holding company for 1st State Bank. 1st State Bancorp currently is not an operating company. Following the conversion, 1st State Bancorp will engage primarily in the business of directing, planning and coordinating the business activities of 1st State Bank. In the future, 1st State Bancorp may conduct operations or acquire or organize other operating subsidiaries, including other financial institutions, though we have no current plans in this regard. Initially, 1st State Bancorp will not maintain offices separate from those of 1st State Bank nor employ any persons other than its officers who will not be separately compensated for their service.


                          BUSINESS OF 1ST STATE BANK

GENERAL

     Our principal business is attracting deposits from the general public and investing these funds in loans secured by single-family residential and commercial real estate, secured and unsecured commercial loans and consumer loans. We derive our income principally from interest earned on loans and investments and, to a lesser extent, miscellaneous fees relating to our loans and deposits, mortgage banking income and commissions from annuity and mutual fund sales. Our principal expenses are interest expense on deposits and borrowings and other expense such as compensation and related benefits, occupancy and equipment expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, borrowings, repayments of outstanding loans and investments and operating revenues.

MARKET AREA

     We conduct most of our business in Alamance County in north central North Carolina, located on the Interstate 85 corridor between the Piedmont Triad and Research Triangle. Historically, the Alamance County economy has been heavily dependent on the textile industry. During the past 20 years, the economy has diversified to some extent, with increasing employment in the areas of insurance, banking, manufacturing and services. Major employers in the area include LabCorp, Burlington Industries, Alamance County Schools, Glenraven Mills and Alamance Health Services. Nevertheless, the economy in Alamance County continues to be heavily dependent on the textile industry.

LENDING ACTIVITIES

         Loan Portfolio Composition. At September 30, 1998, our gross loan portfolio totaled $206.6 million and represented 71.7% of total assets. The following table sets forth information relating to the composition of our loan portfolio by type of loan at the dates indicated. At September 30, 1998, we had no concentrations of loans exceeding 10% of gross loans other than as disclosed below. Excluded from this table are mortgage loans held for sale, which are presented separately on our consolidated balance sheets and in "Selected Consolidated Financial Information and Other Data."

                                                                                 At September 30,
                                                 ---------------------------------------------------------------------
                                                         1998                    1997                     1996
                                                 -------------------    ---------------------    ---------------------
                                                 Amount          %      Amount            %      Amount            %
                                                 ------        -----    ------          -----    ------          -----
                                                                            (Dollars in thousands)
Real estate loans:
  Single-family residential...............       $ 100,891     48.84%   $ 108,400       53.76%   $ 100,247       55.70%
  Commercial..............................          38,763     18.76       34,333       17.02       35,302       19.62
  Home equity.............................          16,877      8.17       18,141        8.99       15,872        8.82
  Construction............................          18,572      8.99       12,582        6.24        7,838        4.36
                                                 ---------    ------    ---------      ------    ---------      ------
      Total real estate...................         175,103     84.76      173,456       86.01      159,259       88.50
Commercial................................          25,190     12.19       22,870       11.34       16,989        9.44
Consumer..................................           6,310      3.05        5,354        2.65        3,706        2.06
                                                 ---------    ------    ---------      ------    ---------      ------
                                                   206,603    100.00%     201,680      100.00%     179,954      100.00%
                                                 ---------    ======    ---------      ======    ---------      ======
Less:
  Loans in process........................          (6,446)                (1,660)                  (3,515)
  Deferred fees and discounts.............            (147)                  (144)                     (94)
  Allowance for loan losses...............          (3,228)                (2,754)                  (2,496)
                                                 ---------              ---------                ---------
    Total.................................       $ 196,782              $ 197,122                $ 173,849
                                                 =========              =========                =========

                                              ---------------------------------------------
                                                        1995                  1994
                                              ---------------------   ---------------------
                                              Amount            %     Amount            %
                                              ------          -----   ------          -----
                                                                  (Dollars in thousands)
Real estate loans:
  Single-family residential...............    $  98,660       55.78%  $  91,094       57.51%
  Commercial..............................       35,774       20.23      29,922       18.89
  Home equity.............................       16,409        9.28      15,326        9.67
  Construction............................        7,084        4.01       5,675        3.58
                                              ---------     -------   ---------      ------
      Total real estate...................      157,927       89.30     142,017       89.65
Commercial................................       15,072        8.52      12,876        8.13
Consumer..................................        3,847        2.18       3,514        2.22
                                              ---------     -------   ---------    --------
                                                176,846      100.00%    158,407      100.00%
                                              ---------     =======   ---------      ======

Less:
  Loans in process........................       (3,457)                 (2,446)
  Deferred fees and discounts.............          (73)                      1
  Allowance for loan losses...............       (2,223)                 (1,767)
                                              ---------               ---------
    Total.................................    $ 171,093               $ 154,195
                                              =========               =========

LOAN MATURITY SCHEDULE

         The following table sets forth certain information at September 30, 1998 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments, such as lines of credit, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of mortgage loans and may cause our repayment experience to differ from that shown below.

                                    Due During the Year Ending           Due After             Due After             Due After
                                           September 30,                 3 Through             5 Through            10 Through
                                 -----------------------------         5 Years After        10 Years After        15 Years After
                                  1999        2000       2001       September 30, 1998    September 30, 1998    September 30, 1998
                                 ------      ------     ------      ------------------    ------------------    ------------------
                                                                                            (In thousands)
Real estate loans:
  Single-family................  $  3,140    $  3,321   $  1,530        $   5,887             $  12,368               $ 15,753
  Commercial...................     3,020       1,581      1,851           15,314                 7,028                  7,431
  Home equity..................       309          29         54              396                 5,083                 11,006
  Construction.................     8,605       1,390      1,758              373                    --                     --
Commercial.....................    12,181       2,495      4,236            4,727                   790                    761
Consumer.......................     2,024         690      1,347            2,056                   193                     --
                                 --------    --------   --------        ---------             ---------             ----------
     Total.....................  $ 29,279    $  9,506   $ 10,776        $  28,753             $  25,462               $ 34,951
                                 ========    ========   ========        =========             =========             ==========
                                       Due After 15
                                        Years After
                                    September 30, 1998        Total
                                    ------------------      ---------
                                                  (In thousands)
Real estate loans:
  Single-family................           $ 58,892           $100,891
  Commercial...................              2,538             38,763
  Home equity..................                 --             16,877
  Construction.................                 --             12,126
Commercial.....................                 --             25,190
Consumer.......................                 --              6,310
                                        ----------         ----------
     Total.....................           $ 61,430           $200,157
                                        ==========         ==========

    The following table sets forth at September 30, 1998, the dollar amount of all loans due one year or more after September 30, 1998 which have predetermined interest rates and have floating or adjustable interest rates.

                                                                           Predetermined          Floating or
                                                                                Rate           Adjustable Rates      Total
                                                                           -------------       ----------------    ---------
                                                                                                (In thousands)
                      Real estate loans:
                        Single-family residential.......................   $   66,846           $  30,905              $ 97,751
                        Commercial......................................       22,485              13,258                35,743
                        Home equity.....................................        2,811              13,757                16,568
                        Construction....................................          569               2,952                 3,521
                      Commercial........................................        4,199               8,810                13,009
                      Consumer..........................................        4,205                  81                 4,286
                                                                           ----------           ---------             ---------
                          Total.........................................   $  101,115           $  69,763             $ 170,878
                                                                           ==========           =========             =========

         Scheduled contractual principal repayments of loans do not reflect the actual life of the loans. The average life of loans can be substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

         Originations, Purchases and Sales of Loans. We generally have authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with our emphasis on being a community- oriented financial institution, we concentrate our lending activities in Alamance
County.

         The following table sets forth certain information with respect to our loan origination, purchase and sale activity for the periods indicated.

                                                     Year Ended September 30,
                                              ------------------------------------
                                               1998           1997           1996
                                               ----           ----           ----
                                                         (In thousands)
Loans originated:
  Real estate loans:
    Single-family residential ........      $ 44,118        $ 27,731      $ 20,517
    Commercial .......................         9,437           5,446         9,536
    Home equity ......................         7,351           6,340         5,083
    Construction .....................        19,158          17,082        12,912
                                            --------        --------      --------
     Total real estate loans .........        80,064          56,599        48,048
  Commercial .........................        18,982          15,835        11,210
  Consumer ...........................         6,361           6,801         3,670
                                            --------        --------      --------
       Total loans originated ........      $105,407        $ 79,235      $ 62,928
                                            ========        ========      ========

Loans purchased:
  Real estate loans ..................      $    135        $     96      $     15
  Other loans ........................            18              --            --
                                            --------        --------      --------
     Total loans purchased ...........      $    153        $     96      $     15
                                            ========        ========      ========

Loans sold: (1) ......................      $ 27,635        $  9,166      $  9,181
                                            ========        ========      ========

__________________
(1) All loans sold were whole loans.

         We obtain our loan originations from a number of sources, including referrals from depositors and borrowers, repeat customers, advertising and calling officers, as well as walk-in customers. We also advertise in local media and participate in various community organizations and events. Real estate loans are originated by our loan personnel. All of our loan personnel are salaried and are eligible to receive commissions for loans originated. We accept loan applications at our offices and do not originate loans on an indirect basis such as through arrangements with automobile dealers. In all cases, we have final approval of the application. Historically, we have purchased limited quantities of loans. During the years ended September 30, 1998, 1997 and 1996, virtually all loans purchased were small participation interests in multi-family residential real estate loans to finance low income housing.

         In recent years, and particularly during the year ended September 30, 1998, we have sold an increasing amount of fixed-rate, single-family mortgage loans that we originated. During the years ended September 30, 1998, 1997 and 1996, we sold $27.6 million, $9.2 million and $9.2 million, respectively, of such loans. Typically, in the current low interest rate environment, we have been selling fixed-rate, single-family mortgage loans with terms of 15 years or more except in cases where the interest rate is sufficient to compensate us for the risk of retaining a long-term, fixed-rate loan in our portfolio. Most loans have been sold to private purchasers with servicing released. In addition, we sell a smaller amount of loans in the secondary market to the FHLMC. We retain servicing on loans sold to the FHLMC.

         Loan Underwriting Policies. We have established written, non-discriminatory underwriting standards and loan origination procedures. We obtain detailed loan applications to determine the borrower's ability to repay, and verify the more significant items on these applications through the use of credit reports, financial statements and confirmations. Individual officers have been granted authority by the board of directors to approve mortgage, consumer and commercial loans up to varying specified dollar amounts, depending upon the type of loan. A loan committee consisting of our President, Executive Vice President, Chief Financial Officer, senior credit officer and head of mortgage lending has authority to approve any loan in an amount exceeding individual lending authorities where our total loans to that borrower would not exceed $350,000. Our executive committee, which consists of the Chairman of the Board, the President, two additional board members that serve on a permanent basis and one board member selected on a rotating basis that serves for a three-month period, has authority to approve any loan where our total loans to that borrower would not exceed $1.0 million. Loans above that amount may not be made unless approved by the full board of directors. These authorities are based on aggregate borrowings of an individual or entity. On a monthly basis, the full board of directors reviews the actions taken by the loan committee and the executive committee.

         Applications for single-family real estate loans are underwritten and closed in accordance with the standards of FHLMC. Generally, upon receipt of a loan application from a prospective borrower, we order a credit report and verifications to verify specific information relating to the loan applicant's employment, income and credit standing. If a proposed loan is to be secured by a mortgage on real estate, we usually obtain an appraisal of the real estate from an appraiser approved by us and licensed by the State of North Carolina. Except when we become aware of a particular risk of environmental contamination, we generally do not obtain a formal environmental report on real estate at the time a loan is made.

         Our policy is to record a lien on the real estate securing a loan and to obtain title insurance which insures that the property is free of prior encumbrances and other possible title defects. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, pay flood insurance policy premiums.

         On single-family residential mortgage loans, we make a loan commitment of between 30 and 60 days for each loan approved. If the borrower desires a longer commitment, we may extend the commitment for good cause. We guarantee the interest rate for the commitment period.

         We are permitted to lend up to 95% of the lesser of the appraised value or the purchase price of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 80% of the appraised value, our policy generally is to obtain private mortgage insurance at the borrower's expense on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. We will make a single-family residential mortgage loan with up to a 95% loan-to-value ratio if the required private mortgage insurance is obtained. We generally limit the loan-to-value ratio on commercial real estate mortgage loans to 80%, although the loan-to-value ratio on commercial real estate loans in limited circumstances has been as high as 85%. We limit the loan-to-value ratio on multi-family residential real estate loans to 80%.

         Under applicable law, with certain limited exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time and not fully secured by collateral having a market value at least equal to the amount of the loan or extension of credit shall not exceed 15% of net worth plus the general loan loss reserve. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose:

         .        in an amount not to exceed $500,000;

         . in an amount not to exceed the lesser of $30,000,000 or 30% of net worth to develop residential housing, provided (a) the purchase price of each single-family dwelling in the development does not exceed $500,000 and (b) the aggregate amount of loans made under this authority does not exceed 150% of net worth; or

         . loans to finance the sale of real property in satisfaction of debts previously contracted in good faith, not to exceed 50% of net worth.

         Under these limits, our loans to one borrower were limited to $4.4 million at September 30, 1998. At that date, we had no lending relationships in excess of the loans-to-one-borrower limit. At September 30, 1998, our ten largest lending relationships ranged in size from $2.4 million to $4.3 million.

         Single-Family Residential Real Estate Lending. We historically have been and continue to be an originator of single-family, residential real estate loans in our market area. At September 30, 1998, single-family, residential mortgage loans, excluding home equity loans, totaled $100.9 million, or 48.8% of our gross loan portfolio.

         We originate fixed-rate mortgage loans at competitive interest rates. At September 30, 1998, $68.8 million, or 33.3%, of our gross loan portfolio was comprised of fixed-rate, single-family mortgage loans. Generally, in the currently low interest rate environment, we have been retaining fixed-rate mortgages with maturities of ten years or less while fixed-rate loans with longer maturities are being sold in the secondary market.

         We also offer adjustable-rate residential mortgage loans. The adjustable-rate loans we currently offer have interest rates which adjust every one, three or five years from the closing date of the loan or on an annual basis commencing after an initial fixed-rate period of three or five years in accordance with a designated index, plus a stipulated margin. The primary index we utilize is the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity equal to the loan adjustment period, as made available by the Federal Reserve Board (the "Treasury Rate"). The maximum adjustment on the bulk of our loans is 2% per adjustment period with a maximum aggregate adjustment of 6% over the life of the loan. We offer adjustable-rate mortgage loans that provide for initial rates of interest slightly below the rates that would prevail when the index used for repricing is applied, i.e., "teaser" rates. All of our adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At September 30, 1998, $32.1 million, or 31.8%, of our single-family residential mortgage loans were adjustable-rate loans.

         The retention of adjustable-rate loans in our portfolio helps reduce our exposure to increases or decreases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow us to increase the sensitivity of our interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, yields on our adjustable-rate loans may not fully adjust to compensate for increases in our cost of funds.

         Commercial Real Estate Lending. Our commercial real estate loan portfolio includes loans secured by small office buildings, commercial and industrial buildings and small apartment buildings. These loans generally range in size from $100,000 to $3.3 million. At September 30, 1998, our commercial real estate loans totaled $38.8 million, which amounted to 18.8%, of our gross loan portfolio. We originate commercial real estate loans for terms of up to 15 years and with interest rates that adjust daily based on our prime rate plus a negotiated margin typically up to 1% or that carry predetermined rates fixed for one, three or five years.

         Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment, apartment building or business. These risks can be significantly affected by supply and demand conditions in the market for office, retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, we generally originate loans secured by collateral located in our market area or to borrowers with which we have prior experience or who are otherwise known to us. It has been our policy to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial mortgage loans made to a partnership or a corporation, we seek, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation.

         Home Equity Loans. At September 30, 1998, we had approximately $16.9 million in home equity line of credit loans, representing approximately 8.2% of our gross loan portfolio. Our home equity lines of credit generally have adjustable interest rates tied to our prime interest rate plus a margin, although we currently are offering a program where the interest rate on home equity loans will be fixed for one or two years. Home equity lines of credit must be repaid in 15 years or less and require monthly interest payments. Home equity lines of credit generally are secured by subordinate liens against residential real property. We require that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover the loan. Home equity loans generally are limited so that the amount of such loans, along with any senior indebtedness, does not exceed 80% of the value of the real estate security.

         Construction Lending. We offer residential and commercial construction loans, with a significant portion of such loans originated to date being for the construction of owner-occupied, single-family dwellings in our market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. In addition, on occasion, we make acquisition and development loans to local developers to acquire and develop land for sale to builders who will construct single-family residences. At September 30, 1998, $18.6 million, or 9.0%, of our gross loan portfolio consisted of construction loans.

         Generally, we originate loans to owner/occupants for the construction of owner-occupied, single-family residential properties in connection with the permanent loan on the property, and these loans have a construction term of six to 12 months. Loans are offered on an adjustable-rate basis. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period equal to our prime rate. Upon completion of construction, the loan is converted into a one-year adjustable-rate loan, and the owner may lock in a fixed-rate loan at any time during the one-year period.

         We make construction loans to builders on either a pre-sold or speculative basis. However, we limit the number of outstanding loans on unsold homes under construction to individual builders, with the amount dependent on the financial strength of the builder, the present exposure of the builder, the location of the property and prior sales of homes in the development. At September 30, 1998, speculative construction loans amounted to $5.8 million. At September 30, 1998, the largest amount of construction loans outstanding to one builder was $600,000, all of which was for speculative construction. Interest rates on residential construction loans to builders are set at our prime rate plus a margin typically up to 1% and adjust with changes in the prime rate, and are made for terms of up to 24 months.

         Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin typically up to 1%, and adjust with changes in our prime rate, and are made for terms of up to 24 months, with construction terms generally not exceeding 12 months.

         We make acquisition and development loans at a rate that adjusts monthly, based on our prime rate plus a negotiated margin, for terms of up to three years. Interest only is paid during the term of the loan, and the principal balance of the loan is paid down as developed lots are sold to builders. For more information regarding the higher degree of credit risk of these types of loans, see "Risk Factors -- Risks Related to Commercial and Consumer Lending." At September 30, 1998, we had eight such loans outstanding totaling $4.1 million. All acquisition and development loans were performing in accordance with their terms at such date.

         Prior to making a commitment to fund a construction loan, we require an appraisal of the property by appraisers approved by our board of directors. We also review and inspect each project at the commencement of construction and either weekly or biweekly during the term of the construction loan. We may charge a construction fee and/or an inspection fee on construction loans. Advances are made on a percentage of completed basis.

         We consider construction financing generally to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost, including interest, of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet our requirements of putting up additional funds to cover extra costs or change orders, then we will demand that the loan be paid off and, if necessary, institute foreclosure proceedings or refinance the loan. If the estimate of value proves to be inaccurate, the collateral may not have sufficient value to assure full repayment. We have sought to minimize this risk by limiting construction lending to borrowers based in Alamance County and who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to our permanent mortgage loan financing for the subject property. On loans to builders, we work only with selected builders with whom we have experience and carefully monitor the creditworthiness of the builders.

         Commercial Lending. We originate commercial loans to small and medium sized businesses in our market area. Our commercial borrowers are generally small businesses engaged in manufacturing, distribution or retailing, or professionals in healthcare, accounting and law. Commercial loans generally are made to finance the purchase of inventory, new or used equipment or commercial vehicles and for short-term working capital. Such loans generally are secured by equipment and inventory, and, if possible, cross-collateralized by a real estate mortgage, although commercial loans are sometimes granted on an unsecured basis. Commercial loans generally are made for terms of five years or less, depending on the purpose of the loan and the collateral, with loans to finance operating expenses made for one year or less, with interest rates that adjust at least annually at a rate equal to our prime rate plus a margin typically up to 2%. Generally, we make commercial loans in amounts ranging between $50,000 and $1.0 million. At September 30, 1998, commercial loans totaled $25.2 million, or 12.2% of our gross loan portfolio.

         We underwrite commercial loans on the basis of the borrower's cash flow and ability to service the debt from earnings rather than on the basis of underlying collateral value, and we seek to structure such loans to have more than one source of repayment. The borrower is required to provide us with sufficient information to allow us to make our lending determination. In most instances, this information consists of at least two years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral. For loans with maturities exceeding one year, we require that borrowers and guarantors provide updated financial information at least annually throughout the term of the loan.

         Our commercial loans may be structured as term loans or as lines of credit. Commercial term loans are generally made to finance the purchase of assets and have maturities of five years or less. Commercial lines of credit are typically made for the purpose of providing working capital and are usually reviewed on an annual basis but may be called on demand. We also offer standby letters of credit for commercial borrowers. Standby letters of credit are written for a maximum term of one year.

         Commercial loans are often larger and may involve greater risk than other types of lending. Because payments on commercial loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. We seek to minimize these risks through our underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, we limit this type of lending to our market area and to borrowers with which we have prior experience or who are otherwise well known to us.

         Consumer Lending. In recent years, we have gradually increased our portfolio of consumer loans. Our consumer loans include automobile loans, savings account loans, unsecured lines of credit and miscellaneous other consumer loans, including unsecured loans. At September 30, 1998, our consumer loans totaled $6.3 million, or 3.1% of our gross loan portfolio.

         We generally underwrite automobile loans in amounts up to 80% of the lesser of the purchase price of the automobile or, with respect to used automobiles, the loan value as published by the National Automobile Dealers Association. The terms of most such loans do not exceed 72 months. We require that the vehicles be insured and that we be listed as loss payee on the insurance policy.

         We make savings account loans for up to 90% of the depositor's savings account balance. The interest rate is normally 2.5% above the annual percentage yield paid on the savings account. The account must be pledged as collateral to secure the loan. Interest generally is paid on a monthly basis.

         Consumer lending affords us the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are unsecured, as is the case with lines of credit, or secured by rapidly depreciable assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy. Further, the application of various state and federal laws, including federal and state bankruptcy and insolvency law, may limit the amount which may be recovered. In underwriting consumer loans, we consider the borrower's credit history, an analysis of the borrower's income and ability to repay the loan, and the value of the collateral.

         Loan Fees and Servicing. We receive fees in connection with late payments and for miscellaneous services related to our loans and deposits. We also charge fees in connection with loan originations. These fees can consist of origination, discount, construction and/or commitment fees, depending on the type of loan. We generally do not service loans for others except for mortgage loans we originate and sell with servicing retained. Mortgage servicing rights were not material for any of the periods presented.

         Nonperforming Loans and Other Problem Assets. We continually monitor our loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, we take immediate steps to have the delinquency cured and the loan restored to current status. Loans which are delinquent more than 15 days incur a late fee of 4% of the monthly payment of principal and interest due. As a matter of policy, we will contact the borrower after the loan has been delinquent 15 days. If payment is not promptly received, we contact the borrower again, and we try to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 45 days or more, we send a default letter to the borrower. If the default is not cured after 30 days, we commence formal legal proceedings to collect amounts owed.

         Generally we charge off or reserve through an allowance account interest on loans, including impaired loans, that are contractually ninety days or more past due. The allowance is established by a charge to interest income equal to all interest previously accrued. In certain circumstances, interest on loans that are contractually ninety days or more past due is not charged off or reserved through an allowance account when we believe that the loan is both well secured and in the process of collection. If amounts are received on loans for which the accrual of interest has been discontinued, we decide whether payments received should be recorded as a reduction of the principal balance or as interest income depending on our analysis of the collectibility of principal. The loan is returned to accrual status when we believe the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

         We classify real estate acquired as a result of foreclosure as real estate acquired in settlement of loans until such time as it is sold and is recorded at the lower of the estimated fair value of the underlying real estate or the carrying amount of the loan. Subsequent costs directly related to development and improvement of property are capitalized, whereas costs related to holding property are expensed. We charge any required write-down of the loan to its fair value less estimated selling costs upon foreclosure against the allowance for loan losses. See Note 1 of Notes to Consolidated Financial Statements.

         The following table sets forth information with respect to our nonperforming assets at the dates indicated. At the dates shown, we had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 114, as amended.

                                                                          At September 30,
                                                   -----------------------------------------------------------
                                                     1998         1997         1996         1995        1994
                                                   --------     --------     -------      --------    --------
                                                                         (Dollars in thousands)
Loans accounted for on a nonaccrual basis (1).....   $    263    $    259   $    288    $  3,661    $     99
                                                     ========    ========   ========    ========    ========

Accruing loans which are contractually past due
  90 days or more ................................   $     --    $     --   $     --    $     --    $     --
                                                     ========    ========   ========    ========    ========

    Total nonperforming loans ....................   $    263    $    259   $    288    $  3,661    $     99
                                                     ========    ========   ========    ========    ========

Total loans ......................................   $200,010    $199,876   $176,345    $173,316    $155,962
                                                     ========    ========   ========    ========    ========
Percentage of total loans ........................       0.13%       0.13%      0.16%       2.11%       0.06%
                                                     ========    ========   ========    ========    ========
Other non-performing assets (2) ..................   $     --    $     --   $      1    $      1    $  3,202
                                                     ========    ========   ========    ========    ========
Loans modified in troubled debt restructuring.....   $     --    $     --   $     --    $     --    $     --
                                                     ========    ========   ========    ========    ========

___________________

(1) Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on Management's assessment of the collectibility of the loan.
(2) Other non-performing assets consist of property acquired through foreclosure or repossession.

        During the years ended September 30, 1998, 1997 and 1996, gross interest income of $10,000, $27,000 and $26,000, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the year. Interest on such loans included in income during the years ended September 30, 1998, 1997 and 1996 amounted to $15,000, $16,000 and $12,000, respectively.

        At September 30, 1998 there were no loans which are not currently classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured. See " -- Classified Assets" for information regarding classified assets.

        At September 30, 1998, an analysis of our portfolio did not reveal any impaired loans that needed to be classified under SFAS No. 114.

        At September 30, 1998, we had $263,000 of nonaccrual loans, which consisted of four single-family mortgage loans. At September 30, 1998, we did not have any real estate owned.

         Classified Assets. Regulations require that we classify our assets on a regular basis. In addition, in connection with examinations of insured institutions, examiners have authority to identify problem assets and if appropriate, classify them in their reports of examination. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. 1st State Bank regularly reviews its assets to determine whether any assets require classification or re-classification. At September 30, 1998, we had $1.0 million in classified assets consisting of $990,000 in assets classified as substandard, $20,000 in assets classified as doubtful and no assets classified as loss.

         In addition to regulatory classifications, we also classify as special mention or watch assets that are currently performing in accordance with their contractual terms but may be classified or nonperforming assets in the future. At September 30, 1998 we have identified approximately $11.5 million in assets classified as special mention or watch. Included in this amount are three loans with an aggregate outstanding balance of $3.5 million at September 30, 1998 to a company affiliated with one of our directors. In addition to the outstanding balance on the loans, the borrower has the ability to borrow an additional $256,000 from us under lines of credit. All the loans are secured by a first lien on all company assets, including accounts receivable, inventory, equipment, furniture and real property occupied by the borrower. In addition, the director has personally guaranteed repayment of the loans. At September 30, 1998, such loans were current with respect to their payment terms and, except for the waiver of certain debt covenants by 1st State Bank, were performing in accordance with the related loan agreements. Based on an analysis of the borrower's current financial statements, management has concerns that the borrower may have difficulty in complying with the present loan repayment terms on an ongoing basis.

         Allowance for Loan Losses. Our policy is to establish reserves for estimated losses on delinquent loans when we determine that losses are expected to be incurred on such loans. We maintain the allowance for losses on loans at a level we believe to be adequate to absorb potential losses in the portfolio. Our determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income.

         Although we believe we use the best information available to make determinations with respect to the allowance for losses and believe such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations. We anticipate that our allowance for loan losses will increase in the future as we implement the board of directors' strategy of continuing existing lines of business while gradually expanding commercial and consumer lending, which loans generally entail greater risks than single-family residential mortgage loans.

         During 1998 we increased our provision for loan losses to account for the shift in the mix in our loan portfolio and to provide for certain changes in the economy. During 1997 and to a greater extent in 1998, we increased commercial and consumer loans. At September 30, 1998 and 1997, commercial loans comprised 12.19% and 11.34%, respectively, of total loans, and consumer loans comprised 3.05% and 2.65%, respectively, of total loans. These loans carry a higher inherent credit risk than single family residential mortgage loans. Furthermore, we continued to originate asset-based loans, which are loans whose repayment is based largely on the liquidation of assets such as inventory and accounts receivable. These loans carry an even higher incremental risk of loss, as their repayment is often dependent solely on the financial performance of the payer of the receivable. At September 30, 1998 and 1997, we had $9.4 million and $8.1 million, respectively, of loans we considered to be asset-based loans.

         In addition, changes in the economy during fiscal year 1998 have altered the credit risk profile of some of our customers and as a result, we increased our provision to reflect this additional credit risk. We believe that our local economy may be nearing the end of a business cycle, which affects all of our borrowers through a softening economy. We have been further affected by this trend in that in recent years we have increased lending to smaller businesses, churches and non-profit organizations, and we have increased the origination of asset-based loans. We consider these borrowers to be more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. The NAFTA legislation passed by Congress also appears to be having a negative impact on the textile industry of Alamance County, affecting or potentially affecting borrowers in the textile industry and borrowers employed by local textile companies. Finally, we believe increased consumer debt levels and rising consumer bankruptcy rates nationally and in North Carolina have had a negative effect on our consumer and mortgage loan portfolios during 1998. Collectively, these factors prompted us to increase the allowance for loan losses during 1998.

         Banking regulatory agencies, including the FDIC, have adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming 12 months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

         We have our own allowance for loan loss model which is similar to the FDIC model. Our model indicated that the allowance for loan losses was adequate at September 30, 1998.

         The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

                                                                    Year Ended September 30,
                                                -------------------------------------------------------------
                                                  1998           1997         1996         1995        1994
                                                --------       --------     --------     --------    --------
                                                                     (Dollars in thousands)
Balance at beginning of period...............   $    2,754   $   2,496    $   2,223    $   1,767   $    1,540
                                                ----------   ---------    ---------    ---------   ----------
Loans charged off............................            4           7           13            5           17
                                                ----------   ---------    ---------    ---------   ----------
Recoveries...................................            1           4            5            7            4
                                                ----------   ---------    ---------    ---------   ----------
Net loans charged off........................            3           3            8           (2)          13
                                                ----------   ---------    ---------    ---------   ----------
Provision for loan losses....................          477         261          281          454          240
                                                ----------   ---------    ---------    ---------   ----------
Balance at end of period.....................   $    3,228   $   2,754    $   2,496    $   2,223   $    1,767
                                                ==========   =========    =========    =========   ==========
Average loans outstanding....................   $  199,203   $ 186,413    $ 171,148    $ 165,347   $  150,722
                                                ==========   =========    =========    =========   ==========
Ratio of net loans charged off to average
  loans outstanding during the period........       0.0015%     0.0016%      0.0047%     (0.0012)%     0.0086%
                                                ==========   =========    =========    =========   ==========

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                        At September 30,
                           ---------------------------------------------------------------------------------------------------------
                                    1998                  1997                  1996                1995                1994
                           ---------------------  --------------------  --------------------  ------------------- ------------------
                                     Percent of            Percent of             Percent of           Percent of         Percent of
                                      Loans in              Loans in               Loans in             Loans in          Loans in
                                     Category to           Category to           Category to          Category to        Category to
                            Amount   Total Loans  Amount   Total Loans  Amount   Total Loans  Amount  Total Loans Amount Total Loans
                            ------   -----------  ------   -----------  ------   -----------  ------  ----------- ------ -----------
                                                                  (Dollars in thousands)
Real estate mortgage:
  Single-family residential $   400     48.84%    $    376    53.76%    $   387     55.70%    $  326     55.78%   $  277    57.51%
  Commercial...............     898     18.76          854    17.02         882     19.62        788     20.23       583    18.89
  Home equity..............     319      8.17          318     8.99         303      8.82        272      9.28       233     9.67
  Construction.............     458      8.99          380     6.24         232      4.36        235      4.01       173     3.58
Commercial.................     815     12.19          540    11.34         450      9.44        374      8.52       294     8.13
Consumer...................     338      3.05          286     2.65         242      2.06        228      2.18       207     2.22
                            -------    ------       ------   ------      ------    ------     ------    ------    ------   ------
    Total allowance for
    loan losses............ $ 3,228    100.00%    $  2,754   100.00%    $ 2,496    100.00%    $2,223    100.00%   $1,767   100.00%
                            =======    ======       ======   ======      ======    ======     ======    ======    ======   ======

INVESTMENT ACTIVITIES

     General. Interest income from investment securities generally provides our second largest source of income after interest on loans. Our board of directors has authorized investment in U.S. Government and agency securities, state government obligations, municipal securities, obligations of the FHLB, mortgage-backed securities issued by FNMA, the GNMA and FHLMC and any other securities authorized by the Administrator as permissible investments. Our objective is to use these investments to reduce interest rate risk, enhance yields on assets and provide liquidity. At September 30, 1998, the amortized cost of our investment securities portfolio amounted to $39.9 million, which included $34.1 million of U.S. Government and agency securities, $1.7 million of mortgage-backed securities and $108,000 of collateralized mortgage obligations ("CMO=s"). In addition, at September 30, 1998, we had a $4.0 million investment in two mutual funds that invest in U.S. Government and agency securities and mortgage-backed securities. At that date, we had an unrealized gain of $93,000, net of deferred taxes, with respect to our investment securities classified as available for sale.

     The board of directors has established an investment policy that sets forth investment and aggregate investment limitations and credit quality parameters of each class of investment security. Securities purchases are subject to the oversight of our Executive Committee. The President has authority to make specific investment decisions within the parameters determined by the board of directors.

     Pursuant to SFAS No. 115, we had securities with an aggregate cost of $9.7 million and an approximate fair value of $9.9 million at September 30, 1998 as available for sale. The impact on our financial statements was an after-tax increase in net worth of approximately $93,000 as of September 30, 1998. The unrealized gains at September 30, 1998 in our portfolio of investment securities and mortgage-backed securities were due to decreases in interest rates after we bought the securities. Upon acquisition, we classify securities as to our intent. Securities designated as "held to maturity" are those assets which we have the ability and intent to hold to maturity. The held to maturity investment portfolio is not used for speculative purposes and is carried at amortized cost. Securities designated as "available for sale" are those assets which we may not hold to maturity and thus are carried at fair value with unrealized gains or losses, net of tax effect, recognized in net worth.

     We periodically evaluate investment securities for other than temporary declines in value and record any losses through an adjustment to earnings. During the year ended September 30, 1998, we recognized a loss of approximately $269,000 on the write-down of marketable equity securities for an other than temporary decline in value.

     At September 30, 1998, we had $4.0 million of U.S. Government and agency securities classified as available for sale, which carry unrealized after-tax gains of $26,000, and $30.1 million of U.S. Government and agency securities classified as held to maturity. We attempt to maintain a high degree of liquidity in our investment securities portfolio by choosing those that are readily marketable. As of September 30, 1998, the estimated weighted average life of our U.S. Government and agency securities was approximately 4 years, and the average yield on our portfolio of U.S. Government and agency securities was 6.22%. In addition, at September 30, 1998, we had $1.3 million of FHLB of Atlanta stock.

     Mortgage-Backed and Related Securities. Included in our portfolio of investment securities are mortgage-backed and mortgage-related securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors. Such intermediaries may include quasi-governmental agencies such as FHLMC, FNMA and GNMA which guarantee the payment of principal and interest to investors. Mortgage-backed securities generally increase the quality of our assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations.

     The FHLMC is a public corporation chartered by the U.S. Government and owned by the 12 FHLBs and federally insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and the FNMA are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

     The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities is guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government.

     Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. The limit for FNMA and FHLMC currently is $227,150.

     Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and having varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate loans. As a result, the risk characteristics of the underlying pool of mortgages, whether fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

     Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings in the event that we determined to utilize borrowings as a source of funds. Mortgage-backed securities issued or guaranteed by the FNMA or the FHLMC generally are weighted at no more than 20% for risk-based capital purposes, compared to a weight of 50% to 100% for residential loans.
See "Regulation -- Depository Institution Regulation -- Capital Requirements" as to how we assign a risk weight to assets under the risk-based capital regulations.

     Our mortgage-backed and related securities portfolio consists primarily of seasoned fixed-rate and adjustable-rate, mortgage-backed and related securities. We make these investments in order to manage cash flow, diversify assets, obtain yield and to satisfy certain requirements for favorable tax treatment.

     At September 30, 1998, the weighted average contractual maturity of our mortgage-backed securities, all of which carried fixed rates, was approximately 5 years. The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accreted over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and we review these assumptions periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages.

     At September 30, 1998, mortgage-backed securities with an amortized cost of $1.7 million and a carrying value of $1.8 million were held as available for
sale.   No mortgage-backed securities were classified as held to maturity.
Mortgage-backed securities classified as available for sale are carried at fair value. Unrealized gains and losses on available for sale mortgage-backed securities are recognized as direct increases or decreases in net worth, net of applicable income taxes. See Notes 1 and 2 of the Notes to Consolidated Financial Statements for a description of our accounting policies. At September 30, 1998, our mortgage-backed securities had a weighted average yield of 8.20%.

     Mortgage-related securities, which include CMOs, are typically issued by a special purpose entity, which may be organized in a variety of legal forms, such as a trust, a corporation or a partnership. The entity aggregates pools of pass-through securities, which are used to collateralize the mortgage-related securities. Once combined, the cash flows can be divided into "tranches" or "classes" of individual securities, thereby creating more predictable average lives for each security than the underlying pass-through pools. Accordingly, under this security structure, all principal paydowns from the various mortgage pools are allocated to a mortgage-related securities' class or classes structured to have priority until it has been paid off. These securities generally have fixed interest rates, and, as a result, changes in interest rates generally would affect the market value and possibly the prepayment rates of such securities.

     Some mortgage-related securities instruments are like traditional debt instruments due to their stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other mortgage-related securities instruments are entitled to the excess, if any, of the issuer's cash flows. These mortgage-related securities instruments may include instruments designated as residual interest and are riskier in that they could result in the loss of a portion of the original investment. Cash flows from residual interests are very sensitive to prepayments and, thus, contain a high degree of interest rate risk. We do not purchase residual interests in mortgage-related securities.

     At September 30, 1998, we had within our investment securities portfolio CMOs with an amortized cost of $108,000, representing less than .1% of total assets. Our CMOs had a weighted average yield of 6.57% at September 30, 1998.

     The following table sets forth the carrying value of our investment securities portfolio at the dates indicated.

                                                     At September 30,
                                           --------------------------------
                                           1998           1997         1996
                                           ----           ----         ----
                                                      (In thousands)
Securities available for sale:
 U.S. government and agency securities..   $ 4,043      $ 4,012     $ 7,938
 FHLMC..................................       662        1,564       2,131
 GNMA...................................     1,147        1,754       1,981
 FNMA...................................        --           29          58
 Marketable equity securities (1).......     4,006        3,961       3,916
                                           -------      -------     -------
  Total.................................   $ 9,858      $11,320     $16,024
                                           =======      =======     =======

Securities held to maturity:
 U.S. government and agency securities..   $30,087      $23,338     $21,317
 CMOs...................................       108          144         368
                                           -------      -------     -------
  Total.................................   $30,195      $23,482     $21,685
                                           =======      =======     =======

_______________

(1)  Consists of an investment in two mutual funds.

     The following table sets forth the scheduled maturities, carrying values, amortized cost and average yields for our investment securities and mortgage-backed securities portfolio at September 30, 1998.

                               One Year or Less         One to Five Years         Five to Ten Years        More than Ten Years
                             --------------------     ---------------------     ---------------------     ---------------------
                             Carrying     Average     Carrying      Average     Carrying      Average     Carrying      Average
                               Value       Yield        Value        Yield        Value        Yield        Value        Yield
                             --------     -------     -------       -------     --------      -------     --------      -------
                                                                      (Dollars in thousands)
Securities available for
 sale:
   U.S. government and
    agency securities......    $   --          --%     $ 3,043         6.25%      $1,000         6.23%      $   --           --%
   Mortgage-backed
    securities.............        --          --           --           --          251         7.81        1,558         8.26
   Marketable equity
    securities (1).........        --          --        2,013         4.79        1,993         6.49           --           --
                             --------                  -------                    ------                    ------
      Total................    $   --          --      $ 5,056         5.67       $3,244         6.51       $1,558         8.26
                             ========                  =======                    ======                    ======

Securities held to
 maturity:
   U.S. government and
    agency securities......    $3,992        6.13%     $15,471         6.18%      $9,624         6.22%      $1,000         7.00%
   CMOs....................        --          --           --           --           --           --          108         6.57
                             --------                  -------                    ------                    ------
        Total..............    $3,992        6.13      $15,471         6.18       $9,624         6.22       $1,108         6.96
                             ========                  =======                    ======                    ======

                                Total Investment Portfolio
                             --------------------------------
                             Carrying     Market      Average
                               Value       Value       Yield
                             --------     ------      -------
                                      (Dollars in thousands)
Securities available for
 sale:
   U.S. government and
    agency securities......   $ 4,043     $ 4,043        6.25%
   Mortgage-backed
    securities.............     1,809       1,809        8.20
   Marketable equity
    securities (1).........     4,006       4,006        5.64
                              -------     -------
      Total................   $ 9,858     $ 9,858        6.34
                              =======     =======

Securities held to
 maturity:
   U.S. government and
    agency securities......   $30,087     $30,307        6.22%
   CMOs....................       108         108        6.57
                              -------     -------
        Total..............   $30,195     $30,415        6.22
                              =======     =======

__________
(1) Consists of an investment in two mutual funds.

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     General. Deposits are our primary source of funds for lending, investment activities and general operational purposes. In addition to deposits, we derive funds from loan principal and interest repayments, maturities of investment securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. We have access to FHLB of Atlanta advances. Following the conversion, we will continue to have access to FHLB of Atlanta advances.

     Deposits. We attract deposits principally from within Alamance County by offering a variety of deposit instruments, including checking accounts, money market accounts, passbook and statement savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from seven days to five years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for our deposit accounts are established by us on a periodic basis. We review our deposit pricing on a weekly basis. In determining the characteristics of our deposit accounts, we consider the rates offered by competing institutions, lending and liquidity requirements, growth goals and applicable regulations. We believe we price our deposits comparably to rates offered by our competitors. We do not accept brokered deposits.

     We compete for deposits with other institutions in our market area by offering competitively priced deposit instruments that are tailored to the needs of our customers. Additionally, we seek to meet customers' needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of our depositors are North Carolina residents. To provide additional convenience, we participate in the HONOR and CIRRUS Automatic Teller Machine networks at locations throughout the world, through which customers can gain access to their accounts at any time. To better serve our customers, we have installed automatic teller machines at five office locations.

     Our savings deposits at September 30, 1998 consisted of the various types of savings programs described below.

Weighted
Average
Interest    Minimum                                                      Minimum     Balance (in     Percentage of
  Rate        Term               Category                                Amount      Thousands)      Total Deposits
 ------     -------              --------                                --------    -----------     --------------
  --        None            Non-interest-bearing checking accounts       $    100        $ 8,624            3.66%
2.29%       None            NOW accounts                                      300         25,080           10.64
2.84        None            Savings Accounts                                  100         28,091           11.92
3.93        None            Money Market Accounts                           1,000         13,238            5.62


                            Certificates of Deposit
                            -----------------------

4.26        3 months        Fixed-term, fixed-rate                            500            231            0.10
4.95        6 months        Fixed-term, fixed-rate                            500          7,098            3.01
4.94        7 months (1)    Fixed-term, fixed-rate                          5,000         44,862           19.04
5.23        9 months        Fixed-term, fixed-rate                            500          2,123            0.90
5.00        10 months       Fixed-term, fixed-rate                          5,000          4,910            2.08
5.35        12 months       Fixed-term, fixed-rate                            500         41,125           17.45
5.27        18 months       Floating rate individual retirement account        50          1,089            0.46
5.49        18 months       Fixed-term, fixed-rate                            500          2,355            1.00
4.74        20 months       Fixed-term, fixed-rate                            500             33            0.01
5.41        24 months       Fixed-term, fixed-rate                            500          9,884            4.19
5.75        30 months       Fixed-term, fixed-rate                            500         17,610            7.47
5.45        36 months       Fixed-term, fixed-rate                            500          4,028            1.71
5.52        48 months       Fixed-term, fixed-rate                            500          4,553            1.93
5.58        60 months       Fixed-term, fixed-rate                            500         17,856            7.58
5.14        7 to 365 days   Fixed-term, fixed-rate                        100,000          2,904            1.23
                                                                                        --------         -------
                                                                                        $235,694         100.00%
                                                                                        ========         =======

--------------------
(1) These certificates of deposit do not carry a penalty for early withdrawal. As a result, we believe that should interest rates increase materially after September 30, 1998, borrowers may withdraw funds invested in these certificates prior to maturity, causing our cost of funds to increase.

     The following table sets forth the distribution of our deposit accounts at the dates indicated and the change in dollar amount of deposits in the various types of accounts we offer between the dates indicated.

                                Balance at                             Balance at                             Balance at
                              September 30,     % of      Increase    September 30,   % of        Increase   September 30,   % of
                                 1998         Deposits   (Decrease)        1997       Deposits   (Decrease)     1996       Deposits
                              ------------    ---------  ----------   -------------   ---------  -----------  ----------   --------
                                                                        (Dollars in thousands)
Noninterest-bearing demand..       $  8,624       3.66%    $  2,078        $  6,546       2.85%    $  3,438    $  3,108      1.48%
Interest-bearing checking...         25,080      10.64          930          24,150      10.53        2,287      21,863     10.43
Money market accounts.......         13,238       5.62        2,120          11,118       4.85        2,006       9,112      4.35
Passbook and savings........         28,091      11.92          391          27,700      12.08         (764)     28,464     13.57
Certificates of deposit.....        160,661      68.16          834         159,827      69.69       12,667     147,160     70.17
                                   --------     ------     --------        --------    -------     --------    --------    ------
                                   $235,694     100.00%    $  6,353        $229,341     100.00%    $ 19,634    $209,707    100.00%
                                   ========     ======     ========        ========    =======     ========    ========    ======

     The following table sets forth the average balances and average interest rates based on daily balances for various types of deposits at the dates indicated for each category of deposits presented.

                                                   Year Ended September 30,
                              ----------------------------------------------------------------
                                    1998                     1997                  1996
                              ------------------      -----------------      -----------------
                              Average   Average       Average   Average      Average   Average
                              Balance    Rate         Balance    Rate        Balance    Rate
                              --------  --------      --------  --------     --------  ------
                                                    (Dollars in thousands)
Noninterest-bearing demand..  $  6,417       --%      $  4,972       --%     $  3,056       --%
Interest-bearing checking...    24,987     2.21         23,975     2.23        21,187     2.19
Money market accounts.......    12,277     3.82         10,638     3.42         9,883     3.10
Passbook and savings........    28,017     2.85         28,650     2.85        29,051     2.85
Certificates of deposit.....   159,053     5.36        152,231     5.27       142,655     5.50
                              --------                --------               --------
 Total......................  $230,751     4.48       $220,466     4.42      $205,832     4.59
                              ========                ========               ========

     The following table sets forth our time deposits classified by rates at the dates indicated.

                                                  At September 30,
                                        -------------------------------
                                        1998         1997         1996
                                        -----       ------       ------
                                                 (In thousands)
2 -  3.99%............................  $     --    $    220    $    294
4 -  5.99%............................   149,064     147,667     129,549
6 -  7.99%............................    11,496      11,843      17,228
8 -  9.99%............................       101          97          89
                                        --------    --------    --------
                                        $160,661    $159,827    $147,160
                                        ========    ========    ========

     The following table sets forth the amount and maturities of our time deposits at September 30, 1998.

                                     Amount Due
                     ---------------------------------------------
                     Less Than                              After
Rate                 One Year  1-2 Years     2-3 Years     3 Years    Total
----                 --------  ---------     ---------     -------   -----
                                           (In thousands)
4.00 -  5.99%......  $108,512    $22,193       $10,390     $  7,969  $149,064
6.00 -  7.99%......     8,016      3,020           253          207    11,496
8.00 -  9.99%......        --         --            --          101       101
                     --------    -------       -------     --------  --------
                     $116,528    $25,213       $10,643     $  8,277  $160,661
                     ========    =======       =======     ========  ========

     The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 1998. At that date, such deposits represented 12.6% of total deposits and had a weighted average rate of 5.41%.

                                                   Certificate
               Maturity Period                      of Deposit
               ---------------                    --------------
                                                  (In thousands)
               Three months or less...........        $ 9,937
               Over three through six months..          6,050
               Over six through 12 months.....          9,276
               Over 12 months.................          4,437
                                                      -------
                Total.........................        $29,700
                                                      =======

     We estimate that more than $29 million of certificates of deposit in amounts of $100,000 or more maturing within one year of September 30, 1998 were held by our retail and commercial customers, while the remainder of such deposits were from schools, municipalities and other public entities and were obtained through competitive rate bidding. We believe certificates of deposits held by our retail and commercial customers are more likely to be renewed upon maturity than certificates of deposit obtained through competitive bidding.

     The following table sets forth our savings activities for the periods indicated.

                                                                              Year Ended September 30,
                                                                     ---------------------------------------
                                                                     1998              1997            1996
                                                                     ----              ----            -----
                                                                                   (In thousands)
Net increase (decrease) before interest credited...........          $(3,026)         $10,693         $  163
Interest credited..........................................            9,379            8,941          8,775
                                                                     -------          -------         ------
 Net increase in deposits..................................          $ 6,353          $19,634         $8,938
                                                                     =======          =======         ======


     In the unlikely event 1st State Bank is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole stockholder of 1st State Bank, which is 1st State Bancorp.

     Borrowings. Savings deposits historically have been the primary source of funds for our lending, investments and general operating activities. We are authorized, however, to use advances from the FHLB of Atlanta to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB System, we are required to own stock in the FHLB of Atlanta and are authorized to apply for advances. Advances are obtained pursuant to several different programs, each of which has its own interest rate and range of maturities. We have a Blanket Agreement for advances with the FHLB under which we may borrow up to 25% of assets subject to normal collateral and underwriting requirements. Advances from the FHLB of Atlanta are secured by our stock in the FHLB of Atlanta and other eligible assets. We will remain as a member of the FHLB system following the conversion.

     In February 1998, we obtained $20.0 million in fixed-rate FHLB of Atlanta advances. These advances were structured with maturities estimated to coincide with the expected repricing of $20.0 million of loans. Through this strategy, we were able to establish a positive interest rate spread on the $20.0 million of assets and FHLB of Atlanta advances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management@ for a more complete discussion of this strategy.

     The following table sets forth certain information regarding our short-term borrowings at the dates and for the periods indicated:

                                                                        At or For the
                                                                  Year Ended September 30,
                                                            ------------------------------------
                                                            1998              1997          1996
                                                            ----              ----          ----
                                                                   (Dollars in thousands)
 Amounts outstanding at end of period:
  FHLB advances.........................................   $20,000           $1,000        $1,000
Weighted average rate paid on:
  FHLB advances.........................................      5.39%            5.57%         5.48%


                                                                        For the Year
                                                                      Ended September 30,
                                                            ------------------------------------
                                                            1998              1997          1996
                                                            ----              ----          ----
                                                                         (In thousands)
Maximum amount of borrowings outstanding
at any month end:
FHLB advances...........................................   $21,000           $1,000        $2,000


                                                                        For the Year
                                                                      Ended September 30,
                                                            ------------------------------------
                                                            1998              1997          1996
                                                            ----              ----          ----
                                                                    (Dollars in thousands)
Average amounts outstanding:
 FHLB advances..........................................    $13,559          $1,000        $ 156
Approximate weighted average rate paid on: (1)
 FHLB advances..........................................       5.46%           5.60%        1.92%

-------------------------
(1)  Based on month-end balances.


SUBSIDIARY ACTIVITIES

     In prior years, we had one subsidiary, First Capital Services, Inc., a North Carolina corporation ("First Capital"), that engaged in sales of annuities, mutual funds and insurance products on an agency basis. In September 1997, that corporation transferred its assets and liabilities to a newly formed North Carolina limited liability company, First Capital Services Company, LLC (the "LLC"), and the corporation was dissolved. 1st State Bank is the sole member of the LLC, and since the transfer of assets and liabilities, the LLC has conducted the activities previously conducted by First Capital. We earned $262,000 and $232,000 on a pre-tax basis from the activities of the LLC and First Capital during the years ended September 30, 1998 and 1997, respectively.

COMPETITION

     We face strong competition in originating real estate, commercial business and consumer loans and in attracting deposits. We compete for real estate and other loans principally on the basis of interest rates, the types of loans we originate, the deposit products we offer and the quality of services we provide to our customers. We also compete by offering products which are tailored to the local community. Our competition in originating real estate loans comes primarily from other savings institutions, commercial banks, mortgage bankers and mortgage brokers. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

     We attract our deposits through our branch offices primarily from the local communities. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in our primary market area. We compete for deposits and loans by offering what we believe to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. We believe we have developed strong relationships with local realtors and the community in general.

     We consider our primary market area for gathering deposits and originating loans to be Alamance County in north central North Carolina, which is the county in which our offices are located. Based on data provided by a private marketing firm, we estimate that at June 30, 1997, we had 15.2% of deposits held by all banks and savings institutions in our market area.

OFFICES AND OTHER MATERIAL PROPERTIES

     The following table sets forth the location and certain additional information regarding our offices at September 30, 1998.

                                                 Book Value at                            Deposits at
                          Year     Owned or     September 30,            Approximate      September 30,
                         Opened     Leased         1998 (1)             Square Footage        1998
                         ------     ------    --------------------      --------------    -----------
                                              (Dollars in thousands)
MAIN OFFICE:
445 S. Main Street       1988        Owned             $3,839             33,700             $101,149
Burlington, NC  27215

BRANCH OFFICES:
2294 N. Church Street    1984        Leased (2)           277              2,600               24,520
Burlington, NC  27215

503 Huffman Mill Road    1982        Owned                348              2,600               42,614
Burlington, NC  27215

102 S. 5th Street        1973        Owned                 55              2,000               22,573
Mebane, NC  27302

221 N. Main Street       1974        Owned                110              2,700               32,226
Graham, NC  27253

3466 S. Church Street    1996        Owned              1,451              4,000               12,612
Burlington, NC  27215

__________
(1)    Land and building only.
(2) Land is leased. Lease expires on July 5, 2009, with options to extend for three five-year periods.

     The book value of our investment in premises and equipment was $7.5 million at September 30, 1998. See Note 6 of Notes to Consolidated Financial Statements elsewhere in this document.

EMPLOYEES

     As of September 30, 1998, we had 68 full-time and 11 part-time employees, none of whom were represented by a collective bargaining agreement. We believe that our relationship with our employees is good.

LEGAL PROCEEDINGS

     From time to time, we are a party to various legal proceedings incident to its business. There currently are no legal proceedings to which we are a party, or to which any of our property was subject, which were expected to result in a material loss. There are no pending regulatory proceedings to which we are a party or to which any of our properties is subject which are expected to result in a material loss.


                                  REGULATION

DEPOSITORY INSTITUTION REGULATION

     General. We are a North Carolina-chartered savings bank and a member of the FHLB of Atlanta and our deposits are insured by the FDIC through the SAIF. As a North Carolina savings bank, we are subject to regulation and supervision by the Administrator and the FDIC and to North Carolina and FDIC regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The Administrator and the FDIC periodically examine us for compliance with various regulatory requirements and for safe and sound operations. The FDIC also has the authority to conduct special examinations of us because our deposits are insured by the SAIF. We must file reports with the Administrator describing our activities and financial condition and must obtain the approval from the Administrator and the FDIC prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions.

     After the conversion, 1st State Bank will be a North Carolina commercial bank, and our deposit accounts will continue to be insured by the SAIF. 1st State Bank will be subject to supervision, examination and regulation by the Commission, rather than the Administrator, and the FDIC and to North Carolina and federal statutory and regulatory provisions governing such matters as capital standards, mergers, subsidiary investments and establishment of branch offices, and will remain subject to the FDIC's authority to conduct special examinations. 1st State Bank will be required to file reports with the Commission and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

     As a federally insured depository institution, we are and 1st State Bank will be, subject to various regulations promulgated by the Federal Reserve Board, including Regulation B (Equal Credit Opportunity), Regulation D (Reserve Requirements), Regulations E (Electronic Fund Transfers), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds and Collection of Checks) and Regulation DD (Truth in Savings).

     The system of regulation and supervision applicable to us establishes a comprehensive framework for our operations and is intended primarily for the protection of the FDIC and our depositors. Changes in the regulatory framework could have a material effect on us and our respective operations that in turn, could have a material effect on 1st State Bancorp.

     Proposed Legislative and Regulatory Changes. On May 13, 1998, the U.S. House of Representatives passed H.R. 10 (the "Act"), the Financial Services Competition Act of 1998, "which calls for a sweeping modernization of the banking system that would permit affiliations between commercial banks, securities firms, insurance companies and, subject to certain limitations, other commercial enterprises. The stated purposes of the Act are to enhance consumer choice in the financial services marketplace, level the playing field among providers of financial services and increase competition. H.R. 10 removed the restrictions contained in the Glass-Steagall Act of 1933 and 1st State Bank Holding Company Act of 1956, thereby allowing qualified financial holding companies to control banks, securities firms, insurance companies, and other financial firms. Conversely, securities firms, insurance companies and financial firms would be allowed to own or affiliate with a commercial bank. Under the new framework, the Federal Reserve would serve as an umbrella regulator to oversee the new financial holding company structure. Securities affiliates would

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be required to comply with all applicable federal securities laws, including registration and other requirements applicable to broker-dealers. The Act also provided that insurance affiliates be subject to applicable state insurance regulations and supervision. The Act preserved the thrift charter and all existing thrift powers, but restricted the activities of new unitary thrift holding companies.

     At the adjournment of Congress in October 1998, the Senate had not voted on the legislation and the Act had been returned to the Senate Banking Committee for further review A bill similar to the Act was introduced for consideration by Congress in 1999. At this time, we do not know whether the Act will be enacted, or if enacted, what form the final version of such legislation might take.

     Capital Requirements. The Federal Reserve Board and the FDIC have established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies with consolidated assets of $150 million or more and state non-member banks, respectively. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and state non-member banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets. The regulations of the FDIC and the Federal Reserve Board require bank holding companies and state non-member banks, respectively, to maintain a minimum leverage ratio of "Tier 1 capital" to total assets of 3%. Tier 1 capital is the sum of common stockholders' equity, certain perpetual preferred stock, which must be noncumulative with respect to banks, including any related surplus, and minority interests in consolidated subsidiaries; minus all intangible assets other than certain purchased mortgage servicing rights and purchased credit card receivables, identified losses and investments in certain subsidiaries. As a SAIF-insured, state-chartered bank, we must also deduct from Tier 1 capital an amount equal to our investments in, and extensions of credit to, subsidiaries engaged in activities that are not permissible for national banks, other than debt and equity investments in subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities or in subsidiary depository institutions or their holding companies. Although setting a minimum 3% leverage ratio, the capital regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding companies experiencing or anticipating significant growth would be expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that whenever appropriate, and in particular when a bank holding company is undertaking expansion, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital to total assets in making an overall assessment of capital.

     In addition to the leverage ratio, the regulations of the Federal Reserve Board and the FDIC require bank holding companies and state-chartered nonmember banks to maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8% of which at least 4% must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or "supplementary" capital items which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of 20 years or more, certain other capital instruments and net unrealized gains on equity securities. The includible amount of Tier 2 capital cannot exceed the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions. The risk-based capital regulations assign balance sheet assets and the credit equivalent amounts of certain off-balance sheet items to one of four broad risk weight categories. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category based principally on the degree of credit risk associated with the obligor. The sum of these weighted values equals the bank holding company or the bank's risk-weighted assets.

     The federal bank regulators, including the Federal Reserve Board and the FDIC, have revised their risk-based capital requirements to ensure that such requirements provide for explicit consideration of interest rate risk. Under the

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rule, a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the rule or the bank's internal model for measuring such exposure, if such model is determined to be adequate by the bank's examiner. If the dollar amount of a bank's interest rate risk exposure, as measured under either measurement system, exceeds 1% of the bank's total assets, the bank would be required under the rule to hold additional capital equal to the dollar amount of the excess. We believe that the interest rate risk component does not have a material effect on our capital. Further, the FDIC has adopted a regulation that provides that the FDIC may take into account whether a bank has significant risks from concentrations of credit or non-traditional activities in determining the adequacy of its capital. We have not been advised that we will be required to maintain any additional capital under this regulation. The interest rate risk component does not apply to bank holding companies on a consolidated basis.

     In addition to FDIC regulatory capital requirements, the Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

     At September 30, 1998, we complied with each of the capital requirements of the FDIC and the Administrator. For a description of our required and actual capital levels on September 30, 1998, see "Historical and Pro Forma Regulatory Capital Compliance."

     Following the conversion, we will be subject to the Commission's capital surplus regulation which requires commercial banks to maintain a capital surplus of at least 50% of common capital. Common capital is defined as the total of the par value of shares times the number of shares outstanding.

     Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be:

     . subject to increased monitoring by the appropriate federal banking regulator;

     . required to submit an acceptable capital restoration plan within 45 days;

     .  subject to asset growth limits; and

     . required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses.

     A "significantly undercapitalized" institution may be subject to statutory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior regulatory approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund.

     Federal banking regulators have adopted regulations implementing the prompt corrective action provisions of FDICIA. Under these regulations, the federal banking regulators generally will measure a depository institution's capital adequacy on the basis of:

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     .  the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets);

     . Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets); and

     .  leverage ratio (the ratio of its core capital to adjusted total assets).


Under the regulations, an institution that is not subject to an order or written directive by its primary federal regulator to meet or maintain a specific capital level will be deemed "well capitalized" if it also has:

     .  a total risk-based capital ratio of 10% or greater;

     .  a Tier 1 risk-based capital ratio of 6% or greater; and

     .  a leverage ratio of 5% or greater.

An "adequately capitalized" depository institution is an institution that does not meet the definition of well capitalized and has:

     .  a total risk-based capital ratio of 8% or greater;

     .  a Tier 1 risk-based capital ratio of 4% or greater; and

     . a leverage ratio of 4% or greater (or 3% or greater if the depository institution has a composite 1 CAMELS rating).

An "undercapitalized institution" is a depository institution that has:

     .  a total risk-based capital ratio less than 8%; or

     .  a Tier 1 risk-based capital ratio of less than 4%; or

     . a leverage ratio of less than 4% (or less than 3% if the institution has a composite 1 CAMELS rating).

A "significantly undercapitalized" institution is defined as a depository institution that has:

     .  a total risk-based capital ratio of less than 6%; or

     .  a Tier 1 risk-based capital ratio of less than 3%; or

     .  a leverage ratio of less than 3%.

A "critically undercapitalized" institution is defined as a depository institution that has a ratio of "tangible equity" to total assets of less than 2%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights.

     The appropriate federal banking agency may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if it determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a

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less-than-satisfactory rating for any CAMELS rating category. At September 30,
1998, we were classified as "well capitalized" under FDIC regulations, and we believe that we will, immediately after the conversion, also be classified as "well-capitalized."

     Safety and Soundness Guidelines. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each federal banking agency was required to establish safety and soundness standards for institutions under its authority. The interagency guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A depository institution must submit an acceptable compliance plan to its primary federal regulator within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that 1st State Bank meets all the standards adopted in the interagency guidelines.

     Community Reinvestment Act. 1st State Bank, like other financial institutions, is subject to the Community Reinvestment Act ("CRA"). The purpose of the CRA is to encourage financial institutions to help meet the credit needs of their entire communities, including the needs of low- and moderate-income neighborhoods. During our last compliance examination, we received a "satisfactory" rating for CRA compliance. Our CRA rating would be a factor considered by the Federal Reserve Board and the FDIC in considering applications to acquire branches or to acquire or combine with other financial institutions and take other actions and, if such rating was less than "satisfactory," could result in the denial of such applications.

     The federal banking regulatory agencies have implemented an evaluation system that rates institutions based on their actual performance in meeting community credit needs. Under the regulations, a bank will first be evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank will be given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve," or "substantial non-compliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantitative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service area should be considered. The ratings received under the three tests will be used to determine the overall composite CRA rating. The composite ratings will be the same as those that are currently given: "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

     Federal Home Loan Bank System. The FHLB System consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Atlanta, we are required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate unpaid principal of home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of advances from the FHLB of Atlanta, whichever is greater. We were in compliance with this requirement with investment in FHLB of Atlanta stock at September 30, 1998 of $1.3 million. The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the board of directors of the FHLB of Atlanta. Long-term advances may only be made for the purpose of providing funds for residential housing finance. At September 30, 1998, we had $20.0 million in advances

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outstanding from the FHLB of Atlanta. Upon completion of the conversion, we will continue to be a member of the FHLB of Atlanta.

     Reserves. Under Federal Reserve Board regulations, we must maintain average daily reserves against transaction accounts. Reserves equal to 3% must be maintained on transaction accounts of between $4.9 million and $46.5 million, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of September 30, 1998, we met our reserve requirements.

     After the conversion, we will be subject to the reserve requirements of North Carolina commercial banks. North Carolina law requires state non-member banks to maintain, at all times, a reserve fund in an amount set by regulation of the Commission.

     Deposit Insurance. We are required to pay assessments based on a percentage of insured deposits to the FDIC for insurance of our deposits by the SAIF. Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action" for definitions and percentage criteria for the capital group categories. Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. In 1996, the FDIC imposed a one-time assessment of 65.7 basis points of insured deposits as of March 31, 1995, that fully capitalized the SAIF and had the effect of reducing our future SAIF assessments. Accordingly, although the special assessment resulted in a one-time charge to us of approximately $1.3 million pre-tax, the recapitalization of the SAIF had the effect of reducing our future deposit insurance premiums to the SAIF. Both BIF and SAIF members are assessed an amount for the Financing Corporation Bond payments. BIF members are assessed approximately 1.3 basis points while the SAIF rate is approximately 6.4 basis points until January 1, 2000. At that time, BIF and SAIF members will begin pro rata sharing of the payment at an expected rate of 2.43 basis points.


     Although 1st State Bank, as a North Carolina commercial bank, would qualify for insurance of deposits by the BIF, substantial entrance and exit fees apply to conversions from SAIF to BIF insurance. Accordingly, following the conversion, we will remain a member of the SAIF, which will insure our deposits to a maximum of $100,000 for each depositor.

     Liquidity Requirements. FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect safety and soundness of the bank. The FDIC currently has no specific level which it requires.

     We also are subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulations allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily ascertainable market value,

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including investments with maturities in excess of five years. At September 30,
1998, our liquidity ratio exceeded the North Carolina regulations.

     Dividend Restrictions. Under FDIC regulations, we are prohibited from making any capital distributions if after making the distribution, we would have:

 .     a total risk-based capital ratio of less than 8%;

 .    a Tier 1 risk-based capital ratio of less than 4%; or

 .    a leverage ratio of less than 4%.

     Our earnings appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate on the amount of earnings removed from the pre-1988 reserves for such distributions. We intend to make full use of this favorable tax treatment and do not contemplate use of any earnings in a manner which would create federal tax liabilities.

     We may not pay dividends on our capital stock if our regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors at the time of the conversion.

     1st State Bancorp is subject to limitations on dividends imposed by the Federal Reserve Board. See "-- Regulation of 1st State Bancorp Following the Conversion -- Dividends" for more information.

     Transactions with Related Parties. Transactions between a state non-member bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a state non-member bank is any company or entity which controls, is controlled by or is under common control with the state non-member bank. In a holding company context, the parent holding company of a state non-member bank, such as 1st State Bancorp, and any companies which are controlled by the parent holding company are affiliates of the savings institution or state non-member bank. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no state non-member bank may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the state non-member bank.

     State non-member banks also are subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% stockholder of a state non-member bank and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount, which includes all other outstanding loans to such person, as to which such

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prior board of director approval is required as being the greater of $25,000 or
5% of capital and surplus up to $500,000. Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

     State non-member banks also are subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers and the restrictions of 12 U.S.C. Sec. 1972 on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Section 1972 (i) prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     Restrictions on Certain Activities. Under FDICIA, state-chartered banks with deposits insured by the FDIC are generally prohibited from acquiring or retaining any equity investment of a type or in an amount that is not permissible for a national bank. The foregoing limitation, however, does not prohibit FDIC-insured state banks from acquiring or retaining an equity investment in a subsidiary in which the bank is a majority owner. State-chartered banks are also prohibited from engaging as principal in any type of activity that is not permissible for a national bank and subsidiaries of state-chartered, FDIC-insured state banks may not engage as principal in any type of activity that is not permissible for a subsidiary of a national bank unless in either case the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and the bank is, and continues to be, in compliance with applicable capital standards.

     The FDIC has adopted regulations to clarify the foregoing restrictions on activities of FDIC-insured state-chartered banks and their subsidiaries. Under the regulations, the term activity refers to the authorized conduct of business by an insured state bank and includes acquiring or retaining any investment other than an equity investment. An activity permissible for a national bank includes any activity expressly authorized for national banks by statute or recognized as permissible in regulations, official circulars or bulletins or in any order or written interpretation issued by the Office of the Comptroller of the Currency ("OCC"). In its regulations, the FDIC indicates that it will not permit state banks to directly engage in commercial ventures or directly or indirectly engage in any insurance underwriting activity other than to the extent such activities are permissible for a national bank or a national bank subsidiary or except for certain other limited forms of insurance underwriting permitted under the regulations. Under the regulations, the FDIC permits state banks that meet applicable minimum capital requirements to engage as principal in certain activities that are not permissible to national banks including guaranteeing obligations of others, activities which the Federal Reserve Board has found by regulation or order to be closely related to banking and certain securities activities conducted through subsidiaries.

     Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to:

     .  obligations of the United States, or those guaranteed by it;

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     .  obligations of the State of North Carolina;

     .  bank demand or time deposits;

     . stock or obligations of the federal deposit insurance fund or a FHLB;

     . savings accounts of any savings institution as approved by the board of directors; and

     . stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

REGULATION OF 1ST STATE BANCORP FOLLOWING THE CONVERSION

     General. Following the conversion, 1st State Bancorp, as the sole shareholder of 1st State Bank, will become a bank holding company and will register as such with the Federal Reserve Board. Bank holding companies are subject to comprehensive regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. As a bank holding company, 1st State Bancorp will be required to file with the Federal Reserve Board annual reports and such additional information as the Federal Reserve Board may require, and will be subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries, including its bank subsidiaries. In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before:

     . acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares);

     . acquiring all or substantially all of the assets of another bank or bank holding company; or

     .  merging or consolidating with another bank holding company.

Satisfactory financial condition, particularly with respect to capital adequacy, and a satisfactory CRA rating generally are prerequisites to obtaining federal regulatory approval to make acquisitions.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things:

     . operating a savings institution, mortgage company, finance company, credit card company or factoring company;

     .  performing certain data processing operations;

     .  providing certain investment and financial advice;

     . underwriting and acting as an insurance agent for certain types of credit-related insurance;

     .  leasing property on a full-payout, non-operating basis;

     .  selling money orders, travelers' checks and United States Savings Bonds;

     .  real estate and personal property appraising;

     .  providing tax planning and preparation services; and,

     . subject to certain limitations, providing securities brokerage services for customers.

Presently, we have no plans to engage in any of these activities.

     Under the BHCA, any company must obtain approval of the Federal Reserve Board prior to acquiring control of 1st State Bancorp or 1st State Bank. For purposes of the BHCA, "control" is defined as ownership of more than 25% of any class of voting securities of 1st State Bancorp or 1st State Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of 1st State Bancorp or 1st State Bank. In addition, the Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert to file a written notice with the Federal Reserve Board before such person or persons may acquire control of 1st State Bancorp or 1st State Bank. The Change in Bank Control Act defines "control" as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank.

     The Federal Reserve Board has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See " -- Depository Institution Regulation -- Capital Requirements" for the regulatory capital requirements we must meet.

     Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Reigle-Neal Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Act allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for a minimum of five years, regardless of a longer minimum period specified by the statutory law of the host state. The Reigle-Neal Act also prohibits the Federal Reserve Board from approving an application if the applicant and its depository institution affiliates control or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Reigle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Reigle-Neal Act.

     Additionally, the federal banking agencies are authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Reigle-Neal Act by adopting a law, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks, after the date of enactment of the Reigle-Neal Act and prior to June 1, 1997. North Carolina has enacted legislation permitting interstate banking transactions. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     The Reigle-Neal Act authorizes the FDIC to approve interstate branching de novo by state banks only in states which specifically allow for such branching. Pursuant to the Riegle-Neal Act, the appropriate federal banking agencies have adopted regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

     Dividends. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to FDICIA, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". For a definition of "undercapitalized" institution, see "-- Depository Institution Regulation -- Prompt Corrective Regulatory Action."

     Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the their consolidated retained earnings. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order, or any condition imposed by, or written agreement with, the Federal Reserve Board. Bank holding companies whose capital ratios exceed the thresholds for "well-capitalized" banks on a consolidated basis are exempt from the foregoing requirement if they were rated composite 1 or 2 in their most recent inspection and are not the subject of any unresolved supervisory issues.

FEDERAL SECURITIES LAW

     1st State Bancorp has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the conversion. Following the conversion, the common stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended. 1st State Bancorp will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

     The registration under the Securities Act of the common stock does not cover the resale of such shares. Nonaffiliates may resell shares without registration. Shares purchased by an affiliate of 1st State Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act. If 1st State Bancorp meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of 1st State Bancorp who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of 1st State Bancorp or the average weekly volume of trading in such shares during the preceding four calendar weeks. 1st State Bancorp may in the future permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event 1st State Bancorp at some future time determines to issue additional shares from its authorized but unissued shares, 1st State Bancorp might offer registration rights to certain of its affiliates who want to sell their shares.

                                   TAXATION

GENERAL

     1st State Bank files a federal income tax return based on a fiscal year ending September 30.

FEDERAL INCOME TAXATION

     Savings institutions such as 1st State Bank are subject to the provisions of the Internal Revenue Code in the same general manner as other corporations. Through tax years beginning before December 31, 1995, institutions such as 1st State Bank which met certain definitional tests and other conditions prescribed by the Internal Revenue Code benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and "nonqualifying loans", which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real property loans was an amount determined under a formula based generally on the bad debts actually sustained by a savings institution over a period of years. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans was computed as 8% of a savings institution's taxable income, with certain adjustments. We generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes in any given year.

     Legislation that is effective for tax years beginning after December 31, 1995 requires institutions to recapture into taxable income over a six taxable year period the portion of the tax loan reserve that exceeds the pre-1988 tax loan loss reserve. As a result of changes in the law, saving institutions were required to change to either the reserve method or the specific charge-off method that applied to banks.

     We are not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 1998 includes approximately $4.2 million for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of such amounts for purposes other than tax bad debt losses could create income for tax purposes in certain remote instances, which would be subject to the then current corporate income tax rate.

     Our federal income tax returns have not been audited since 1993.

     For additional information on our policies regarding tax and accounting matters, see our consolidated financial statements and related notes, which you can find beginning on page F-1 of this document.

STATE INCOME TAXATION

     Under North Carolina law, the corporate income tax currently is 7.25% of federal taxable income as computed under the Internal Revenue Code, subject to certain prescribed adjustments. This rate will be reduced to 7.00% for 1999 and 6.9% for 2000 and thereafter. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable. An annual state franchise tax is imposed at a rate of .15% applied to the greatest of the institution's (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina, or (iii) appraised valuation of property in North Carolina.

     For additional information regarding taxation, see Notes 1 and 10 of the notes to the consolidated financial statements, which you can find beginning on page F-1 of this document.


                     MANAGEMENT OF 1ST STATE BANCORP, INC.

     The board of directors of 1st State Bancorp consists of the same individuals who serve as directors of 1st State Bank. Their biographical information is set forth under "Management of 1st State Bank -- Directors." The board of directors of 1st State Bancorp is divided into three classes. Directors of 1st State Bancorp will serve for three year terms or until their successors are elected and qualified, with approximately one-third of the directors being elected at each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the conversion. Directors Bean, McGill and Stadler have terms of office expiring at the 2000 annual meeting, Directors Barnwell, McClure and Quakenbush have terms of office expiring at the 2001 annual meeting, and Directors Keziah and Shirley have terms of office expiring at the 2002 annual meeting. Under 1st State Bancorp's bylaws, a person who is 75 years of age or older and who is not an employee of 1st State Bancorp or 1st State Bank is not eligible for election, re-election, appointment, or re-appointment to the board of directors, and a non-employee director may not serve beyond the annual meeting of 1st State Bancorp immediately following the non-employee director becoming 75.

     The following individuals hold the offices in 1st State Bancorp set forth below opposite their names.

     Name                          Title
     ----                          -----

     James C. McGill               President and Chief Executive Officer
     A. Christine Baker            Treasurer and Secretary
     Fairfax C. Reynolds           Vice President and Assistant Secretary

     The executive officers of 1st State Bancorp are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors of 1st State Bancorp.

     Since the formation of 1st State Bancorp, none of the executive officers, directors or other personnel have received remuneration from 1st State Bancorp. Information concerning the principal occupations and employment of the directors and executive officers of 1st State Bancorp during the past five years is set forth under "Management of 1st State Bank -- Directors" and "-- Executive Officers Who Are Not Directors." Executive officers and directors of 1st State Bancorp will be compensated as described below under "Management of 1st State Bank."

                         MANAGEMENT OF 1ST STATE BANK

DIRECTORS

     Because we are a mutual savings bank, our members have elected our board of directors. Following the conversion, the directors of 1st State Bank immediately prior to the conversion will continue to serve as directors. Currently, the term of each director is one year, and all of the members of the board of directors stand for election each year. This will continue to be the case for 1st State Bank following the conversion. Because 1st State Bancorp will own all the issued and outstanding capital stock of 1st State Bank following the conversion, the board of directors of 1st State Bancorp will elect the directors of 1st State Bank.

     The following table sets forth information regarding the individuals who serve currently as members of our board of directors. There are no arrangements or understandings between us and any director by which such person has been elected a director, and no director is related to any other director or executive officer by blood, marriage or adoption. All directors= terms expire in December 1999.

                                  AGE AT
                               SEPTEMBER 30,
Name                               1998            DIRECTOR SINCE
----                               ----            --------------
James A. Barnwell, Jr.               58                 1988
Bernie C. Bean                       68                 1978
Richard C. Keziah                    66                 1983
James G. McClure                     53                 1989
James C. McGill                      57                 1988
T. Scott Quakenbush                  67                 1978
Richard H. Shirley                   51                 1987
Virgil L. Stadler                    62                 1982


     Presented below is certain information concerning our directors. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

     JAMES A. BARNWELL, JR. is president of Huffman Oil Co., Inc., a petroleum marketer in Burlington, North Carolina. He has served on the advisory board of the Salvation Army Boys & Girls Club and the YMCA board.

     BERNIE C. BEAN is retired. From 1988 to 1995 he was the national sales manager of Craftique, Inc., a furniture manufacturer located in Mebane, North Carolina.

     RICHARD C. KEZIAH is president of Monarch Hosiery Mills, Inc. in Burlington, North Carolina. He also serves on the board of directors of Elon Homes for Children.

     JAMES G. MCCLURE is president of Green & McClure, a retail furniture store in Graham, North Carolina. He has served as president of the Graham Area Business Association, on the zoning board for the city of Graham and is an Elder at the Graham Presbyterian Church.

     JAMES C. MCGILL has been our President and Chief Executive Officer since December 1988. He serves on the Boards of Hospice of Alamance and Alamance Community College and in 1997 served as the chairman of the North Carolina Bankers Association.

     T. SCOTT QUAKENBUSH retired in April 1997 from his position as vice president and sales manager with Carolina Paper Box Company in Burlington, North Carolina.

     RICHARD H. SHIRLEY is president of Dick Shirley Chevrolet, Inc., an automobile dealership located in Burlington, North Carolina. He has served as the president of the Alamance County YMCA and as a member and chairman of the Economic Development Committee of the Burlington area Chamber of Commerce.

     VIRGIL L. STADLER is the vice president of Stadler Country Hams, Inc. in Elon College, North Carolina. He is active with the ACC Foundation, Elon Homes for Children and the Burlington area Chamber of Commerce.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following sets forth information with respect to executive officers of 1st State Bank who do not serve on the board of directors.

                            AGE AT
                         SEPTEMBER 30,
NAME                         1998          TITLE WITH 1ST STATE BANK
----                        ------         --------------------------
A. Christine Baker            45           Executive Vice President - Chief
                                           Financial Officer, Secretary and
                                           Treasurer
Fairfax C. Reynolds           45           Executive Vice President - Commercial
                                           and Retail Banking
Frank Gavigan                 40           Senior Vice President - Senior Credit
                                           Officer

John D. Hansell               61           Manager - First Capital Services, LLC


     A. CHRISTINE BAKER has served as our Executive Vice President, Secretary and Treasurer since April 1985. She has served as president and director of the Burlington Rotary Club, director and treasurer of the local chapter of the American Red Cross and director and vice president of the Childcare Resource and Referral Service.

     FAIRFAX C. REYNOLDS has served as our Executive Vice President in charge of Retail and Commercial Banking since 1989. He serves on the board of directors of YMCA of Alamance County, the Alamance County Arts Council, the Alamance County Area Chamber of Commerce and the Alamance Country Club. He is an Elder of the First Presbyterian Church.

     FRANK GAVIGAN has served as our Senior Vice President - Senior Credit Officer since 1990. He has served as the budget director and on the executive committee of the United Way, as Vice President and a director of Alamance County Meals on Wheels, as President and a director of Alamance Prevention Alliance and on the finance committee of Front Street United Methodist Church.

     JOHN D. HANSELL has served since May 1987 as Manager of 1st Capital Services Company, LLC and its predecessor, First Capital Services, Inc., entities we own that sell annuities, mutual funds and insurance products on an agency basis. He has served on the small business council of the Alamance Chamber of Commerce and on the board of directors of the International Association of Financial Planners.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors meets monthly and may have additional special meetings. During the year ended September 30, 1998, the board met 12 times. No director attended fewer than 75% in the aggregate of the total number of Board meetings held during the year ended September 30, 1998 and the total number of meetings held by committees on which he served during such fiscal year. The board of directors has standing Audit and Executive Committees.

     The board of directors' Audit Committee consists of Directors Keziah, Quakenbush and Stadler, who serves as Chairperson. The Audit Committee met one time during the year ended September 30, 1998. The function of the Audit Committee is to examine and approve the audit report prepared by the independent auditors, to review and recommend the independent auditors to be engaged by 1st State Bank, to review the internal audit function and internal accounting controls, and to review and approve audit policies.

     The board of directors' Executive Committee consists of Directors McGill, Barnwell, Shirley and Keziah and one additional director who serves on a rotating basis for a three-month period. The Executive Committee, among other things, evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Executive Committee reports its evaluations and findings to the full board of directors and all compensation decisions are ratified by the full board of directors. Directors of 1st State Bank who also are officers of 1st State Bank abstain from discussion and voting on matters affecting their compensation. The Executive Committee also monitors the performance of our investment portfolio and reviews loans. The Executive Committee is empowered to exercise all of the authority of the board when the board is not in session. The Executive Committee met 12 times during the fiscal year ended September 30, 1998.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for the last fiscal year awarded to or earned by the President and the four other executive officers who earned salary and bonus in fiscal 1998 exceeding $100,000 for services rendered in all capacities to 1st State Bank.

                                                     Annual Compensation
                                   ---------------------------------------------------------
Name and                           Fiscal                                    Other Annual         All Other
Principal Position                 Year          Salary        Bonus       Compensation (1)    Compensation (2)
------------------                 ----          ------        -----       -----------------   -----------------
James C. McGill                    1998         $175,000     $  257,000            --                 107,352
   President and Chief
   Executive Officer

A. Christine Baker                 1998           95,000        128,500            --                  44,469
   Executive Vice President,
   Treasurer and Secretary

Fairfax C. Reynolds                1998           95,000        128,500            --                  47,476
   Executive Vice President

Frank Gavigan                      1998           76,000         30,000            --                  10,260
   Senior Vice President

John D. Hansell                    1998           42,000         68,220  (3)       --                   5,460
   Manager

____________________

(1) Executive officers receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officer in fiscal 1998 did not exceed 10% of the executive officer's salary and bonus.

(2)  Includes $4,800, $2,850, $2,850, $2,280 and $1,260 in matching contributions under 1st State Bank's 401(k) Plan and $20,580, $10,830, $10,830, $7,980 and $4,200 in accruals made pursuant to 1st State Bank's Money Purchase Pension Plan for executive officers McGill, Baker, Reynolds, Gavigan and Hansell, respectively. The Money Purchase Pension Plan was terminated effective September 30, 1998. Also includes $81,972, $30,789 and $33,766 accrued under our Deferred Compensation Plan for the benefit of executive officers McGill, Baker and Reynolds, respectively, for service as an employee during the year ended September 30, 1998. Does not include amounts accrued pursuant to such plan during the year ended September 30, 1998 for service in prior years.
(3)  Consists of commissions.

     Employee Stock Ownership Plan. We have established the employee stock ownership plan for the exclusive benefit of our participating employees, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us, including at least 1,000 hours of service, and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the Internal Revenue Service. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the Internal Revenue
Service.

     The employee stock ownership plan is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the employee stock ownership plan may borrow funds to acquire up to 8% of the common stock issued in the conversion. The employee stock ownership plan intends to borrow funds from 1st State Bancorp. We expect the loan to be for a term of 10 years at an annual interest rate equal to the prime rate, adjusted annually on each October 1st. Presently, we anticipate that the employee stock ownership plan will purchase up to 8% of the common stock to be issued in the offering, including shares contributed to the foundation. This would total 190,080 shares at the midpoint of the offering range. If we receive orders for more shares than are available, the employee stock ownership plan will purchase shares in the open market after the conversion. The loan will be secured by the shares purchased. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participant accounts as the loan is repaid. We anticipate contributing approximately $285,000 annually, based on a 190,080 share purchase at $15.00 per share, to the employee stock ownership plan to meet principal obligations under the employee stock ownership plan loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

     Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participant accounts on the basis of each participant's annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Section 125 or 401(k) of the Code and sponsored by us. All participants must be employed at least 500 hours in a plan year in order to receive an allocation. Participants will become 20% vested in their employee stock ownership plan account balances beginning in their third year for each year of service, up to a maximum of 100% for seven years of service, with no more than five years of service credited for employment before October 1, 1998. Vesting will be accelerated upon retirement, death, disability, change in control of 1st State Bancorp, or termination of the employee stock ownership plan. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits will be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the employee stock ownership plan are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the employee stock ownership plan cannot be estimated.

     In the event of a change in control of 1st State Bancorp, the outstanding balance of any loans used to finance the purchase of shares by the employee stock ownership plan will be paid off through a transfer or sale of shares held as collateral under such loan, with any remaining shares allocated to participant accounts pro rata based on their account balances. Participants terminating employment on or after the change in control will be entitled to receive a cash payment from 1st State Bancorp or its successor equal to the amount, if any, which would have been allocated to the participant's account immediately following the change in control but was precluded from allocation based on allocation limits applicable under federal tax laws.

     The board of directors has appointed non-employee directors to the employee stock ownership plan committee to administer the employee stock ownership plan and to serve as the initial employee stock ownership plan trustees. The board of directors or the employee stock ownership plan committee may instruct the employee stock ownership plan trustees regarding investments of funds contributed to the employee stock ownership plan. The employee stock ownership plan trustees must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the trustees as directed by the board of directors or the employee stock ownership plan committee, subject to the trustees' fiduciary duties.

     401(k) Plan. Our 401(k) Plan has been amended to allow participants initially and on an ongoing basis to direct that all or part of their account balances be invested in our common stock. Participants will retain the right to vote those shares held in trust for them under the 401(k) Plan.

     Employment Agreements and Guaranty Agreements. 1st State Bank has entered into employment agreements with James C. McGill, A. Christine Baker and Fairfax
C. Reynolds. The board believes that the employment agreements assure fair treatment of the employees in their careers with us by assuring them of some financial security. The proposed employment agreements will require FDIC approval prior to becoming effective.

     The employment agreements will become effective on the date of the conversion and will provide for a term of three years, with an annual base salary equal to the employee's existing base salary rate in effect on the date of conversion. On each anniversary date of the commencement of the employment agreements, the term of the employee's employment will be extended for an additional one-year period beyond the then effective expiration date upon a determination by our board of directors that the performance of the employee has met the required performance standards and that such employment agreements should be extended. The employment agreements provide the employee with a salary review by the board of directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, vacation and sick leave and any fringe benefits that become available to senior management, including for example, any stock option or incentive compensation plans and any other benefits commensurate with their responsibilities. If the board decides not to renew an employment agreement for any reason, and if the employee remains an employee of 1st State Bank until the Agreement expires, 1st State Bank must pay the employee an amount equal to two times total compensation if the employee is later terminated.

     The employment agreements terminate upon the employee's death, may terminate upon the employee's disability and are determinable for just cause, no severance benefits are available. If we terminate the employee without just cause, the employee is entitled to receive three times total compensation as well as continued medical and dental insurance under any group plan chosen by the employee from the plans we maintain, unless that coverage is not permitted by the terms of such plan, in which case we will remit to the employee, not less frequently than monthly, the actual cost to the employee of equivalent insurance. These provisions shall be in addition to, and not in lieu of, any other rights that the employee has under the employment agreement, and shall continue until the employee first becomes eligible for participation in Medicare. If the employment agreements are terminated due to the employee's "disability" as defined in the employment agreements, the employee will be entitled to a continuation of his or her salary and benefits through the date of termination, including any period prior to the establishment of the employee's disability. In the event of the employee's death during the term of the employment agreements, his or her estate will be entitled to receive three times total compensation determined as of the date of death. Each employee is able to voluntarily terminate his or her employment agreement by providing 90 days' written notice to the board of directors, in which case the employee is entitled to receive only his or her compensation, vested rights, and benefits up to the date of termination.

     We will pay a severance benefit equal to the difference between the product of 2.99 and the employee's "base amount" as defined in the Internal Revenue Code
Section 280G(b)(3) and the sum of any other "parachute payments" as defined under Code Section 280G(b)(2) that the employee receives on account of the change in control, and (ii) provide long-term disability and medical insurance for 18 months if any of the following occur:

     . the employee's involuntary termination of employment other than for "just cause" during the period beginning six months before a change in control and ending on the later of the first anniversary of the change in control or the expiration date of the employment agreements (the "Protected Period");

     . the employee's voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period which have not been consented to by the employee; or

     . the employee's voluntary termination of employment for any reason within the 30-day period beginning on the date of the change in control.

     The employee will be paid either in one lump sum within ten days of the later of the date of the change in control and the employee's last day of employment or if prior to the date which is 90 days before the date on which a change in control occurs, the employee filed a duly executed irrevocable written election, payment of such amount

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shall be made according to the elected schedule. "Change in control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of our voting stock, the control of the election of a majority of our directors, or the exercise of a controlling influence over our management or policies. In addition, under the employment agreements, a change in control occurs when, during any consecutive two-year period, directors of 1st State Bancorp or 1st State Bank at the beginning of such period cease to constitute two-thirds of the board of directors of 1st State Bancorp or 1st State Bank, unless the election of replacement directors was approved by a two-thirds vote of the initial directors then in office. The employment agreements provide that within 10 business days of a change in control, we must deposit in a trust an amount equal to the Internal Revenue Code Section 280G maximum. The payments that would be made to Mr. McGill, Ms. Baker and Mr. Reynolds assuming termination of employment under the foregoing circumstances at September 30, 1998 would have been approximately $1.1 million, $539,000 and $539,000, respectively. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of 1st State Bancorp. For more information, see "Anti-Takeover Provisions in Our Corporate Documents --Benefit Plans." In the event that the employee prevails over us, or obtains a written settlement, in a legal dispute as to the employment agreement, he or she will be reimbursed for legal and other expenses.

     In addition to the employment agreements, 1st State Bancorp has entered into guaranty agreements with each of the employees. The guaranty agreements provide that 1st State Bancorp will perform all covenants and honor all obligations required to be performed or to which 1st State Bank is subject pursuant to the employment agreements in the event that such covenants are not performed or obligations are not honored by 1st State Bank, and that to the extent permitted by law, 1st State Bancorp will be jointly and severally liable with 1st State Bank for the payment of all amounts due under the employment agreements. The guarantee agreements provide the employee with a salary review by the board of directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave.

DIRECTOR COMPENSATION

     Fees. Each non-employee member of 1st State Bank's board of directors receives a monthly retainer fee based on the following schedule:

     .  the Chairman of the Board - $2,000;

     .  members of the Executive Committee - $1,750; and

     .  other directors - $1,500.

Officers who are directors are not compensated for their service as directors. Directors also will participate in certain of our benefit plans. See " -- Proposed Future Stock Benefit Plans" for a description of the plans in which directors will participate.

     Deferred Compensation Plan. We adopted the 1st State Bank Deferred Compensation Plan, effective September 24, 1997 for our directors and select executive officers. Under the plan, before each fiscal year begins, each non-employee director may elect to defer receipt of all or part of his future fees and any other participant may elect to defer receipt of up to 25% of his or her salary or 100% of his or her bonus compensation for the year. Deferred amounts are credited at the end of the calendar year to bookkeeping accounts in the name of each participant.

     Under the plan, the accounts of directors Barnwell, Bean, Keziah, McClure, Quakenbush, Shirley and Stadler were credited, on the plan's effective date, with $79,152, $70,672, $90,460, $62,819, $70,672, $79,152 and $70,672,
respectively, with respect to prior years of service up to nine years. On each September 30 after 1997, we will credit the accounts of directors Barnwell, Bean, Keziah, McClure, Quakenbush, Shirley, and Stadler with $8,795, $7,852, $10,051, $7,852, $7,852, $8,795 and $7,852, respectively, provided that such annual credits shall not be made for the benefit of non-employee directors after 12 years of service credits. Similarly, the plan provides supplemental executive retirement benefits for executive officers McGill, Baker and Reynolds through initial credits of $737,729, $277,098 and

$270,126, respectively, on September 24, 1997 and, through annual credits, on each September 30th after 1997, of $81,972, $30,789 and $33,766, respectively. Each participant is fully vested in his account balance under the plan.

     Until distributed in accordance with the terms of the plan, each participant's account will be credited with a rate of return equal to our highest rate of interest paid on our one-year certificates of deposit. After the conversion, each participant may prospectively elect to instead have all or part of his account credited with the total return on the common stock. Account balances will normally be distributed in five substantially equal annual installments beginning during the first quarter of the calendar year following the calendar year in which the participant ceases to be a director or employee, with any subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his or her account. Participants may, however, elect to receive their distributions in a lump sum or in installments paid over a period of up to 10 years. In the event of a participant's death, the balance of his plan account will be paid in a lump sum (unless the participant elects to continue the previously designated distribution method) to his designated beneficiary, or if none, his estate.

     We have established a trust in order to hold assets with which to pay plan benefits to participants. Trust assets are subject to claims of general creditors. In the event a participant prevails over us in a legal dispute as to the terms or interpretation of the plan, he or she would be reimbursed for his legal and other expenses.

PROPOSED FUTURE STOCK BENEFIT PLANS

     Stock Option Plan. We intend to adopt a stock option plan following the conversion, subject to approval by 1st State Bancorp's stockholders if required by applicable law. We currently expect to implement this plan no sooner than one year after the conversion. However, 1st State Bancorp may hold a stockholders' meeting as soon as six months after the conversion to adopt the option plan.

     If the option plan is adopted during the first year following the conversion, the option plan would be in compliance with the FDIC conversion regulations in effect. For a list of the restrictions that the FDIC conversion regulations would place on the option plan, see "-- Restrictions on Stock Benefit Plans." If the option plan is implemented more than one year after the conversion, which we expect, the option plan will comply with FDIC regulations and policies that are applicable at that time. If the option plan is implemented within one year after the conversion, in accordance with FDIC regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering, including shares contributed to the foundation, would be reserved for issuance by 1st State Bancorp upon exercise of stock options to be granted to our officers, directors and employees from time to time under the option plan. The purpose of the option plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in 1st State Bancorp. Under the FDIC regulations, the option plan would provide for a term of 10 years after which no awards could be made, unless earlier terminated by the board of directors pursuant to the option plan. The options would vest over a five year period, beginning one year after the grant of the option, if the option plan is implemented within one year of the conversion. Options would expire no later than 10 years from the date granted and could expire earlier in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

1st State Bancorp would receive no monetary consideration for the granting of stock options under the option plan. It would receive the option exercise price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by 1st State Bancorp. The exercise of options and payment for the shares received would contribute to the equity of 1st State Bancorp.

     Restricted Stock Plan. We intend to adopt a restricted stock plan following the conversion. The objective of the plan is to enable us to retain personnel and directors of experience and ability in key positions of responsibility.

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We expect to implement the restricted stock plan no sooner than one year after the conversion, subject to any stockholder approval required by law, but may elect instead to hold a stockholders' meeting as early as six months after the conversion.

     If the restricted stock plan is implemented within one year or more after the conversion, in accordance with applicable FDIC regulations, the shares granted under the restricted stock plan will be in the form of restricted stock vesting over a five-year period beginning one year after the date of grant of the award. Additionally, the number of shares to be granted could not exceed 4% of the shares sold in the conversion, including shares contributed to the foundation, if the restricted stock plan is adopted during the first year following conversion. If the restricted stock plan is implemented more than one year after the conversion, the restricted stock plan will comply with FDIC regulations and policies that are applicable at that time.

     Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the restricted stock plan trustees. Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The restricted stock plan would be managed by a committee of non-employee directors. They would have the responsibility to invest all funds contributed by us to the trust created for the restricted stock plan.

     We expect to contribute sufficient funds to the restricted stock plan so that the restricted stock plan trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion, including shares contributed to the foundation. The shares purchased by the restricted stock plan could be authorized but unissued shares or could be purchased in the open market. Whether such shares will be purchased in the open market or newly issued of 1st State Bancorp, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available. If the market price of the common stock is greater than the per share conversion offering price when awards are made, our contribution of funds will be increased. Likewise, if the market price is lower than the per share conversion offering price, our contribution will be decreased. In recognition of their prior and expected services to us and 1st State Bancorp, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the restricted stock plan. Based upon the issuance of 2,200,000 shares of common stock in the offering at the midpoint of the offering range and the contribution of 176,000 shares of common stock to the foundation, the restricted stock plan trust is expected to purchase up to 95,040 shares of common stock.

     Restrictions on Stock Benefit Plans. FDIC regulations provide that in the event we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, such plans must comply with the following restrictions:

     .  the plans must be fully disclosed in the prospectus;

     . all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of 1st State Bancorp's stockholders held no earlier than six months following the conversion;

     . for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant; and

     . for restricted stock plans such as the restricted stock plan, no stock issued in a conversion may be used to fund the plan.

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In addition, the FDIC presumes that a stock option plan or restricted stock plan that does not conform to applicable Office of Thrift Supervision percentage limitations constitutes excessive insider benefits. These percentage limitations are:

     . for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion, including shares issued to a charitable foundation;

     . for restricted stock plans such as the restricted stock plan, the shares may not exceed 3% of the shares issued in the conversion, including shares issued to a charitable foundation (4% for institutions with 10% or greater tangible capital);

     . the aggregate amount of stock purchased by the employee stock ownership plan in the conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan) of the shares issued in the conversion, including shares issued to a charitable foundation;

     . no individual employee may receive more than 25% of the available awards under the option plan or the restricted stock plan;

     . directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan; and

     . neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable FDIC regulations in effect at such time, in the event of a change in control).

TRANSACTIONS WITH MANAGEMENT

     We offer loans to our directors and officers. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, our loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, all loans to such persons must be approved in advance by a disinterested majority of our board of directors. At September 30, 1998, our loans to our directors and executive officers and their affiliates totaled $7.5 million, or 29.0% of our net worth, at that date. See Note 3 of notes to consolidated financial statements, which you can find beginning on page F-1 of this document.


                        RESTRICTIONS ON ACQUISITION OF
                  1ST STATE BANCORP, INC. AND 1ST STATE BANK

CONVERSION REGULATIONS

     North Carolina regulations provide that for a period of three years following the conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of 1st State Bancorp if, after the acquisition or consummation of such offer, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of 1st State Bancorp. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities

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beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for any offer with a view toward public resale made exclusively to 1st State Bancorp or its underwriters or the selling group acting on its behalf or any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of 1st State Bancorp by a corporation whose ownership is or will be substantially the same as the ownership of 1st State Bancorp, provided that the offer or acquisition is made more than one year following the consummation of the conversion. The regulation provides that within one year following the conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the conversion, the Administrator may approve such an acquisition upon a finding that the acquisition is necessary to protect the safety and soundness of 1st State Bancorp and 1st State Bank or the board of directors of 1st State Bancorp and 1st State Bank support the acquisition and the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to 1st State Bancorp and 1st State Bank and the public interests will not be adversely affected.

CHANGE IN BANK CONTROL ACT AND BANK HOLDING COMPANY ACT

     The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve Board be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank holding company. The consent of the Commission and the Federal Reserve Board is required to be obtained prior to any person or company acquiring "control" of a North Carolina-chartered commercial bank. Upon acquiring control, such acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of 1st State Bancorp or 1st State Bank or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Exchange Act or the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve Board in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of 1st State Bancorp. See "Regulation -- Regulation of 1st State Bancorp Following the Conversion" for a further discussion of regulations applicable to bank holding companies.

VIRGINIA STOCK CORPORATION ACT

     Virginia corporate law contains a statute designed to provide Virginia corporations with additional protections against hostile takeovers. The Virginia Affiliated Transactions Act restricts certain transactions between a Virginia corporation and a holder of 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof, defined as an "interested shareholder". For a period of three years following the date that a stockholder becomes an interested shareholder, the Virginia Affiliates Transactions Act generally prohibits the following types of transactions between the corporation and the interested shareholder unless certain conditions, described below, are met:

     .  mergers;

     . sales, leases, exchanges, mortgages, pledges, transfers or other dispositions (in one or a series of transactions) having a total market value in excess of 5% of the corporation's consolidated net worth;

     . any guarantees of indebtedness of any interested shareholder in an amount in excess of 5% of the corporation's consolidated net worth;

     . sales or other dispositions by the corporation or any subsidiary thereof of any voting shares of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value

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        of the outstanding voting shares of the corporation to any interested shareholder or affiliate of any interested shareholder other than pursuant to a stock dividend or the exercise of rights or warrants;

     . the dissolution of the corporation if proposed by or on behalf of an interested shareholder;

     . any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger of the corporation with any of its subsidiaries or any distribution or other transaction which has the effect directly or indirectly of increasing by more than 5% the percentage of the outstanding voting shares of the corporation or any of its subsidiaries beneficially owned by any interested shareholder; and

     . any share exchange in which an interested shareholder acquires a class or series of the corporation's voting stock,

The affiliated transaction may occur if it is approved by a majority of the disinterested directors and two-thirds of the disinterested voting shares. Additionally, after the three-year prohibition on affiliated transactions has expired, an affiliated transaction must be approved by two-thirds of the votes cast by disinterested stockholders.

     The foregoing voting requirements do not apply if the particular affiliated transaction has been approved by a majority of the disinterested directors, meets the rigorous fair price requirements of the Virginia Affiliated Transactions Act, or qualifies for one of the statutory exemptions. A Virginia corporation may exempt itself from the requirements of the statute in its articles of incorporation. 1st State Bancorp has not exempted itself from the provisions of the Virginia Affiliated Transactions Act. Additionally, the Virginia Affiliated Transactions Act does not apply to corporations with less than 300 shareholders of record.

     The Virginia Control Share Acquisitions Act prohibits voting rights of common stock of any person who acquires either one-fifth or more, but less than one-third, of all voting power of the corporation, one-third or more, but less than a majority, of the voting power of the corporation, or a majority or more of the voting power of the corporation, unless such person has delivered an acquiring person's statement to the corporation, and such voting rights are approved by a majority of the disinterested shares of stock eligible to vote on the election of directors. A Virginia corporation may include a provision in its articles of incorporation or bylaws exempting the corporation from Virginia's Control Share Acquisitions Statute. 1st State Bancorp, however, has not exempted itself from the provisions of Virginia's Control Share Acquisitions Statute. In addition, Virginia's Control Share Acquisitions Statute does not apply to corporations with less than 300 shareholders.


                   ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE
                                   DOCUMENTS

     While the boards of directors of 1st State Bancorp and 1st State Bank are not aware of any effort that might be made to obtain control of 1st State Bancorp after the conversion, 1st State Bancorp=s board of directors, as discussed below, believes that it is appropriate to include certain provisions as part of its articles of incorporation to protect the interests of 1st State Bancorp and its stockholders from hostile takeovers which the board of directors might conclude are not in the best interests of 1st State Bank, 1st State Bancorp or 1st State Bancorp's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions also will render the removal of our current board of directors and management more difficult.

     The following discussion is a general summary of certain provisions of the articles of incorporation and bylaws of 1st State Bancorp which may be deemed to have such an "anti-takeover" effect. The description of these

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provisions is necessarily general and you should read the articles of incorporation and bylaws of 1st State Bancorp for complete information. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS

     1st State Bancorp's articles of incorporation provide that the board of directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. The articles of incorporation provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

     A classified board of directors could make it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the board of directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the articles of incorporation classifying the board, all of the directors would be elected each year.

     We believe that the staggered election of directors tends to promote continuity of management because only one-third of the board of directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the directors, or more, at any one time have had at least one year's experience as directors of 1st State Bancorp, and moderate the pace of changes in the board of directors by extending the minimum time required to elect a majority of directors from one to two years.

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS

     1st State Bancorp's articles of incorporation require the approval of the holders of at least 80% of 1st State Bancorp's outstanding shares of voting stock, and at least a majority of 1st State Bancorp's outstanding shares of voting stock, not including shares deemed beneficially owned by a "related person," to approve certain "business combinations" as defined in the articles of incorporation, and related transactions. Under Virginia law, in addition to this provision, business combinations would be subject to the Virginia Affiliated Transactions Act and, subject to certain exceptions, must be approved by the vote of the holders of at least a two-thirds of the outstanding disinterested shares of common stock. For a discussion of the Virginia statutory voting and other requirements, see "Restrictions on Acquisition of 1st State Bancorp and 1st State Bank -- Virginia Stock Corporation Act." The increased voting requirements in 1st State Bancorp's articles of incorporation apply in connection with business combinations involving a "related person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of 1st State Bancorp's board of directors who are unaffiliated with the related person and who were directors prior to the time when the related person became a related person (the "continuing directors"). The term "related person" is defined to include any individual, corporation, partnership or other entity or affiliate thereof which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of 1st State Bancorp. A "business combination" is defined to include:


     . any merger or consolidation of 1st State Bancorp with or into a related person;

     . any sale, lease exchange, transfer, or other disposition of more than 25% of 1st State Bancorp's assets to a related person;

     . any merger or consolidation of a related person with or into 1st State Bancorp or a subsidiary;

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     .  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to 1st State Bancorp or a subsidiary;

     . the issuance of any securities of 1st State Bancorp or a subsidiary to a related person;

     . the acquisition by 1st State Bancorp or a subsidiary of any securities of the related person;

     . any reclassification of the common stock, or any recapitalization involving the common stock; and

     . any agreement, contract or other arrangement providing for any of the above transactions.

LIMITATIONS ON CALL OF MEETINGS OF STOCKHOLDERS

     1st State Bancorp's articles of incorporation provide that special meetings of stockholders may only be called by 1st State Bancorp's board of directors, President or an appropriate committee appointed by the board of directors. Stockholders are not authorized to call a special meeting, and stockholder action may be taken only at a special or annual meeting of stockholders or if a consent in writing setting forth the action taken is signed by all of the stockholders entitled to vote on the matter.

ABSENCE OF CUMULATIVE VOTING

     1st State Bancorp's articles of incorporation provide that there will not be cumulative voting by stockholders for the election of 1st State Bancorp's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors of 1st State Bancorp to be elected at that meeting, thus precluding minority stockholder representation on 1st State Bancorp's board of directors.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     The articles of incorporation provide that for a period of three years from the effective date of the conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of the equity security of 1st State Bancorp, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of 1st State Bancorp's continuing directors. This provision does not apply to any employee stock benefit plan of 1st State Bancorp or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of 1st State Bancorp or a subsidiary; provided, that upon completion of the sale or resale, no such underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of 1st State Bancorp. In addition, during such three-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by 1st State Bancorp's board of directors, will be entitled to vote on any matter submitted to stockholders for a vote. Additionally, the articles of incorporation provide for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of 1st State Bancorp beyond three years after the conversion. Specifically, the articles of incorporation provide that if, at any time after three years following the conversion to stock form, any person acquires the beneficial ownership of more than 10% of any class of equity security of 1st State Bancorp, then, with respect to each vote in excess of 10%, the record holders of voting stock of 1st State Bancorp beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of 1st State Bancorp which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of 1st State Bancorp's continuing directors. Under 1st State Bancorp's articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the board of directors must take affirmative action approving in advance a particular offer to acquire or acquisition. Unless the board took such affirmative action, the provision would operate to restrict the voting by beneficial owners of more than 10% of 1st State Bancorp's common stock in a proxy contest.

BOARD CONSIDERATION OF CERTAIN NONMONETARY FACTORS IN THE EVENT OF AN OFFER BY ANOTHER PARTY

     The articles of incorporation of 1st State Bancorp permit the board of directors, in evaluating a business combination or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant, including

     . the social and economic effects of the transaction on 1st State Bancorp and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which 1st State Bancorp and its subsidiaries operate or are located;

     . the business and financial condition and earnings prospects of the acquiring person or entity; and

     . the competence, experience and integrity of the acquiring person or entity and its or their management.

By having the standards in the articles of incorporation of 1st State Bancorp, the board of directors may be in a stronger position to oppose any proposed business combination or tender or exchange offer if the board concludes that the transaction would not be in the best interest of 1st State Bancorp, even if the price offered is significantly greater than the then market price of any equity security of 1st State Bancorp.

     We feel a responsibility for maintaining the financial and business integrity of 1st State Bancorp. Savings institutions and banks and their holding companies occupy positions of special trust in the communities they serve. They also provide opportunities for abuse by those who are not of sufficient experience or competence or financial means to act professionally and responsibly with respect to management of a financial institution. We want to manage 1st State Bancorp in the interest of the communities that we serve and that we and our subsidiary bank maintain our integrity as institutions.

     One effect of this provision might be to encourage consultation by an offeror with the board of directors prior to or after commencing a tender offer in an attempt to prevent a contest from developing. This provision thus may strengthen the board of directors' position in dealing with any potential offeror which might attempt to effect a takeover of 1st State Bancorp. The provision will not make a business combination regarded by the board of directors as being in the interests of 1st State Bancorp more difficult to accomplish, but it will permit the board of directors to determine whether a business combination or tender or exchange offer is not in the interests of 1st State Bancorp, and thus to oppose it, on the basis of various factors deemed relevant.

AUTHORIZATION OF PREFERRED STOCK

     1st State Bancorp's articles of incorporation authorize us to issue up to 1,000,000 shares of preferred stock, which conceivably could represent an additional class of stock required to approve any proposed acquisition. We are authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the powers, designations, preferences and relative, participating, optional and other special rights of such shares, including voting rights and conversion rights. Issuance of the preferred stock could adversely affect the relative voting rights of holders of the common stock. In the event of a proposed merger, tender offer or other attempt to gain control of 1st State Bancorp that the board of directors did not approve, it might be possible for the board of directors to authorized the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. We presently have no plans or understandings to issue any preferred stock and do not intend to issue any preferred stock except on terms which we deem to be in the best interests of 1st State Bancorp and its stockholders. This preferred stock, together with authorized but unissued shares of common stock, also could represent additional capital required to be purchased by the acquiror. The articles of incorporation authorize the issuance of up to 7,000,000 shares of common stock.

PROCEDURES FOR STOCKHOLDER NOMINATIONS

     1st State Bancorp's articles of incorporation provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the secretary of 1st State Bancorp not less than 30 or more than 60 days in advance of the meeting. The articles of incorporation further provides that if a stockholder seeking to make a nomination or a proposal for new business fails to follow the prescribed procedures, the chairman of the meeting may disregard the defective nomination or proposal. We believe that it is in the best interests of 1st State Bancorp and our stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

AMENDMENT OF BYLAWS

     1st State Bancorp's articles of incorporation provides that 1st State Bancorp's bylaws may be amended either by a two-thirds vote of 1st State Bancorp's board of directors or by the affirmative vote of the holders of not less than 80% of the outstanding shares of 1st State Bancorp's stock entitled to vote generally in the election of directors. 1st State Bancorp's bylaws contain numerous provisions concerning 1st State Bancorp's governance, such as fixing the number of directors. By reducing the ability of a potential corporate raider to make changes in 1st State Bancorp's bylaws and to reduce the authority of the board of directors or impede its ability to manage 1st State Bancorp, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

AMENDMENT OF ARTICLES OF INCORPORATION

     1st State Bancorp's articles of incorporation provide that specified provisions contained in the articles of incorporation may not be repealed or amended except upon the affirmative vote of not less than 80% of the outstanding shares of 1st State Bancorp's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. This requirement exceeds the two-thirds vote of the outstanding stock that would otherwise be required by Virginia law for the repeal or amendment of a provision of the articles of incorporation. The specific provisions are those:

     . governing the calling of special meetings, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual or special meetings or by unanimous written consent,

     . requiring written notice to 1st State Bancorp of nominations for the election of directors and new business proposals,

     . governing the number of 1st State Bancorp's directors, the filling of vacancies on the board of directors and classification of the board of directors,

     .  providing the mechanism for removing directors,

     . limiting the acquisition of 10% or more of the capital stock of 1st State Bancorp except, with the prior approval of the continuing directors of 1st State Bancorp,

     . governing the requirement for the approval of certain business combinations involving a "related person,"

     . regarding the consideration of certain nonmonetary factors in the event of an offer by another party,

     . providing for the indemnification of directors, officers, employees and agents of 1st State Bancorp,

     . pertaining to the elimination of the liability of the directors to 1st State Bancorp and its stockholders for monetary damages, with certain exceptions, and

     . governing the required stockholder vote for amending the articles of incorporation or bylaws of 1st State Bancorp.

This provision is intended to prevent the holders of less than 80% of the outstanding stock of 1st State Bancorp from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of 1st State Bancorp's voting stock to prevent amendments to 1st State Bancorp's articles of incorporation or bylaws, even if such amendments were favored by the holders of a majority of the voting stock.

BENEFIT PLANS

     In addition to the provisions of 1st State Bancorp's articles of incorporation and bylaws described above, certain benefit plans of 1st State Bancorp and 1st State Bank adopted in the conversion contain provisions which also may discourage hostile takeover attempts which we might conclude are not in the best interests of 1st State Bancorp, 1st State Bank or 1st State Bancorp's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of 1st State Bancorp or 1st State Bank, see "Management of 1st State Bank -- Proposed Future Stock Benefit Plans."

THE PURPOSE OF AND ANTI-TAKEOVER EFFECT OF 1ST STATE BANCORP'S ARTICLES OF OUR CORPORATE DOCUMENTS

     We believe that the provisions described above reduce 1st State Bancorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by our board of directors. These provisions will also assist us in the orderly deployment of the net proceeds of the conversion into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of 1st State Bank and of 1st State Bancorp and our stockholders. In our judgment, we are in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and 1st State Bancorp's other constituents. Accordingly, we believe that it is in the best interests of 1st State Bancorp and its stockholders to encourage potential acquirors to negotiate directly with our board of directors, and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also our view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of our true value and which are in the best interests of all stockholders.

     Attempts to acquire control of financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for 1st State Bancorp and our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of our assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control that could result from a tender offer or other takeover attempt could also deprive our remaining stockholders of certain protective provisions of the Exchange Act.

     Despite our belief as to the benefits to stockholders of these provisions of 1st State Bancorp's articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by 1st State Bancorp's board of directors but pursuant to which the stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of 1st State Bancorp's board of directors and management more difficult and may tend to stabilize 1st State Bancorp's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. We have, however, concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its stockholders after the conversion, 1st State Bancorp may adopt additional articles of incorporation provisions regarding the acquisition of its equity securities that would be permitted to a Virginia corporation. We do not presently intend to propose the adoption of further restrictions on the acquisition of 1st State Bancorp's equity securities.


                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     1st State Bancorp is authorized to issue 7,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of serial preferred stock, $.01 par value per share. We currently expect to sell between 1,870,000 and 2,200,000 shares of the common stock, and issue up to 176,000 shares of common stock to the foundation, in the conversion. We will not issue any shares of serial preferred stock in the conversion. If the option plan is adopted and implemented, 1st State Bancorp will reserve for future issuance under the option plan an amount of authorized but unissued shares of common stock equal to 10% of the shares to be issued in the conversion, including shares to be contributed to the foundation. THE CAPITAL STOCK OF 1ST STATE BANCORP WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL
AGENCY.

COMMON STOCK

     Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in 1st State Bancorp, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of the common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the common stock. Stockholders are not permitted to cumulate votes in the election of directors. For information regarding voting limitations, see "Anti-Takeover Provisions in Our Corporate Documents -- Restrictions on Acquisitions of Securities."

     Dividends. 1st State Bancorp may, from time to time, declare dividends to the holders of the common stock, who will be entitled to share equally in any such dividends. For information as to cash dividends and restrictions on our ability to pay dividends, see "Dividend Policy," "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "Taxation."

     Liquidation. In the event of any liquidation, dissolution or winding up of 1st State Bank, 1st State Bancorp, as holder of all of 1st State Bank's capital stock, would be entitled to receive all assets of 1st State Bank after payment of all debts and liabilities of 1st State Bank and after distribution of the balance in the liquidation account. In the event of a liquidation, dissolution or winding up of 1st State Bancorp, each holder of shares of the common stock would be entitled to receive, after payment of all debts and liabilities of 1st State Bancorp, a pro rata portion of all assets of 1st State Bancorp available for distribution to holders of the common stock. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the common stock. The conversion is not considered a liquidation of 1st State Bank, and after the conversion 1st State Bank will continue to maintain the liquidation account according to the same terms.


     Restrictions on Acquisition of the Common Stock. For information regarding limitations on acquisition of shares of the common stock, see "Restrictions on Acquisition of 1st State Bancorp and 1st State Bank" and "Anti-Takeover Provisions in Our Corporate Documents."

     No Preemptive Rights. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of 1st State Bancorp without first offering such shares to existing shareholders of 1st State Bancorp.

     Other Characteristics. The common stock is not subject to call for redemption, and the outstanding shares of the common stock, when issued and upon receipt by 1st State Bancorp of the full purchase price therefor, will be fully paid and nonassessable.

     Transfer Agent and Registrar. The transfer agent and registrar for the common stock will be Registrar & Transfer Co., Cranford, New Jersey.

SERIAL PREFERRED STOCK

     None of the 1,000,000 authorized shares of serial preferred stock of 1st State Bancorp will be issued in the conversion. After the conversion is completed, the board of directors of 1st State Bancorp will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. We presently have no intention to issue any of the serial preferred stock. Should the board of directors of 1st State Bancorp subsequently issue serial preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of 1st State Bancorp other than such, if any, as the board of directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the board of directors, in its sole discretion, may fix.


                           REGISTRATION REQUIREMENTS

     1st State Bancorp will register its common stock with the SEC pursuant to the Exchange Act upon the completion of the conversion and will not deregister the shares for a period of at least three years following the conversion. Upon registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable. 1st State Bancorp intends to have a fiscal year end of September 30.

                                 LEGAL MATTERS

     Housley Kantarian & Bronstein, P.C., Washington, D.C. will pass on the legality of the common stock for 1st State Bancorp. Housley Kantarian & Bronstein, P.C. has consented to the references in this document to its opinion. Patton Boggs LLP, Washington, D.C., will pass on certain legal matters for Trident Securities.

                                 TAX OPINIONS

     Housley Kantarian & Bronstein, P.C., Washington, D.C. will pass on the federal income tax consequences of the conversion. Housley Kantarian & Bronstein, P.C. has consented to the references in this document to its opinion. KPMG LLP will pass on North Carolina income tax consequences of the conversion. KPMG LLP has consented to the references in this document to its opinion.

                                    EXPERTS

     The consolidated financial statements of 1st State Bank and subsidiary as of September 30, 1998 and 1997, and for each of the years in the three-year period ended September 30, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ferguson & Company has consented to the publication in this document of the summary of its letter to us setting forth its opinion as to the estimated pro forma aggregate market value of the common stock to be issued in the conversion and the value of subscription rights to purchase the common stock and to the use of its name and statements with respect to it appearing in this document.

                            ADDITIONAL INFORMATION

     1st State Bancorp has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including 1st State Bancorp, that file electronically with the SEC. The address for this web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 describe the material features of such contract or document are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     We have filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this Prospectus omits certain information contained in that Application. The Application, which contains a copy of Ferguson & Company's appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. Copies of the Plan of Conversion, which includes a copy of 1st State Bank's proposed Amended and Restated articles of incorporation and bylaws, are available for inspection at each office of 1st State Bank and may be obtained by writing to 1st State Bank at 445 S.

Main Street, Burlington, North Carolina 27815; Attention James C. McGill, President, or by telephoning 1st State Bank at (336) 227-8861. A copy of Ferguson & Company's independent appraisal is also available for inspection at the Stock Information Center.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                  Page
                                                                  ----

Independent Auditors' Report                                      F-1

Consolidated Balance Sheets as of  September 30, 1998 and 1997    F-2

Consolidated Statements of Income for the Years Ended             F-3
  September 30, 1998, 1997 and 1996

Consolidated Statements of Net Worth for the Years Ended          F-4
  September 30, 1998, 1997 and 1996

Consolidated Statements of Cash Flows for the Years Ended         F-5
  September 30, 1998, 1997 and 1996

Notes to Consolidated Financial Statements                        F-7

Schedules - All schedules are omitted because the required information is not applicable or is presented in the financial statements or accompanying notes.


   All financial statements of 1st State Bancorp, Inc. have been omitted because 1st State Bancorp, Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
1st State Bank
Burlington, North Carolina

We have audited the accompanying consolidated balance sheets of 1st State Bank and subsidiary as of September 30, 1998 and 1997 and the related consolidated statements of income, net worth and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st State Bank and subsidiary at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.


                                    /s/ KPMG LLP
                                    KPMG LLP




Greensboro, North Carolina
October 30, 1998

                         1ST STATE BANK AND SUBSIDIARY

                          Consolidated Balance Sheets

                          September 30, 1998 and 1997


                                  ASSETS                                            1998                1997
                                                                               ----------------   -----------------
Cash and cash equivalents                                                     $     31,077,054          14,990,413
Investment securities (note 2):
    Held to maturity (fair value of $30,415,447 and $23,539,770
       at September 30, 1998 and 1997, respectively)                                30,195,094          23,481,510
    Available for sale (cost of $9,705,529 and $11,441,164 at
       September 30, 1998 and 1997, respectively)                                    9,857,780          11,319,777
Loans held for sale, at lower of cost or fair value                                  7,539,919             684,438
Loans receivable (net of allowance for loan losses of $3,227,775 and $2,753,793 at September 30 1998 and 1997, respectively)
    (notes 3, 4 and 8)                                                             196,782,275         197,121,798
Federal Home Loan Bank stock, at cost (notes 5 and 8)                                1,346,500           1,281,200
Premises and equipment (note 6)                                                      7,513,347           6,771,800
Accrued interest receivable                                                          1,807,588           1,556,828
Other assets (note 10)                                                               2,103,659           1,301,640
                                                                               ----------------   -----------------
                  Total assets                                                $    288,223,216         258,509,404
                                                                               ================   =================

                         LIABILITIES AND NET WORTH

Liabilities:
    Deposit accounts (note 7)                                                 $    235,693,715         229,340,603
    Advances from Federal Home Loan Bank (note 8)                                   20,000,000           1,000,000
    Advance payments by borrowers for property taxes and
       insurance                                                                       299,939             387,799
    Other liabilities (notes 10 and 11)                                              6,263,957           4,503,659
                                                                               ----------------   -----------------
                  Total liabilities                                                262,257,611         235,232,061
                                                                               ----------------   -----------------
Commitments (notes 3 and 12)

Net worth (note 9):
    Retained income - substantially restricted                                      25,872,605          23,351,343
    Net unrealized gain (loss) on investment securities
       available for sale (note 2)                                                      93,000             (74,000)
                                                                               ----------------   -----------------
                  Total net worth                                                   25,965,605          23,277,343
                                                                               ----------------   -----------------
                  Total liabilities and net worth                             $    288,223,216         258,509,404
                                                                               ================   =================

See accompanying notes to consolidated financial statements.

                         1ST STATE BANK AND SUBSIDIARY

                       Consolidated Statements of Income

             For the Years Ended September 30, 1998, 1997 and 1996

                                                                   1998                1997                1996
                                                             ----------------    ----------------    ----------------
Interest income:
    Interest and fees on loans                               $     17,184,941          16,167,269          14,620,562
    Interest and dividends on investments                           2,319,980           2,557,133           2,401,615
    Overnight deposits                                              1,203,594             336,426             372,900
                                                             ----------------    ----------------    ----------------
                  Total interest income                            20,708,515          19,060,828          17,395,077
                                                             ----------------    ----------------    ----------------
Interest expense:
    Deposit accounts (note 7)                                      10,330,999           9,743,038           9,450,414
    Borrowings (note 8)                                               740,439              55,910               3,152
                                                             ----------------    ----------------    ----------------
                  Total interest expense                           11,071,438           9,798,948           9,453,566
                                                             ----------------    ----------------    ----------------
                  Net interest income                               9,637,077           9,261,880           7,941,511

Provision for loan losses (note 4)                                   (477,017)           (261,288)           (280,550)
                                                             ----------------    ----------------    ----------------
                  Net interest income after provision
                     for loan losses                                9,160,060           9,000,592           7,660,961
                                                             ----------------    ----------------    ----------------
Other income:
    Loan servicing fees (note 3)                                      103,280             108,517             125,440
    Customer service fees                                             565,693             500,216             411,936
    Commission from sales of annuities and
        mutual funds                                                  436,568             399,058             285,891
    Real estate operations, net                                        (1,734)             19,808              32,216
    Mortgage banking income, net                                      436,401             180,809             103,454
    Securities losses, net (note 2)                                  (246,259)                 --                  --
    Other                                                             203,581             259,343             220,039
                                                             ----------------    ----------------    ----------------
                  Total other income                                1,497,530           1,467,751           1,178,976
                                                             ----------------    ----------------    ----------------
Operating expenses:
    Compensation and related benefits (note 11)                     4,612,183           4,344,800           2,949,424
    Occupancy and equipment (note 12)                               1,044,147             939,544             845,799
    Deposit insurance premiums                                        142,015             103,707             464,644
    Other expenses                                                    975,983           1,084,618             860,034
    SAIF assessment (note 7)                                               --                  --           1,283,320
                                                             ----------------    ----------------    ----------------
                  Total operating expenses                          6,774,328           6,472,669           6,403,221
                                                             ----------------    ----------------    ----------------
                  Income before income taxes                        3,883,262           3,995,674           2,436,716

Income taxes (note 10)                                              1,362,000           1,447,100             840,500
                                                             ----------------    ----------------    ----------------
                  Net income                                 $      2,521,262           2,548,574           1,596,216
                                                             ================    ================    ================

See accompanying notes to consolidated financial statements.

                         1ST STATE BANK AND SUBSIDIARY

                     Consolidated Statements of Net Worth

             For the Years Ended September 30, 1998, 1997 and 1996

                                                                                         Net
                                                                                      Unrealized
                                                                                     Gain (Loss) on
                                                                                      Investment
                                                                                      Securities             Total
                                                                  Retained            Available               Net
                                                                   Income              for Sale              Worth
                                                           --------------------   -------------------   -----------------
Balance at September 30, 1995                              $        19,206,553               (56,000)         19,150,553
Net income                                                           1,596,216                    --           1,596,216
Change in unrealized gain (loss) on investment                                                                        --
    securities available for sale, net of taxes                             --              (118,000)           (118,000)
                                                              -----------------   -------------------   -----------------
Balance at September 30, 1996                                       20,802,769              (174,000)         20,628,769
Net income                                                           2,548,574                    --           2,548,574
Change in unrealized gain (loss) on investment                                                                        --
    securities available for sale, net of taxes                             --               100,000             100,000
                                                              -----------------   -------------------   -----------------
Balance at September 30, 1997                                       23,351,343               (74,000)         23,277,343
Net income                                                           2,521,262                    --           2,521,262
Change in unrealized gain (loss) on investment                                                                        --
    securities available for sale, net of taxes                             --               167,000             167,000
                                                              -----------------   -------------------   -----------------
Balance at September 30, 1998                              $        25,872,605                93,000          25,965,605
                                                              =================   ===================   =================


See accompanying notes to consolidated financial statements.

                         1ST STATE BANK AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                 Years ended September 30, 1998, 1997 and 1996

                                                                     1998                1997               1996
                                                             ------------------   -----------------  -----------------
Cash flows from operating activities:
    Net income                                               $        2,521,262           2,548,574          1,596,216
    Adjustments to reconcile net income to net cash
       provided (used) by operating activities:
         Provision for loan losses                                      477,017             261,288            280,550
         Depreciation                                                   424,997             270,572            239,130
         Deferred income tax expense (benefit)                         (601,000)            139,000            172,000
         Amortization of premiums and discounts, net                     24,419             (37,116)            (2,112)
         Loan origination fees and unearned discounts
            deferred, net of current amortization                         2,221             104,658            115,328
         Net loss on sale of loans                                      118,633              15,520            122,309
         Gain on sale of other real estate                                   --             (21,288)           (43,319)
         Securities losses, net                                         246,259                  --                 --
         Proceeds from loans held for sale                           27,635,212           9,165,706          9,181,331
         Originations of loans held for sale                        (34,609,326)         (9,765,263)       (11,695,278)
         Decrease (increase) in other assets                           (307,657)            586,726           (227,523)
         Increase in accrued interest receivable                       (250,760)           (133,747)          (101,534)
         Increase in other liabilities                                1,760,298           1,042,830            606,880
                                                                ---------------    ----------------   ----------------
                   Net cash provided by (used in)
                      operating activities                           (2,558,425)          4,177,460            243,978
                                                                ---------------    ----------------   ----------------
Cash flows from investing activities:
    Purchase of FHLB stock                                              (65,300)            (35,500)           (11,900)
    Purchases of investment securities held to
       maturity                                                     (32,614,244)         (6,998,750)       (12,379,167)
    Purchases of investment securities available for
       sale                                                          (2,002,500)                 --         (3,972,438)
    Proceeds from sales of investment securities
       available for sale                                             2,879,973                  --                 --
    Proceeds from maturities of investment
       securities available for sale                                    588,144           4,000,000          3,000,000
    Proceeds from maturities of investment
       securities held to maturity                                   25,900,000           6,107,200          9,407,696
    Net increase in loans receivable                                   (139,715)        (21,361,303)        (3,211,526)
    Capital expenditures on real estate acquired in
       settlement of loans                                                   --                  --             (6,692)
    Proceeds from disposal of real estate acquired in
       settlement of loans                                                   --              22,289            123,478
    Purchases of premises and equipment                              (1,166,544)           (355,006)        (1,127,174)
                                                                ---------------    ----------------   ----------------
                   Net cash used in investing activities             (6,620,186)        (18,621,070)        (8,177,723)
                                                                ---------------    ----------------   ----------------

                                                                     (Continued)

                          1ST STATE BANK AND SUBSIDIARY

                  Years ended September 30, 1998, 1997 and 1996

                                                                      1998                1997               1996
                                                               -----------------   -----------------  -----------------
Cash flows from financing activities:
    Net increase in deposits                                   $      6,353,112          19,633,862          8,937,737
    Increase (decrease) in advance payments by
       borrowers for property taxes and insurance                       (87,860)             45,819            199,939
    Advances from Federal Home Loan Bank                             20,000,000              --              1,000,000
    Repayments of advances from Federal Home
       Loan Bank                                                     (1,000,000)             --                 --
                                                                ----------------   -----------------  -----------------
                   Net cash provided by financing
                      activities                                     25,265,252          19,679,681         10,137,676
                                                                ----------------   -----------------  -----------------
                   Net increase in cash and cash
                      equivalents                                    16,086,641           5,236,071          2,203,931
Cash and cash equivalents at beginning of year                       14,990,413           9,754,342          7,550,411
                                                                ----------------   -----------------  -----------------
                   Cash and cash equivalents at end
                      of year                                  $     31,077,054          14,990,413          9,754,342
                                                                ================   =================  =================
Payments are shown below for the following:
    Interest                                                   $     10,947,338           9,777,417          9,455,792
                                                                ================   =================  =================
    Income taxes                                               $      2,301,000             866,300          1,657,500
                                                                ================   =================  =================
Noncash investing and financing activities:
    Transfer from loans to real estate acquired in
       settlement of loans                                     $         --                  --                 73,468
                                                                ================   =================  =================
    Transfer from loans held for sale to loans
       receivable                                              $         --               2,277,071             --
                                                                ================   =================  =================

See accompanying notes to consolidated financial statements.

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)



(1)  SIGNIFICANT ACCOUNTING POLICIES

     (A)  BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of 1st State Bank, SSB and its wholly-owned subsidiary, First Capital Services Company, LLC (collectively referred to as "the Bank"). First Capital Services Company, LLC is engaged primarily in the sale of insurance products. Intercompany balances and transactions have been eliminated.

     (B)  USE OF ESTIMATES

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     (C)  CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing overnight deposits with the Federal Home Loan Bank ("FHLB") of Atlanta. At September 30, 1998 and 1997, interest-bearing overnight deposits were $25,558,925 and $7,813,209, respectively.

     (D)  INVESTMENT SECURITIES

          Investment securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Investment securities held for current resale are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held to maturity or trading securities are classified as available for sale and reported at fair value, with net unrealized gains and losses net of related taxes excluded from earnings and reported as a separate component of net worth. The classification of investment securities as held to maturity, trading or available for sale is determined at the date of purchase.

          Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are amortized as an adjustment to yield over the remaining lives of the securities using the level-yield method.

                                                                     (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


          Management periodically evaluates investment securities for other than temporary declines in value and records any losses through an adjustment to earnings.

     (E)  LOANS HELD FOR SALE

          Loans held for sale are carried at the lower of cost or fair value in the aggregate as determined by outstanding commitments from investors or current investor yield requirements. Gains and losses on loan sales are determined by the difference between the selling price and the carrying value of the loans sold.

     (F)  LOANS RECEIVABLE

          Interest on loans, including impaired loans, that are contractually ninety days or more past due is generally either charged off or reserved through an allowance account. The allowance is established by a charge to interest income equal to all interest previously accrued. In certain circumstances, interest on loans that are contractually ninety days or more past due is not charged off or reserved through an allowance account when management determines that the loan is both well secured and in the process of collection. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

     (G)  LOAN ORIGINATION FEES AND RELATED COSTS

          Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment of the loan yield using the level-yield method over the contractual life of the related loans.

     (H)  ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

          Management's evaluation of the adequacy of the allowance is based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be

                                      F-8                           (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


          received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examinations.

          For all specifically reviewed loans for which it is probable that the Bank will be unable to collect all amounts due according to the terms of the loan agreement, the Bank determines impairment by computing a fair value either based on discounted cash flows using the loans' initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment (such as residential mortgage and consumer installment loans) are excluded from impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

     (I)  REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

          Real estate acquired in settlement of loans by foreclosure or deed in lieu of foreclosure is initially recorded at the lower of cost (unpaid loan balance plus costs of obtaining title and possession) or fair value less estimated costs to sell at the time of acquisition. Subsequent costs directly related to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

          When the carrying value of real estate exceeds its fair value, less cost to sell, an allowance for loss on real estate is established and a provision for loss on real estate is charged to other expenses. At September 30, 1998 and 1997, the Bank had no real estate acquired in settlement of loans.

     (J)  PREMISES AND EQUIPMENT

          Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method over the estimated useful lives of the related assets. Estimated lives are 15 to 50 years for buildings and 3 to 15 years for furniture, fixtures and equipment.

     (K)  INCOME TAXES

          Deferred income taxes are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in

                                      F-9                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


          effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (L)  RECLASSIFICATIONS

          Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform with the presentation adopted in 1998. Such reclassifications did not change net income or net worth as previously reported.

(2)  INVESTMENT SECURITIES

     Investment securities consist of the following:

                                                      AMORTIZED           UNREALIZED          UNREALIZED             FAIR
                                                         COST               GAINS               LOSSES               VALUE
                                                   ---------------    ----------------    ----------------     ----------------
                SEPTEMBER 30, 1998
     Held to maturity:
          U.S. Government and agency
              securities                          $     30,087,456             219,742                  --           30,307,198
          Collateralized mortgage
              obligations                                  107,638                 611                  --              108,249
                                                   ---------------    ----------------    ----------------     ----------------
                          Total                   $     30,195,094             220,353                  --           30,415,447
                                                   ===============    ================    ================     ================
     Available for sale:
          U.S. Government and
              agency securities                          4,001,142              42,363                (232)           4,043,273
          Marketable equity securities                   3,993,081              13,120                  --            4,006,201
          FHLMC mortgage-backed
              securities                                   648,029              13,550                  --              661,579
          GNMA mortgage-backed
              securities                                 1,063,277              83,450                  --            1,146,727
                                                   ---------------    ----------------    ----------------     ----------------
                          Total                   $      9,705,529             152,483                (232)           9,857,780
                                                   ===============    ================    ================     ================

                                    F-10                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


                                           AMORTIZED           UNREALIZED          UNREALIZED              FAIR
                                              COST               GAINS               LOSSES               VALUE
                                        ----------------    ----------------    ----------------     ----------------
      SEPTEMBER 30, 1997
Held to maturity:
   U.S. Government and agency
    securities                           $    23,337,997              82,229             (26,750)          23,393,476
   Collateralized mortgage
    obligations                                  143,513               2,781                  --              146,294
                                         ---------------    ----------------    ----------------     ----------------
                    Total                $    23,481,510              85,010             (26,750)          23,539,770
                                         ===============    ================    ================     ================
Available for sale:
   U.S. Government and
    agency securities                          3,993,052              18,949                  --            4,012,001
   Marketable equity securities                4,262,331                  --            (301,949)           3,960,382
   FHLMC mortgage-backed
    securities                                 1,507,153              60,679              (3,499)           1,564,333
   GNMA mortgage-backed
    securities                                 1,650,088             104,251                  --            1,754,339
   FNMA mortgage-backed
    securities                                    28,540                 182                  --               28,722
                                         ---------------    ----------------    ----------------     ----------------
               Total                     $    11,441,164             184,061            (305,448)          11,319,777
                                         ===============    ================    ================     ================

Following is a summary of investments in debt securities by maturity at September 30, 1998. Marketable equity securities, mortgage-backed securities and collateralized mortgage obligations do not have single maturity dates and are not included below.

                                                                        AMORTIZED              FAIR
                                                                           COST               VALUE
                                                                    ----------------    ----------------
Held to maturity:
  Within one year                                                   $      3,992,563           4,014,606
  After one but within five years                                         15,471,247          15,599,483
  After five but within ten years                                          9,623,646           9,687,469
  After ten years                                                          1,000,000           1,005,640
                                                                    ----------------    ----------------
               Total                                                $     30,087,456          30,307,198
                                                                    ================    ================
Available for sale:
  After one but within five years                                   $      3,001,142           3,043,505
  After five but within ten years                                          1,000,000             999,768
                                                                    ----------------    ----------------
               Total                                                $      4,001,142           4,043,273
                                                                    ================    ================

                                      F-11                           (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


     During the year ended September 30, 1998, the Bank recognized gross gains on the sale of investment securities available for sale of approximately $23,000. There were no sales in 1997 and 1996. The Bank also recognized a loss of approximately $269,000 on the write-down of marketable equity securities for an other than temporary decline in value during the year ended September 30, 1998.

     At September 30, 1998, U.S. Government securities with an amortized cost of approximately $2,000,000 were pledged as collateral for certain deposit accounts.


(3)  LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                                                        SEPTEMBER 30,
                                                                                  1998                 1997
                                                                           ----------------     ----------------
     Real estate loans:
          One-to-four family residential                                   $    100,891,490          108,399,580
          Commercial real estate and other properties                            38,763,299           34,333,514
          Home equity and property improvement                                   16,877,066           18,140,649
          Construction loans                                                     18,571,550           12,582,348
                                                                           ----------------     ----------------
                         Total real estate loans                                175,103,405          173,456,091
                                                                           ----------------     ----------------
     Other loans:
          Commercial                                                             25,189,613           22,869,834
          Consumer                                                                6,309,951            5,354,150
                                                                           ----------------     ----------------
                         Total other loans                                       31,499,564           28,223,984
                                                                           ----------------     ----------------
     Less:
          Loans in process                                                       (6,446,324)          (1,660,110)
          Net deferred loan origination fees                                       (146,595)            (144,374)
                                                                           ----------------     ----------------
          Net loans receivable before allowance for loan losses                 200,010,050          199,875,591
          Allowance for loan losses                                              (3,227,775)          (2,753,793)
                                                                           ----------------     ----------------
                         Loans receivable, net                             $    196,782,275          197,121,798
                                                                           ================     ================

     At September 30, 1998 and 1997 and during the years then ended there are no loans considered to be impaired.

                                       F-12                         (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


     The Bank grants residential, residential construction, commercial real estate, home equity and other loans to customers primarily throughout its market area of Alamance County which includes the cities of Burlington, Mebane and Graham. As reflected in the summary of loans receivable at September 30, 1998, the largest component of the Bank's loan portfolio consists of lower-risk, one-to-four family residential loans. The higher risk components of the loan portfolio consist of real estate construction loans, commercial real estate loans and commercial loans for which repayment is dependent on the current real estate market and general economic conditions. The consumer portfolio generally consists of smaller loans to individuals in the Bank's primary market area and can also be affected by general economic conditions.

     The Bank's nonaccrual loans amount to approximately $263,000, $259,000 and $288,000 at September 30, 1998, 1997 and 1996, respectively. If the Bank's nonaccrual loans had been current in accordance with their original terms, gross interest income of approximately $10,100, $27,300 and $25,800 would have been recorded for the years ended September 30, 1998, 1997 and 1996, respectively. Interest income on these loans included in net income was approximately $15,000, $15,700 and $12,300 for 1998, 1997 and 1996,
     respectively.

     Loans serviced for others at September 30, 1998 and 1997 were approximately $37,000,000 and $43,000,000, respectively. Mortgage servicing rights were not material for any of the periods presented.

     The Bank offers mortgage and consumer loans to its officers, directors, and employees for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features, except for certain loans totaling approximately $3.5 million to a company affiliated with a director. At September 30, 1998, such loans were current with respect to their payment terms and except for the waiver of certain debt covenants by the Bank, were performing in accordance with the related loan agreements. Based on an analysis of the affiliated company's current financial statements, management has concerns that the borrower may have difficulty in complying with the present loan repayment terms on an ongoing basis.

                                    F-13                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 1998:

Balance at September 30, 1997                           $       7,495,243
New loans                                                       1,412,420
Repayments                                                      1,387,958
                                                        -----------------
Balance at September 30, 1998                           $       7,519,705
                                                        =================

The Bank is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amount represents credit and interest rate risk are summarized as follows:

                                                                                     SEPTEMBER 30,
                                                                              1998                   1997
                                                                      -------------------    -------------------
Commitments to originate new loans                                     $        6,650,700              3,860,732
Commitments to originate new loans held for sale                                  833,411                224,863
Unfunded commitments to extend credit under existing equity
  line and commercial lines of credit                                          40,444,057             34,593,971
Commercial letters of credit                                                      505,000                874,709
Commitments to sell loans held for sale                                         1,863,591                684,438

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The Bank's commitments to extend credit under existing lines of credit relate principally to home equity lines of credit which are secured by the borrower's primary residence.

Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 1998, the aggregate fair value of the commitments exceeded the cost of the loans to be sold.

                                   F-14                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


(4)  ALLOWANCE FOR LOAN LOSSES

     The following is a summary of the activity in the allowance for loan losses:

                                                                    YEARS ENDED SEPTEMBER 30,
                                                           1998                 1997                 1996
                                                    ----------------     ----------------     ----------------
     Balance at beginning of year                    $     2,753,793            2,495,677            2,222,765
     Provision for loan losses                               477,017              261,288              280,550

     Charge-offs                                              (3,731)              (7,548)             (12,477)
     Recoveries                                                  696                4,376                4,839
                                                    ----------------     ----------------     ----------------
             Net charge-offs                                  (3,035)              (3,172)              (7,638)
                                                    ----------------     ----------------     ----------------
             Balance at end of year                  $     3,227,775            2,753,793            2,495,677
                                                    ================     ================     ================

(5)  INVESTMENT IN FHLB STOCK

     As a member of the FHLB of Atlanta, the Bank is required to maintain an investment in the stock of the FHLB. This stock is carried at cost since it has no quoted fair value. See also note 8.

(6)  PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                                                 SEPTEMBER 30,
                                                                           1998                 1997
                                                                    ----------------     ----------------
     Land                                                           $     2,231,450            2,231,450
     Building and improvements                                            5,166,911            5,166,911
     Furniture and equipment                                              3,987,664            2,821,845
                                                                   ----------------     ----------------
                                                                         11,386,025           10,220,206
     Less accumulated depreciation                                       (3,872,678)          (3,448,406)
                                                                   ----------------     ----------------
                 Total                                              $     7,513,347            6,771,800
                                                                   ================     ================

                                    F-15                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


(7)  DEPOSIT ACCOUNTS

     A comparative summary of deposit accounts follows:

                                                                  SEPTEMBER 30, 1998
                                                        -------------------------------------
                                                                                 WEIGHTED
                                                             BALANCE           AVERAGE RATE
                                                        ----------------    -----------------
    Transactions accounts:
      Noninterest bearing accounts                      $      8,623,397              -- %
      Interest bearing accounts:
          Checking accounts                                   25,080,180             2.29%
          Money market accounts                               13,238,368             3.93%
    Passbook and statement savings accounts                   28,091,013             2.84%
    Certificates of deposit                                  160,660,757             5.28%
                                                        ----------------    -----------------
               Total                                    $    235,693,715             4.40%
                                                        ================    =================
                                                                  SEPTEMBER 30, 1997
                                                        -------------------------------------
                                                                                 WEIGHTED
                                                             BALANCE           AVERAGE RATE
                                                        ----------------    -----------------
    Transactions accounts:
      Noninterest bearing accounts                      $      6,546,032               -- %
      Interest bearing accounts:
          Checking accounts                                   24,149,622              2.32%
          Money market accounts                               11,117,680              3.64%
    Passbook and statement savings accounts                   27,699,834              2.84%
    Certificates of deposit                                  159,827,435              5.33%
                                                        ----------------    -----------------
               Total                                    $    229,340,603              4.48%
                                                        ================    =================

     Time deposits with balances of $100,000 or greater totaled approximately $29,700,000 and $29,579,000 at September 30, 1998 and 1997, respectively.

                                     F-16                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


     At September 30, 1998, the scheduled maturities of certificate accounts were as follows:

     Year ending September 30,
            1999                                       $   116,528,391
            2000                                            25,212,621
            2001                                            10,643,247
            2002                                             4,052,541
            2003                                             4,188,260
            2004                                                35,697
                                                       ---------------

           Total                                       $   160,660,757
                                                       ===============

     Interest expense on deposit accounts is summarized below:

                                                                YEARS ENDED SEPTEMBER 30,
                                                        1998             1997             1996
                                                   --------------    -------------   --------------
     Interest-bearing transaction accounts          $   1,004,155          898,330          770,911
     Passbook and statement savings accounts              797,752          815,816          827,802
     Certificate accounts                               8,529,092        8,028,892        7,851,701
                                                    --------------   -------------    --------------
             Total                                  $  10,330,999        9,743,038        9,450,414
                                                    ==============   =============    ==============

     On September 30, 1996, Congressional legislation was passed allowing a special assessment to be levied by the FDIC to recapitalize the Savings Association Insurance Fund ("SAIF"). The special assessment was based on the level of SAIF deposits a financial institution had as of March 31, 1995 subject to a 20% reduction for certain qualifying deposits. The Bank's special assessment in 1996 totaled $1,283,320.


(8)  ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA

     Advances from the FHLB of Atlanta at September 30, 1998 and 1997 totaled $20,000,000 and $1,000,000, respectively, at an interest rate of 5.39% and 5.57%, respectively. These advances will mature on February 13, 2008.

     At September 30, 1998 and 1997, the Bank had pledged all of its stock in the FHLB (see note 5) and entered into a security agreement with a blanket floating lien pledging all of its real estate loans to secure potential borrowings. Under an agreement with the FHLB, the Bank must have unencumbered collateral with principal balances, when discounted at 75% of the unpaid principal, at least equal to 100% of the Bank's FHLB advances.

                                     F-17                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


     Interest expense on FHLB advances during the years ended September 30, 1998, 1997 and 1996 was $740,439, $55,910 and $3,152 respectively.


(9)  NET WORTH AND REGULATORY MATTERS

     At September 30, 1998, retained income-substantially restricted included approximately $4,188,000 for which no provision for Federal income tax has been made. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reduction of such an amount for purposes other than to absorb bad debt losses could create taxable income in certain remote instances, which would be subject to the then current corporate income tax rate.

     The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Administrator, Savings Institutions Division, North Carolina Department of Commerce ("the Administrator"). The Bank must comply with the capital requirements of the FDIC and the Administrator. The FDIC requires the Bank to maintain minimum ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. To be "well capitalized," the FDIC requires ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets of 6% and 10%, respectively. Tier I capital consists of total net worth calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier I capital plus certain adjustments, the only one of which applicable to the Bank is the allowance for loan losses. Risk-weighted assets reflect the Bank's on- and off-balance sheet exposures after such exposures have been adjusted for their relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to a leverage capital requirement, which calls for a minimum ratio of Tier I capital (as defined above) to quarterly average total assets of 3%, and a ratio of 5% to be "well capitalized." The Administrator requires a net worth equal to at least 5% of assets.

     As summarized below, at September 30, 1998 and 1997, the Bank was in compliance with all of the aforementioned capital requirements.

     At September 30, 1998, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no events or conditions since the notification that management believes have changed the Bank's category.

                                     F-18                           (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


     As of September 30:

                                                                                               MINIMUM RATIOS
                                                                                    ------------------------------------
                                                                                                          TO BE "WELL
                                                                                      FOR CAPITAL       CAPITALIZED" FOR
                                         CAPITAL AMOUNT              RATIO              ADEQUACY       PROMPT CORRECTIVE
                                      ---------------------  --------------------
                                         1998       1997        1998      1997          PURPOSES        ACTION PURPOSES
                                      ---------  ----------  ---------  ---------   ---------------    -----------------
                                          (in thousands)
     Tier I Capital (to risk-
          weighted assets)            $ 25,873     23,049       14.53%    14.05%          4.00%                 6.00%
     Total Capital - Tier II
          (to risk-weighted
          assets)                       28,112     25,108       15.78%    15.30%          8.00%                10.00%
     Leverage - Tier I capital
          (to average assets)           25,873     23,049        9.13%     9.02%          4.00%                 5.00%
     Total Capital - (to
          fourth quarter
          average assets)               28,112     25,108        9.92%     9.82%          3.00%                 5.00%

(10) INCOME TAXES

     Components of income tax expense (benefit) consist of the following:

                                                               YEAR ENDED SEPTEMBER 30,
                                                   1998                 1997                1996
                                             ----------------     ----------------    ----------------
     Currently payable:
          Federal                             $  1,804,000              1,221,100             657,500
          State                                    159,000                 87,000              11,000
                                               ------------         --------------      --------------
                                                 1,963,000              1,308,100             668,500
                                               ------------         --------------      --------------

     Deferred:
          Federal                                 (486,000)               139,000             172,000
          State                                   (115,000)                    --                  --
                                               ------------         --------------      --------------
                                                  (601,000)               139,000             172,000
                                               ------------         --------------      --------------
               Total                          $  1,362,000              1,447,100             840,500
                                               ============         ==============      ==============

     Other assets include current income taxes receivable of $251,000 at September 30, 1998. Other liabilities include current income taxes payable of $76,000 at September 30, 1997.

                                     F-19                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


   A reconciliation of reported income tax expense for the years ended September 30 1998 and 1997, to the amount of the income tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34% follows:

                                                   1998       1997       1996
                                                 ---------  ---------  ---------
Income tax expense at statutory rate           $ 1,320,000  1,359,000    828,500
Increase in income taxes resulting from:
  State income taxes, net of federal benefit        29,000     57,000      7,000
  Other                                             13,000     31,100      5,000
                                                 ---------  ---------  ---------
                      Income tax expense       $ 1,362,000  1,447,100    840,500
                                                 =========  =========  =========

The significant components of deferred tax assets (liabilities) which are included in other assets, at September 30, 1998 and 1997, respectively, are:

                                                                                       1998                 1997
                                                                                ----------------     ----------------
Deferred tax assets:
     Allowance for loan losses                                                 $       1,079,000              851,000
     Loan fees deferred for financial reporting, net                                      52,000               49,000
     Deferred compensation                                                               750,000              369,000
     Other than temporary declines in value of
         securities available for sale                                                    97,000                   --
     Unrealized gains on investments securities available for sale                            --               47,000
     Other                                                                                 3,000                4,000
                                                                                ----------------     ----------------
                      Total gross deferred tax assets                                  1,981,000            1,320,000
                                                                                ----------------     ----------------
                      Less valuation allowance                                                --                   --
                                                                                ----------------     ----------------
                      Deferred tax assets net of valuation allowance                   1,981,000            1,320,000
                                                                                ----------------     ----------------
Deferred tax liabilities:
     Depreciable basis of fixed assets                                                  (288,000)            (270,000)
     Tax basis of FHLB stock                                                            (179,000)            (168,000)
     Loan fees                                                                          (231,000)            (158,000)
     Unrealized losses on investment securities available for sale                       (59,000)                  --
     Other                                                                               (17,000)             (12,000)
                                                                                ----------------     ----------------
                      Total gross deferred tax liabilities                              (774,000)            (608,000)
                                                                                ----------------     ----------------
                      Net deferred tax asset                                   $       1,207,000              712,000
                                                                                ================     ================

                                     F-20                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


     There is no valuation allowance for deferred tax assets as it is management's contention that realization of the deferred tax assets is more likely than not based upon the Bank's history of taxable income and estimates of future taxable income.

     The Bank is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs significantly from the provisions for loan and real estate owned losses for financial reporting purposes. Under FASB 109, the Bank is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 1998, includes approximately $4,188,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reductions of such amounts for purposes other than tax bad debt losses could create income for tax purposes in certain remote instances, which would be subject to the then current corporate income tax rate.


(11) RETIREMENT PLANS

     The Bank has two defined contribution retirement plans covering substantially all of its employees. Retirement costs are funded as accrued. Contributions to the plans are determined based upon specified percentages of annual salaries. Retirement expense for the years ended September 30, 1998, 1997, and 1996 was approximately $191,000, $207,000 and $215,000, respectively.

     Directors and certain executive officers participate in a deferred compensation plan which was approved by the Board of Directors on September 24, 1997. This plan generally provides for fixed payments beginning at age
     62. The plan provides for past service credits of up to nine years, with vesting of 100% and 60% at September 30, 1998 and 1997, respectively. In addition, an annual amount will be credited to the participants accounts in subsequent years which will be fully vested at all times. In future years, directors may elect to defer directors' fees and executive officers may defer 25% of their salary and 100% of bonus compensation. The expense related to these plans for the years ended September 30, 1998 and 1997 was $986,663 and $1,085,000, respectively, and is included in compensation expense. The related liabilities at September 30, 1998 and 1997 of approximately $1,085,000 and $2,072,000, respectively, are included in other liabilities.

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


(12) LEASING ARRANGEMENTS

     Rental expense was approximately $33,000 and $35,000 for the years ended September 30, 1998 and 1997, respectively. All leases are accounted for as operating leases. Minimum annual rents under noncancelable operating leases with remaining terms in excess of one year at September 30, 1998 are as follows:

                                                      OFFICE
                                                    PROPERTIES
                                                  --------------
     Year ending September 30,
                 1999                            $      15,000
                 2000                                   17,250
                 2001                                   18,000
                 2002                                   18,000
                 2003                                   18,000
                Thereafter                             127,500
                                                  --------------
                 Total                           $     213,750
                                                  ==============

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of September 30, 1998 and 1997, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                     F-22                            (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

     (A)  CASH AND CASH EQUIVALENTS

          The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

     (B)  INVESTMENT SECURITIES

          Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

     (C)  LOANS RECEIVABLE

          The carrying values of variable-rate loans and other loans with short-term characteristics were considered to approximate the fair values. For other loans, the fair values were calculated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality.

     (D)  DEPOSIT ACCOUNTS

          The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW, passbook, and money market deposits, was, by definition, equal to the amount payable on demand as of September 30, 1998 and 1997, respectively. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

     (E)  ADVANCES FROM THE FHLB

          The fair value of advances from the FHLB was estimated using discounted cash flow analyses, using interest rates currently offered for advances of similar remaining maturities.

                                      F-23                           (Continued)

                         1ST STATE BANK AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                  (With Independent Auditors' Report Thereon)


The estimated fair values of financial instruments are as follows:

                                                                            SEPTEMBER 30, 1998
                                                                  ------------------------------------
                                                                       CARRYING           ESTIMATED
                                                                        VALUE             FAIR VALUE
                                                                  ----------------    ----------------
Financial Assets:
     Cash and cash equivalents                                   $      31,077,054          31,077,054
     Investment securities                                              40,052,874          40,273,227
     Loans held for sale                                                 7,539,919           8,192,660
     Loans receivable, net of allowance for loan losses                196,782,275         201,783,429
     Federal Home Loan Bank stock                                        1,346,500           1,346,500
                                                                  ================    ================

Financial Liabilities:
     Deposit accounts                                            $     235,693,715         235,904,989
     Advances from the Federal Home Loan Bank                           20,000,000          21,038,755
                                                                  ================    ================
                                                                            SEPTEMBER 30, 1997
                                                                  ------------------------------------
                                                                       CARRYING           ESTIMATED
                                                                        VALUE             FAIR VALUE
                                                                   ----------------    ----------------
Financial Assets:
     Cash and cash equivalents                                   $      14,990,413          14,990,413
     Investment securities                                              34,801,287          34,859,547
     Loans held for sale                                                   684,438             684,438
     Loans receivable, net of allowance for loan losses                197,121,798         197,864,510
     Federal Home Loan Bank stock                                        1,281,200           1,281,200
                                                                  ================    ================

Financial Liabilities:
     Deposit accounts                                            $     229,340,603         229,704,672
     Advances from the Federal Home Loan Bank                            1,000,000           1,000,000
                                                                  ================    ================

At September 30, 1998 and 1997, the Bank had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no current fair market value.

SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include premises and equipment and certain intangible assets, such as customer relationships. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Bank.

                                   GLOSSARY

APB                                 Accounting Principles Board

Administrator                       Administrator, Savings Institutions
                                    Division, North Carolina Department of
                                    Commerce


BIF                                 Bank Insurance Fund of the FDIC

Commission                          State Banking Commission of North Carolina,
                                    as well as the State Banking Commissioner of North Carolina, whose powers are exercised under the supervision of the Commission


Eligible Account                    Savings account holders of 1st State Bank
Holders                             with account balances of at least $50.00 as
                                    of the close of business on December 31,
                                    1994


Exchange Act                        Securities Exchange Act of 1934, as amended


FASB                                Financial Accounting Standards Board

FDIC                                Federal Deposit Insurance Corporation

Federal Reserve Board               The Board of Governors of the Federal
                                    Reserve System


FHLB                                Federal Home Loan Bank

FHLMC                               Federal Home Loan Mortgage Corporation

FNMA                                Federal National Mortgage Association


GNMA                                Government National Mortgage Association


NASD                                National Association of Securities Dealers,
                                    Inc.

National Market                     National Market System operated by Nasdaq

NOW account                         Negotiable order of withdrawal account

Other Members                       Savings account holders (other than Eligible
                                    Account Holders and Supplemental Eligible
                                    Account Holders) and borrowers whose loans were outstanding on the Voting Record Date who are entitled to vote at the special meeting due to the existence of a savings account or a borrowing, respectively, on the Voting Record Date for the special meeting



SAIF                                Savings Association Insurance Fund of the
                                    FDIC

SEC                                 Securities and Exchange Commission

Securities Act                      Securities Act of 1933, as amended

SFAS Statement of Financial Accounting Standards adopted by FASB

Supplemental Eligible               Depositors, who are not Eligible Account
Account Holders                     Holders of 1st State Bank, with account
                                    balances of at least $50.00 on December 31,
                                    1998



Voting Record Date                  The close of business on ___________, 1999,
                                    the date for determining members of 1st
                                    State Bank entitled to vote at the special meeting

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by 1st State Bank, 1st State Bancorp, or Trident Securities. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by 1st State Bank, 1st State Bancorp, or Trident Securities nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of 1st State Bank or 1st State Bancorp, since any of the dates as of which information is furnished herein or since the date hereof.


                            1ST STATE BANCORP, INC.

                     (Holding Company for 1st State Bank)

                            UP TO 2,133,750 SHARES
                                 COMMON STOCK


                                  PROSPECTUS


                           TRIDENT SECURITIES,  INC.

                            DATED __________, 1999



                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                 AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL ________ __, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



          Legal Fees and Expenses........................  $  160,000
          Printing, Postage and Mailing..................     150,000
          Appraisal and Business Plan Fees and Expenses..      35,000
          Conversion Agent Fees and Expenses.............      25,000
          Transfer Agent Fees and Stock Certificates.....      15,000
          Accounting Fees and Expenses...................     125,000
          Blue Sky Filing Fees and Expenses
            (including counsel fees).....................      15,000
          Filing Fees (Administrator, Commissioner,
            SEC, and NASD)..............................       50,000
        *  Underwriter's Fees and Expenses...............     358,500
          Local Counsel..................................       5,000
          Other Expenses.................................     141,500
                                                           ----------
          Total..........................................  $1,080,000  **
                                                           ==========
-------------------------

* Calculation of Trident Securities' commissions assumes that the midpoint of the offering range is sold in the conversion and 8% of the stock is purchased by the employee stock ownership plan.

**  Assumes sale of 1,500,000 shares (the midpoint of the offering range).


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

     The Amended and Restated Certificate of Incorporation of 1st State Bank provides that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Savings Bank or any of its stockholders or otherwise for monetary damages for breach of any duty as director.

     In addition, Article IX of the Amended and Restated Bylaws of the Converted Bank state that any individual who at any time serves or has served as a director, officer, employee or agent of the Converted Bank, and any individual who serves or has served at the request of the Converted Bank as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Converted Bank to the fullest extent permitted by law against liability and litigation expense arising out of such status or activities in such capacity. Article IX of the Amended and Restated Bylaws of the Commercial Bank contain similar provisions.

     Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers of the Converted Bank and the Commercial Bank shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith,
(ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and
(y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding, or majority vote of a duly designated committee of the board of directors, special legal counsel, or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals. The Savings Bank currently maintains a directors and officers liability insurance policy.

     Directors, officers and employees of the Company may be entitled to benefit from the indemnification provisions contained in the Virginia Stock Corporation Act (the "VSCA") and the Holding Company's Articles of Incorporation. The general effect of these provisions is summarized below.

     In accordance with Sections 13.1-696 through 13.1-704 of the VSCA, a director or officer of the Company generally shall be indemnified in the defense of a proceeding if they are successful. A corporation may indemnify a director, officer, employee or agent under the circumstances in the preceding sentence and in other circumstances if (i) he conducted himself in good faith; and (ii) he believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the individual. The above standard of conduct is determined by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding, or majority vote of a duly designated committee of the board of directors, special legal counsel, or the shareholders as prescribed in Section 13.1-701.

     Sections 13.1-698 and 13.1-702 of the VSCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 13.1-700.1.

     In addition, Section 13.1-704 of the VSCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals, except an indemnity against willful misconduct or a knowing violation of criminal law.

     Article XVI of the Holding Company's Articles of Incorporation provides that the Holding Company shall indemnify, to the fullest extent permissible under the VSCA, any individual who is or was a director, officer, employee or agent of the Holding Company, and any individual who serves or served at the Holding Company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity. In addition, the Holding Company must pay reasonable expenses incurred by any person identified in the preceding sentence who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Holding Company of: (i) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification by the Holding Company as authorized in
Article XVI has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

     Article XVI further provides that the Holding Company shall purchase and maintain insurance on behalf of any person who holds or who has held any position as a director or officer of the Holding Company against any liability incurred by him or her in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him or her against such liability under Article XVI.

     The engagement letter dated July 24, 1998, between the Savings Bank and Ferguson provides for the indemnification of Ferguson and its employees under certain circumstances, in connection with the appraisal services rendered under the terms of that engagement letter. The engagement letter dated July 27, 1998, between the Savings Bank and Trident Securities provides for the indemnification of Trident Securities and its controlling persons under certain circumstances, in connection with the Conversion and Trident Securities' engagement under the engagement letter. The Sales Agency Agreement to be entered into between Trident Securities and the Company will provide for the indemnification of Trident Securities, its affiliates, and their respective officers, directors, employees, agents and controlling persons under certain circumstances.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

      NOT APPLICABLE.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

          The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

          (a) LIST OF EXHIBITS


*         1.1        Engagement Letter with Trident Securities, Inc.

          1.2        Form of Sales Agency Agreement with Trident Securities,
                     Inc.

          2          Plan of Conversion

*         3.1        Articles of Incorporation of 1st State Bancorp, Inc.

*         3.2        Bylaws of 1st State Bancorp, Inc.

*         4          Form of Common Stock Certificate of 1st State Bancorp,
                     Inc.

*         5          Opinion of Housley Kantarian & Bronstein, P.C. regarding
                     legality of securities being registered

          8.1        Federal Tax Opinion of Housley Kantarian & Bronstein,
                     P.C.

          8.2        State Tax Opinion of KPMG LLP

*         8.3        Opinion of Ferguson & Company as to the value of
                     subscription rights for tax purposes

          10.1 Proposed 1st State Bancorp, Inc. 1999 Stock Option and Incentive Plan

*         10.2       Proposed 1st State Bancorp, Inc. Management Recognition
                     Plan

*         10.3       Employment Agreements by and between 1st State Bank and
                     James C. McGill, A. Christine Baker and Fairfax C.
                     Reynolds

*         10.4       Form of Guaranty Agreement by and between 1st State
                     Bancorp, Inc. and James C. McGill, A. Christine Baker and
                     Fairfax C. Reynolds


*         10.5       1st State Bank Deferred Compensation Plan

*         23.1       Consent of Housley Kantarian & Bronstein, P.C. (contained
                     in opinions filed as Exhibits 5 and 8)

          23.2       Consent of KPMG LLP

          23.3       Consent of Ferguson & Company

          24 Power of Attorney (reference is made to the signature page of the Form S-1)

*         27         Financial Data Schedule

          99.1       Form of Proposed Stock Order Form and Form of Certification

*         99.2       Proxy Statement for Special Meeting of Members of 1st State
                     Bank; Form of Proxy

          99.3       Revised Miscellaneous Solicitation and Marketing
                     Materials

          99.4       Appraisal Reports as of October 30, 1998 and January 29,
                     1999
________________

*    Previously filed.


        (b)  FINANCIAL STATEMENT SCHEDULES.

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on January 29, 1999.

                              1ST STATE BANCORP, INC.



                              By: /s/ James C. McGill
                                  ----------------------------
                                  James C. McGill
                                  President




     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                               Title                                       Date
----------                               -----                                       ----
/s/James C. McGill                 President, Chief Executive Officer             January 29, 1999
------------------------           and Director (Principal Executive Officer)
James C. McGill

/s/ A. Christine Baker             Executive Vice President-Chief                 January 29, 1999
------------------------           Financial Officer, Secretary and
A. Christine Baker                 Treasurer (Principal Financial and
                                   Accounting Officer)


              *                    Chairman of the Board                          January 29, 1999
------------------------
Richard C. Keziah

              *                    Director                                       January 29, 1999
------------------------
James A. Barnwell, Jr.

              *                    Director                                       January 29, 1999
------------------------
Bernie C. Bean

              *                    Director                                       January 29, 1999
------------------------
James G. McClure

              *                    Director                                       January 29, 1999
------------------------
T. Scott Quakenbush

              *                    Director                                       January 29, 1999
------------------------
Richard H. Shirley

              *                    Director                                       January 29, 1999
------------------------
Virgil L. Stadler


*  By: /s/ James C. McGill                                 January 29, 1999
       -------------------
        James C. McGill
        Attorney-in-fact